                                                    Filed Pursuant to Rule 424b5
                                       Registration Statement Numbers: 333-68937
                                                                    333-68937-02

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 7, 1999)

                                8,800,000 Units

                               [CMS ENERGY LOGO]

                              CMS Energy Trust III
                             7 1/4% PEPS(SM) Units
         (Premium Equity Participating Security Units--PEPS(SM) Units)
                            ------------------------

EACH PEPS UNIT CONSISTS OF A PURCHASE CONTRACT ISSUED BY US AND A TRUST PREFERRED SECURITY DUE 2004 ISSUED BY CMS ENERGY TRUST III.

- THE PURCHASE CONTRACT WILL OBLIGATE YOU TO PURCHASE FROM US, NO LATER THAN AUGUST 18, 2003 FOR A PRICE OF $25, THE FOLLOWING NUMBER OF SHARES OF CMS ENERGY CORPORATION COMMON STOCK, $.01 PAR VALUE:

  - IF THE AVERAGE CLOSING PRICE OF OUR COMMON STOCK OVER THE 20-TRADING DAY PERIOD ENDING ON THE THIRD TRADING DAY PRIOR TO AUGUST 18, 2003 EQUALS OR EXCEEDS $30.403, .8223 SHARES;

  - IF THE AVERAGE CLOSING PRICE OF OUR COMMON STOCK OVER THE SAME PERIOD IS LESS THAN $30.403 BUT GREATER THAN $13.218, A NUMBER OF SHARES HAVING A VALUE, BASED ON THE 20-TRADING DAY AVERAGE CLOSING PRICE, EQUAL TO $25; AND

  - IF THE AVERAGE CLOSING PRICE OF OUR COMMON STOCK OVER THE SAME PERIOD IS LESS THAN OR EQUAL TO $13.218, 1.8913 SHARES.

- EACH TRUST PREFERRED SECURITY WILL HAVE A STATED LIQUIDATION AMOUNT OF $25 AND WILL REPRESENT AN UNDIVIDED BENEFICIAL INTEREST IN THE ASSETS OF THE TRUST. THE TRUST PREFERRED SECURITY WILL BE PLEDGED TO SECURE YOUR OBLIGATION TO PURCHASE OUR COMMON STOCK UNDER THE RELATED PURCHASE CONTRACT. YOU MAY USE THE PROCEEDS FROM THE REMARKETING OF YOUR TRUST PREFERRED SECURITY TO SATISFY YOUR PAYMENT OBLIGATIONS UNDER THE PURCHASE CONTRACT.

- THE TRUST PREFERRED SECURITY WILL PAY A CASH DISTRIBUTION AT A RATE OF 7.25% OF THE STATED LIQUIDATION AMOUNT PER YEAR, OR $1.8125, PRIOR TO AUGUST 18, 2003, AND AT A RESET RATE THAT MAY BE LESS THAN, EQUAL TO OR GREATER THAN 7.25% PER YEAR AFTER THAT DATE. THESE PAYMENTS WILL BE MADE ON FEBRUARY 18, MAY 18, AUGUST 18 AND NOVEMBER 18 OF EACH YEAR, BEGINNING NOVEMBER 18, 2000. WE WILL GUARANTEE THE PAYMENTS OF THE DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES TO THE EXTENT SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

- THE ASSETS OF THE TRUST WILL CONSIST SOLELY OF OUR SUBORDINATED DEFERRABLE NOTES MATURING ON AUGUST 18, 2004. WE MAY DEFER INTEREST PAYMENTS ON THE SUBORDINATED DEFERRABLE NOTES. ANY DEFERRED INTEREST PAYMENTS WILL BEAR ADDITIONAL INTEREST AT 7.25% UNTIL AUGUST 18, 2003 AND AT THE RESET RATE THEREAFTER. IF WE DEFER INTEREST PAYMENTS ON THE SUBORDINATED DEFERRABLE NOTES, THE TRUST WILL NOT HAVE FUNDS TO MAKE DISTRIBUTION PAYMENTS ON THE TRUST PREFERRED SECURITIES.
                            ------------------------

THE PEPS UNITS HAVE BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "CMS PRM".
                            ------------------------

INVESTING IN THE PEPS UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-25 OF THIS PROSPECTUS SUPPLEMENT.
                            ------------------------

                                                                            UNDERWRITING
                                                                PRICE TO    DISCOUNTS AND    PROCEEDS
                                                                 PUBLIC      COMMISSIONS    TO COMPANY
                                                              ------------  -------------  ------------
Per PEPS Unit...............................................     $25.00       See below       $25.00
Total.......................................................  $220,000,000    See below    $220,000,000

The Trust will not pay any underwriting commissions. We will pay underwriting commissions of $.7875 per PEPS Unit sold ($6,930,000 for all 8,800,000 PEPS Units and $7,875,000 if the over-allotment option referred to below is executed in full).

Any accumulated distributions on the trust preferred securities that are a part of the PEPS Units from August 22, 2000 will be added to the price to public.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We and the Trust have granted the underwriters a 30-day option to purchase up to 1,200,000 additional PEPS Units on the same terms and conditions set forth above solely to cover over-allotments, if any. Morgan Stanley & Co. Incorporated expects to deliver the PEPS Units to purchasers on or about August 22, 2000.

                            ------------------------

                          Joint Book-Running Managers

MORGAN STANLEY DEAN WITTER                        BANC OF AMERICA SECURITIES LLC
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE

August 17, 2000

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                   PAGE
---------------------                   ----
Summary..............................    S-3
Risk Factors.........................   S-25
Forward-Looking Information..........   S-32
Use of Proceeds......................   S-34
Ratio of Earnings to Fixed Charges...   S-34
Price Range of Common Stock and
  Dividends..........................   S-35
Capitalization.......................   S-39
The Company..........................   S-40
Accounting Treatment.................   S-45
Description of the PEPS Units........   S-45
Description of the Purchase
  Contracts..........................   S-49
Certain Provisions of the Purchase
  Contracts, the Purchase Contract
  Agreement and the Pledge
  Agreement..........................   S-56
Description of the Trust Preferred
  Securities.........................   S-59
Description of the Subordinated
  Deferrable Notes...................   S-67
Description of the Guarantee.........   S-71
Book Entry Systems...................   S-74
United States Federal Income Tax
  Consequences.......................   S-76
ERISA Considerations.................   S-82
Underwriters.........................   S-83
Legal Matters........................   S-84
Experts..............................   S-84
Unaudited Pro Forma Financial
  Information........................    F-1

PROSPECTUS                              PAGE
----------                              ----
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     3
CMS Energy Corporation...............     4
CMS Energy Trusts....................     6
Use of Proceeds......................     8
Ratio of Earnings to Fixed Charges
  and Ratio of Earnings to Fixed
  Charges and Preferred Stock
  Dividends..........................     8
Description of Securities............     9
Effect of Obligations Under the Debt
  Securities and the Guarantees......    24
Legal Opinions.......................    29
Experts..............................    29
Plan of Distribution.................    29

                           -------------------------

     You should rely only on the information contained in or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different from that contained in this document. We are offering to sell, and seeking offers to buy, the PEPS Units only in jurisdictions where offers and sales are permitted. The information contained in this document is accurate only as of the date hereof, regardless of the time of delivery of this document or of any sale of the PEPS Units.

                           FORWARD-LOOKING STATEMENTS

     The prospectus supplement and the accompanying base prospectus contain or incorporate by reference forward-looking statements. The factors identified under "Risk Factors" are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us (or our subsidiaries).

     Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we, or our management, express an expectation or belief as to future results, this expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "BELIEVE," "EXPECT," "ESTIMATE," "PROJECT," and "ANTICIPATE" or similar expressions identify forward-looking statements.

                                    SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this document before making an investment decision. The terms "CMS," "CMS Energy," "Company," "Our" and "We" as used in this prospectus supplement and the accompanying prospectus refer to CMS Energy Corporation and its subsidiaries.

     In this document, "Bcf" means billion cubic feet, "GWh" means gigawatt-hour, "KWh" means kilowatt-hour, "MBbls" means thousand barrels, "Mcf" means thousand cubic feet, "MMBoe" means million barrels of oil equivalent, "MMBbls" means million barrels, "MMcf" means million cubic feet, "MW" means megawatts, and "Tbtu" means trillion british thermal units.

                             CMS ENERGY CORPORATION

     CMS Energy is a leading diversified energy company operating in the United States and around the world. Our two principal subsidiaries are Consumers Energy Company ("Consumers") and CMS Enterprises Company ("Enterprises"). Consumers is a public utility that provides natural gas or electricity to almost 6 million of the approximately 9.5 million residents in Michigan's lower peninsula. Enterprises, through subsidiaries, is engaged in a wide range of diversified energy businesses in the United States and in approximately 20 countries on five continents.

     Our assets and services are broad and include electric and natural gas utility operations; independent power production; natural gas transmission, storage and processing; oil and gas exploration and production; international energy distribution; and marketing, services and trading. In 1999,

     - Consumers' electric utility owned and operated 31 electric generating plants with an aggregate of 6,252 MW of capacity and served 1.7 million customers in Michigan's lower peninsula;

     - Consumers' gas utility owned and operated over 25,000 miles of transmission and distribution lines throughout the lower peninsula of Michigan, providing natural gas to 1.6 million customers;

     - CMS Generation had ownership interests in approximately 41 independent power plants with 8,110 MW gross and 3,713 MW net capacity. The plants are located primarily in the U.S., Argentina, Australia, Chile, India, Morocco, and Thailand;

     - CMS Gas Transmission owned and operated over 21,300 miles of pipelines with a daily capacity of approximately 10.0 Bcf per day. The pipelines are located in the U.S., Argentina, Australia, Chile and Tunisia. It also owns extensive gathering systems and processing facilities;

     - CMS Oil and Gas had proved reserves of 248 MMBoe and exploration and production activities in the U.S., Venezuela, Colombia, the Republic of Congo, Cameroon, Equatorial Guinea and Tunisia;

     - CMS Electric and Gas, our international energy distribution subsidiary, owned energy distribution interests in Venezuela, Argentina and Brazil, serving approximately 464,000 customers and recording sales of approximately 3,000 GWh;

     - CMS Marketing, Services and Trading marketed 470 Bcf of gas, 3,709 GWh of electricity, 23 MMBbls of crude oil and 6.5 MMBbls of natural gas liquids; and

     - Our various subsidiaries currently have ownership interests in projects under construction or in advanced stages of development, including approximately 2,700 MW of electric generation, 2.5 Bcf per day of pipeline throughput, 2 MMBbls of storage capacity, a 2,500 metric tons per day methanol production facility, and conversion of a natural gas pipeline to an 800 mile liquids product pipeline.

     In 1999 we had consolidated operating revenue of $6.1 billion, pre-tax operating income of $912 million and net income of $277 million. For the six months ended June 30, 2000, we had consolidated operating revenue of $3.4 billion, pre-tax operating income of $498 million and net income of $161 million.

                               BUSINESS STRATEGY

     Our objective is to be a leading diversified energy company developing energy facilities and marketing energy and related services in the United States and selected world growth markets. The key elements of our strategy to achieve this objective are as follows:

     USE OUR NATURAL GAS PIPELINE BUSINESS FOR GROWTH OPPORTUNITIES ACROSS OUR OTHER BUSINESSES

     Our March 1999 acquisition of the Panhandle companies significantly enhanced our domestic natural gas pipeline business. We intend to use Panhandle as a platform for growth in the United States and derive added value through expansion opportunities for multiple CMS businesses. Our growth strategy around Panhandle includes enhancing the opportunities for other CMS businesses involved in electric power generation and distribution, mid-stream activities (gathering and processing), and exploration and production. By providing additional transportation, storage and other asset-based valued-added services to customers such as new gas fueled power plants, local distribution companies, industrials and end-users, marketers and others, we expect to expand our natural gas pipeline business. We also plan to convert certain Panhandle facilities to permit the throughput of liquid products.

     EFFECTIVELY IMPLEMENT THE MICHIGAN ELECTRIC RESTRUCTURING LEGISLATION

     Our Consumers subsidiary is a leading generator and distributor of electricity and distributor of natural gas in the lower peninsula of Michigan. After several years of discussion and uncertainty in the Michigan electric utility industry, in June 2000 the Michigan legislature enacted electric utility restructuring legislation. The legislation requires an immediate 5% rate reduction for residential customers that will reduce our annual revenues. However, the legislation will allow Consumers to offset the earnings impact of the 5% rate reduction after an order approving securitization is received from the Michigan Public Service Commission ("MPSC"). Ultimately, sale of the securitization bonds will be required for the full rate reduction offset to continue over the term of the bonds. The new legislation also provides for rate freezes and rate caps as more fully discussed below under "Recent Developments." In response, Consumers must develop cost-effective solutions to manage the challenges of the new legislation. For example, we intend to further intensify our efforts to manage costs including the management of fuel costs and purchased power costs in light of the rate freezes and rate caps.

     Without regard to the electric utility restructuring legislation, Consumers expects average annual growth of approximately 2.5% per year in electric system deliveries for the years 2000 to 2005 based on a steadily growing customer base. Also, Consumers currently anticipates gas deliveries, including gas customer choice deliveries (excluding transportation to the MCV Facility and off-system deliveries), to grow at an average annual rate of between 1% and 2% over the next five years based primarily on a steadily growing customer base.

     EXPAND THE RANGE OF ENERGY-RELATED SERVICES

     In addition to the delivery of electricity and natural gas, we offer a variety of energy-related services to electric and gas customers. These services focus upon appliance maintenance, home safety, commodity choice and assistance to customers purchasing heating, ventilation and air conditioning equipment. We will continue to look for additional growth opportunities in energy-related services for Consumers' customers.

     EXPAND PRESENCE IN SELECT HIGH GROWTH INTERNATIONAL MARKETS THROUGH OUR DIVERSIFIED ENERGY BUSINESSES

     We expect to continue to sharpen our geographic focus on key growth areas where we already have significant business concentrations and opportunities. These markets are India, the Middle East, South America and West Africa. In pursuing our global growth, we intend to make energy investments that provide expansion opportunities for multiple existing businesses. For example, we are seeking to exploit our West

Africa oil and gas reserves by expanding the undersea pipeline and onshore processing facilities at that location. We will use the gas from the processing plant in a new methanol plant and in a gas-fired power plant in West Africa. Our gas pipelines in South America are being extended to carry fuel for power plants in the area. In addition, we are a partner in the first independent power and water project in the United Arab Emirates and we are building our third power plant in India.

     OPTIMIZE OUR ASSETS THROUGH THE MARKETING, SERVICES AND TRADING BUSINESS

     We intend to use our marketing, services and trading business to improve the return on our other businesses. This means that we plan to continue centralizing the marketing of energy products produced by our various non-utility businesses. Other strategies include expanding our industrial and commercial energy services to enhance our commodity marketing business and developing risk management products that address customer needs.

     CONTINUE MANAGEMENT OF OUR ASSET PORTFOLIO

     In February 2000, we announced a financial plan to strengthen our balance sheet, reduce fixed charges and enhance earnings per share growth. As a part of the plan, we identified for possible sale certain assets that we expect to contribute little or no earnings benefit in the short to medium terms. With the sale of certain of these assets, our goal is to generate approximately $1 billion of asset sale proceeds and $400 million of consolidated project debt eliminations from asset sales by year-end 2000.

     We also intend to enhance our long-term growth through an active portfolio management program that entails the ongoing sale of assets. We expect to reinvest the proceeds from this program in assets having greater potential for synergies with our existing or planned assets. In particular, we are reviewing our options regarding certain assets performing below prior expectations, including generating assets in Argentina. We also continue to seek improvement in the operating efficiency and profitability of all assets retained in our portfolio.

                              RECENT DEVELOPMENTS

CMS ENERGY

     Second Quarter Results. On August 3, 2000, we reported second quarter 2000 consolidated net income of $81 million, compared to $75 million in the same quarter of 1999. Earnings per diluted share were $.72, compared to $.67 per diluted share earned in the second quarter of 1999. Second quarter results include $.13 per share of gains from asset sales which exceed the amount we expect to sustain in future years. Second quarter operating revenue totaled $1.6 billion, up 20% from $1.3 billion in the second quarter of 1999.

     For the first six months of 2000, consolidated net income totaled $161 million, or $1.42 per diluted share, compared to $173 million, or $1.48 per diluted share, for the same period in 1999. Operating revenue for the first half of 2000 totaled $3.4 billion, up 19% from $2.9 billion in the first half of 1999.

     The second quarter earnings reflect strong operating performance of our diversified energy businesses, including independent power production, gas transmission and storage, and international energy distribution, as well as gains on the sale of non-strategic assets. These results were partially offset by lower electric and gas utility earnings. The lower electric utility earnings resulted from recently enacted legislation that reduced residential electric rates by 5%. In future periods, after the MPSC issues an order in Consumers' securitization case, the reduced earnings are expected to be offset by savings realized from securitization recently authorized by legislation.

     In December 1997, the MPSC approved Consumers' application to implement, effective April 1, 1998, a gas customer choice pilot program that was designed to encourage Consumers to minimize its purchased natural gas commodity costs while providing rate stability for its customers. The pilot program ends on March 31, 2001. This three-year program, among other things, freezes gas distribution rates through

March 31, 2001, establishing a delivered gas commodity cost at a fixed rate of $2.84 per Mcf. During the first two years of the pilot program, Consumers realized a benefit of $45 million as delivered gas commodity prices were below the $2.84 per Mcf level collected from customers. Recent significant increases in gas prices have exposed Consumers to gas commodity losses during the last year of the program that ends March 31, 2001. Estimated loss of earnings for this last year of the program could range from $45 million to $135 million, of which Consumers has already recognized $45 million in the second quarter 2000 as a regulatory obligation. Under the provisions of the pilot program, Consumers has the right to request termination of the program at any time and to return to a gas cost recovery mechanism, pursuant to which the customer gas commodity prices would increase significantly from the current frozen rate. As an alternative to exercising that right, Consumers is considering an approach that, if approved by the MPSC, would potentially avoid further losses any greater than the $45 million already recognized and mitigate the customer rate increases that would otherwise result. It is expected that such an approach could be implemented this fall.

     Sale of Assets. In June 2000 we closed the sale of the Lakewood cogeneration plant located in New Jersey. During that same month we sold the stock representing our 14% working interest in oil reserves located in Ecuador's Oriente Basin. As of August 1, 2000, we completed the sale of five assets resulting in approximately $850 million of cash proceeds and associated debt reduction of consolidated project debt this year.

     Loy Yang A. In February 2000, due to extreme price competition and unpredictability in the Australian energy market, we announced an intention to sell our interest in Loy Yang A, a power generation facility in Australia. The amount that we ultimately realize from the sale of Loy Yang A could be materially less than the approximate $500 million investment amount currently reflected as an asset on the balance sheet.

CONSUMERS

     Regulatory Matters. Since 1997, repeated efforts have been made in the Michigan legislature to enact electric restructuring legislation. On June 3, 2000, these efforts resulted in the passage of the "Customer Choice and Reliability Act," which became effective June 5, 2000. This Act:

     - permits all customers to exercise choice of electric generation suppliers by January 1, 2002;

     - cuts residential electric rates by 5%;

     - freezes all electric rates through December 31, 2003, and establishes a rate cap for residential customers through at least December 31, 2005, and a rate cap for small commercial and industrial customers through at least December 31, 2004, all of which precludes Consumers from recovering any cost increases by raising rates, including those associated with rising fuel and purchased power prices;

     - allows for the recovery of stranded costs and implementation costs;

     - allows for securitization of stranded costs to offset the 5% residential rate reduction;

     - establishes a market power test that may require the transfer of control of a portion of generation resources in excess of that required to serve firm retail sales load, however, Consumers is presently in compliance with this requirement;

     - requires Michigan utilities to join a regional multi-state transmission system organization approved by the Federal Energy Regulatory Commission ("FERC") or divest its interest in transmission facilities to an independent transmission owner, however, Consumers has been participating for the past two years in the development of a regional transmission organization that would satisfy this requirement once it receives FERC approval (although Consumers is also evaluating other options); and

     - requires the expansion of available transmission capacity in the state of Michigan by at least 2,000 MW by January 1, 2003, of which Consumers must work jointly with Detroit Edison and American Electric Power to accomplish, and of which Consumers has included its share as a part of its capital budget.

     On July 5, 2000, Consumers filed an application with the MPSC to begin the securitization process for approximately $470 million in qualified costs, in compliance with the Act and related securitization laws. Securitization typically involves the issuance of bonds with a high credit rating. The MPSC approval of the application will not increase current electric rates for any of Consumers' customers, but will allow Consumers to offset the earnings impact of the 5% rate reduction that was implemented for the utility's 1.5 million residential electric customers in June as required by the Acts. Ultimately, sale of the securitization bonds will be required for the full rate reduction offset to continue over the expected term of the bonds. The application requests that the MPSC find that Consumers' Palisades nuclear plant capital costs (net of depreciation) and other regulatory assets be identified as "qualified costs" and therefore eligible for securitization. Absent appeals, Consumers anticipates that securitization bonds will be issued at the earliest by the end of 2000.

     In June 2000, the Michigan Court of Appeals issued an opinion relating to consolidated MPSC restructuring orders which preceded the enactment of the Customer Choice and Electricity Reliability Act. The opinion primarily involves issues that the Act has rendered moot.

     In 1997, ABATE, an association of large industrial customers, filed a complaint with the MPSC. The complaint alleged that Consumers' electric earnings were more than its authorized rate of return and sought an immediate reduction in Consumers' electric rates that approximated $189 million annually. As a result of the passage of the rate freeze imposed by the Act, the MPSC issued an order on June 19, 2000 dismissing the ABATE complaint. On July 12, 2000, ABATE filed with the MPSC a petition for a rehearing.

     Before 1998, the Power Supply Cost Recovery ("PSCR") process provided for the reconciliation of actual power supply costs with power supply revenues. This process assured recovery of all reasonable and prudent power supply costs actually incurred by Consumers, such as, the actual cost of fuel, interchange power and purchased power. In 1998, as part of the electric restructuring efforts, the MPSC suspended the PSCR process through December 31, 2001. Under the suspension, the MPSC would not grant adjustment of customer rates through 2001. In March 2000, Consumers filed an application with the MPSC requesting reinstatement of the PSCR clause, approval of a PSCR plan, and authorization of monthly PSCR factors from July 2000 through June 2001. As a result of the rate freeze imposed by the Act, the MPSC issued an order on June 19, 2000 dismissing this application.
                           -------------------------

     We were incorporated in Michigan in 1987 and our world wide web address is http://www.cmsenergy.com. Our web site is not part of this prospectus supplement. Our telephone number is (313) 436-9200.

                                  THE OFFERING

Each PEPS Unit consists of a
purchase contract and a trust
preferred security.................    We are offering 8,800,000 7 1/4% Premium
                                       Equity Participating Security
                                       Units--PEPS(SM) Units. The stated amount and issue price of each PEPS Unit is $25.

                                       Each PEPS Unit consists of two parts:

                                       - a purchase contract for shares of our
                                         common stock, $.01 par value; and

                                       - a trust preferred security issued by
                                         CMS Energy Trust III.

                                       The trust preferred security will be
                                       pledged to secure the PEPS Unit holder's obligation to us under the purchase contract to purchase shares of our common stock.

                                       You will receive from each PEPS Unit:

                                       - cash distributions on the trust
                                         preferred security at the rate of 7.25%
                                         per year, or $1.8125 per year, paid
                                         quarterly; and

                                       - on August 18, 2003, between .8223 and
                                         1.8913 shares of our common stock,
                                         depending on the average closing price
                                         of our common stock over the 20-trading
                                         day period ending on the third trading
                                         day prior to August 18, 2003.

You will be required under the
purchase contract to purchase our
common stock on or prior to August
18, 2003...........................    We will enter into a purchase contract
                                       agreement with The Bank of New York,
                                       which will act as agent for all of the
                                       holders of the PEPS Units (as well as the holders of the Treasury PEPS Units discussed below). For each PEPS Unit that you purchase a contract will be issued under the purchase contract agreement, which creates a contractual arrangement between you and us for the purchase of shares of our common stock. We refer to this contract as a "purchase contract."
                                       Under each purchase contract, you will be obligated to purchase, at an aggregate purchase price of $25 for each of your PEPS Units, a variable number of shares of our common stock. You will not be obligated to pay the purchase price until August 18, 2003, which has been set as the "purchase contract settlement date" and you will not receive shares of our common stock until you have settled your purchase contract. You will have the option of settling your purchase contract by settling early, by settling with cash or by applying the proceeds from the remarketing of your trust preferred security, as more fully described later under "Description of the Purchase
                                       Contracts" in this prospectus supplement.

                                       The number of shares of our common stock that you will be entitled to receive on the purchase contract settlement date will depend on the average closing price of a share of our common stock over a 20-trading day period ending on the third trading day prior to the purchase contract settlement date. Until you actually purchase the shares of our common stock, your obligation to pay the $25 purchase price will be secured by the trust preferred security that is part of your PEPS Unit, which will be pledged to our collateral agent as collateral. You may substitute as collateral a U.S. treasury security for the trust preferred security. See "Description of the PEPS Units--Creating Treasury PEPS Units by Substituting a Treasury Security for Trust Preferred Securities" in this prospectus supplement.

The trust preferred security will
mature on August 18, 2004..........    In addition to the purchase contract,
                                       each PEPS Unit will also include a trust preferred security that represents an undivided beneficial interest in the assets of the Trust. The Trust will pay you cash distributions of $.4531 each quarter (which is equal to 7.25% per year of the $25 stated liquidation amount) on your trust preferred security, provided that the first distribution will cover a period of less than three months and will therefore be proportionately less than the regular quarterly distribution.
                                       Distributions will accumulate from the
                                       date the PEPS Units are issued and will
                                       continue until August 18, 2004. If you
                                       continue to own your trust preferred
                                       security after the purchase contract
                                       settlement date, the Trust will pay you
                                       distributions on your trust preferred
                                       security from August 18, 2003 until
                                       August 18, 2004, at a reset rate that is described in more detail later in this prospectus supplement. The Trust will pay distributions only when it has funds available for payment. The Trust's sole source of funds for distributions are the payments of interest we make on the subordinated deferrable notes that the
                                       Trust will hold. We have the right to
                                       defer interest on the subordinated
                                       deferrable notes, in which case
                                       distributions on the trust preferred
                                       securities will also be deferred.
                                       Distributions not paid on the scheduled
                                       payment date will accumulate and compound quarterly at the rate of 7.25% per year through and including August 18, 2003, and at the reset rate thereafter.

The guarantee......................    We will guarantee the payment of
                                       distributions on the trust preferred
                                       securities and the payment of the
                                       redemption price of the trust preferred
                                       securities, to the extent that the Trust has funds available for payment. Taken together with our obligations under the subordinated deferrable notes and the related indenture, this guarantee effectively provides a full, irrevocable and unconditional guarantee of the trust preferred securities.

                                       You can find more information about this guarantee arrangement under the heading "Description of the Guarantee" in this prospectus supplement.

The trust preferred security will
be pledged as collateral under the
pledge arrangement.................    When you purchase a PEPS Unit, the trust
                                       preferred security that is part of that
                                       PEPS Unit will be pledged as collateral
                                       to secure your obligation to purchase our common stock on or prior to August 18, 2003 under the related purchase contract.
                                       We will enter into a pledge agreement
                                       under which The Chase Manhattan Bank will act as collateral agent and hold your trust preferred security until the $25 purchase price under the purchase contract has been paid. Even though your trust preferred security will be pledged as collateral, you will be the beneficial owner of it.

You may settle the purchase
contract by paying cash or using
the proceeds from the remarketing
of the trust preferred
securities.........................    Under the purchase contract that is part
                                       of each PEPS Unit, you will be obligated to pay, on or prior to August 18, 2003, $25 to purchase shares of our common stock. To satisfy this obligation and at the same time release your related trust preferred security from the pledge, you may deliver at any time until the seventh business day preceding August 18, 2003 a cash payment of $25 for every purchase contract you wish to settle and receive shares of our common stock on the purchase contract settlement date at the applicable settlement rate. If you do not pay cash, your trust preferred securities held as collateral under the pledge arrangement will be sold or "remarketed" to the public for a price equal to $25.125. Morgan Stanley & Co.
                                       Incorporated will act as the remarketing agent. If you are a Treasury PEPS Unit holder you must settle your purchase contracts with cash in groups of 40 purchase contracts.

If you pay cash to settle your
purchase contract, your trust
preferred security will be released
from the pledge arrangement........    If you choose not to participate in the
                                       remarketing and instead pay cash for your shares of our common stock, then:

                                       - you must pay $25 in cash to us under
                                         each purchase contract;

                                       - we will deliver to you the number of
                                         shares of our common stock determined
                                         based on the applicable settlement rate
                                         on the purchase contract settlement
                                         date; and

                                       - your trust preferred security will be
                                         released from the pledge arrangement
                                         and delivered to you. Starting on
                                         August 18, 2003, the settlement date of
                                         the remarketing, and continuing until
                                         August 18, 2004,
                                         distributions on the trust preferred
                                         security will be payable at the reset
                                         rate that will be determined by the
                                         remarketing agent in the remarketing.

If you do not pay cash under your
purchase contract, your trust
preferred security will be
remarketed.........................    On the third business day prior to the
                                       purchase contract settlement date, the
                                       remarketing agent will remarket the trust preferred securities of those holders of PEPS Units who have not delivered cash payments for the shares of our common stock by the seventh business day preceding August 18, 2003.

If you hold a trust preferred
security that is not part of a PEPS
Unit, you may choose to have it
remarketed.........................    If you hold a trust preferred security
                                       that is not part of a PEPS Unit, you may choose to have your trust preferred security remarketed in the remarketing.
                                       PEPS Unit holders who have created
                                       Treasury PEPS Units or who have settled
                                       their purchase contracts early may make
                                       such an election, as more fully described in this prospectus supplement.

The reset rate will be determined
by the remarketing agent...........    After the trust preferred securities have
                                       been remarketed, the distribution rate on the trust preferred securities will be the rate determined by the remarketing agent in the remarketing, the "reset rate."

If the remarketing succeeds, the
remarketed trust preferred
securities will be sold and, if you
are a PEPS Unit holder, you will
receive our common stock...........    If you do not notify the purchase
                                       contract agent that you will pay cash for the shares of our common stock by 5:00 p.m., New York City time, on the seventh business day prior to the purchase contract settlement date, or if you notify the purchase contract agent that you will pay cash but you do not deliver the cash by 11:00 a.m., New York City time, on the fifth business day preceding the purchase contract settlement date, your trust preferred securities will be remarketed.

                                       - On the third trading day prior to the
                                         purchase contract settlement date, the
                                         remarketing agent will use reasonable
                                         efforts to sell your trust preferred
                                         security, together with all other trust
                                         preferred securities being remarketed.
                                         If the market value of the trust
                                         preferred securities immediately prior
                                         to the remarketing is greater than or
                                         less than $25.125 per trust preferred
                                         security, then the remarketing agent
                                         will adjust the distribution rate on
                                         the trust preferred securities so that
                                         the market value will be equal to
                                         $25.125 per trust preferred security at
                                         the time of the remarketing.

                                       - If the remarketing is successful, then
                                         your trust preferred security will be
                                         sold. Of the proceeds:

                                         - $25 will be delivered to us as
                                           payment for the shares of our common
                                           stock;

                                         - $.125 will be paid as a remarketing
                                           fee to the remarketing agent; and

                                         - if you are a PEPS Unit holder, you
                                           will receive shares of our common
                                           stock.

If the remarketing fails and you
are a PEPS Unit holder, we may take
possession of your trust preferred
security...........................    If the remarketing agent is unable to
                                       remarket the trust preferred securities
                                       we will exercise our rights as a secured party, and we will take possession of your trust preferred security. Your obligation to purchase shares of our common stock would then be fully satisfied, and you will receive the shares of our common stock.

Upon settlement, you will receive a
number of shares of our common
stock equal to the settlement
rate...............................    Unless you elect to settle your purchase
                                       contract early, the number of shares of
                                       our common stock you will receive under
                                       your purchase contract will depend on the average of the closing price per share of our common stock as reported on the New
                                       York Stock Exchange for the 20-trading
                                       day period ending on the third trading
                                       day prior to the purchase contract
                                       settlement date.

                                       The number of shares of our common stock you will receive for each purchase contract will be determined as follows:

                                       - if the average closing price during the
                                         20-trading day period equals or exceeds
                                         $30.403, you will receive .8223 shares
                                         of our common stock;

                                       - if the average closing price during the
                                         20-trading day period is less than
                                         $30.403 but greater than $13.218, you
                                         will receive a number of shares of our
                                         common stock having a value, based on
                                         the average closing price during that
                                         period, equal to $25; and

                                       - if the average closing price during the
                                         20-trading day period is less than or
                                         equal to $13.218, you will receive
                                         1.8913 shares of our common stock.

                                       During the term of the PEPS Units, we
                                       will adjust the settlement rate to
                                       reflect the occurrence of certain stock
                                       dividends, stock splits and other
                                       specified transactions that could affect the number of shares issuable upon the settlement of the purchase contract. See "Description of the Purchase
                                       Contracts--Anti-Dilution Adjustments."

You can create Treasury PEPS Units
by substituting a treasury security
for trust preferred securities.....    For every 40 PEPS Units you own, you may
                                       create 40 Treasury PEPS Units by
                                       substituting U.S. treasury securities for the trust preferred securities that are a part of the PEPS Units.

                                       A Treasury PEPS Unit will consist of:

                                       - a purchase contract for shares of our
                                         common stock that is identical to the
                                         purchase contract that is a part of the
                                         PEPS Unit; and

                                       - a 1/40 undivided beneficial ownership
                                         interest in a zero-coupon U.S. treasury
                                         security (CUSIP No. 912820BG1), the
                                         "treasury security," that has a
                                         principal amount at maturity of $1,000,
                                         and matures on August 15, 2003, the
                                         business day prior to the purchase
                                         contract settlement date.

                                       To create Treasury PEPS Units, you must:

                                       - for each group of 40 Treasury PEPS
                                         Units you wish to create, transfer the
                                         treasury security to The Chase
                                         Manhattan Bank, which is acting as the
                                         securities intermediary under the
                                         pledge agreement. The treasury security
                                         will become the collateral supporting
                                         your obligation to purchase shares of
                                         our common stock, and the collateral
                                         agent will release the 40 trust
                                         preferred securities from the pledge.
                                         Those trust preferred securities then
                                         will be separately tradable and will no
                                         longer be a part of a PEPS Unit or a
                                         Treasury PEPS Unit; and

                                       - pay to the collateral agent any fees or
                                         expenses incurred in connection with
                                         the substitution.

                                       You may substitute a treasury security
                                       for trust preferred securities at any
                                       time prior to or on the seventh business day preceding August 18, 2003. Distributions will continue to be made on the trust preferred security. Because each treasury security has a principal amount at maturity of $1,000, you may substitute Treasury PEPS Units for PEPS Units only in multiples of 40. For each group of 40 PEPS Units you own, after substitution of the U.S. treasury securities for the trust preferred securities that are part of the 40 PEPS Units, you will receive 40 Treasury PEPS Units.

A Treasury PEPS Unit holder will be
required to accrue original issue
discount on the Treasury PEPS Unit
and will not receive any cash
payments on the Treasury PEPS
Unit...............................    If you own Treasury PEPS Units, because
                                       the treasury security included in the
                                       Treasury PEPS Units is a zero-coupon
                                       security, you will generally be required for U.S.

                                       federal income tax purposes to include in gross income each year your allocable share of original issue discount or acquisition discount on the treasury security that accrues in such year. You will not, however, receive any payments on the Treasury PEPS Units. See "United States Federal Income Tax Consequences" in this prospectus supplement.

                                       So long as you continue to own any trust preferred securities, whether as part of a PEPS Unit or as a separate security, you will receive distributions on them, separately from the Treasury PEPS Units.

You can recreate PEPS Units........    If you own 40 Treasury PEPS Units, you
                                       may recreate 40 PEPS Units at any time
                                       prior to or on the seventh business day
                                       preceding August 18, 2003. Because the
                                       treasury security has a principal amount at maturity of $1,000, you must recreate
                                       PEPS Units from Treasury PEPS Units in
                                       multiples of 40. For each group of 40
                                       Treasury PEPS Units you submit, you will receive 40 PEPS Units.

                                       To recreate PEPS Units, you must:

                                       - for each group of 40 PEPS Units you
                                         wish to recreate, transfer 40 trust
                                         preferred securities to the securities
                                         intermediary. The securities
                                         intermediary then will deposit the
                                         trust preferred securities in the
                                         collateral account maintained under the
                                         pledge arrangement. The 40 trust
                                         preferred securities will become the
                                         collateral supporting your obligation
                                         to purchase the shares of our common
                                         stock, and the collateral agent will
                                         release the treasury security from the
                                         pledge. That treasury security then
                                         will be separately tradable and will
                                         not be part of any PEPS Unit; and

                                       - pay to the collateral agent any fees or
                                         expenses incurred in connection with
                                         the substitution.

You may settle the purchase
contracts of Treasury PEPS Units by
paying cash or having the proceeds
of the pledged treasury security
applied............................    Unless you notify the purchase contract
                                       agent that you will pay cash for the
                                       shares of our common stock, upon
                                       settlement of the purchase contracts
                                       related to the Treasury PEPS Units, we
                                       will receive the proceeds of the treasury security being held as collateral under the pledge arrangement. This will satisfy your obligation to deliver the purchase price for the shares of our common stock, and you will receive the shares of our common stock.

You may settle the purchase
contract early.....................    You may satisfy your obligation to
                                       purchase shares of our common stock under your purchase contract at any time prior to 5:00 p.m., New York City time, on the seventh business day preceding the purchase contract settlement date.

                                       If you choose to settle early:

                                       - you must deliver to the purchase
                                         contract agent a notice indicating your
                                         election to "settle early";

                                       - you must deliver to the purchase
                                         contract agent a cash payment of $25
                                         for each purchase contract being
                                         settled prior to 5:00 p.m., New York
                                         City time, on the seventh business day
                                         preceding the purchase contract
                                         settlement date;

                                       - you will receive, for each PEPS Unit or
                                         Treasury PEPS Unit you surrender, both:

                                         -  .8223 shares of our common stock,
                                            regardless of the market price of
                                            the shares of our common stock on
                                            the date of early settlement,
                                            subject to anti-dilution
                                            adjustments; and

                                         -  your trust preferred security (if
                                            you are settling a PEPS Unit) or a
                                            1/40 undivided beneficial interest
                                            in a treasury security (if you are
                                            settling a Treasury PEPS Unit); and

                                       - you will retain the right to have your
                                         trust preferred securities remarketed.

                                       You may settle Treasury PEPS Units early only in multiples of 40 Treasury PEPS Units.

If you hold PEPS Units and a cash
merger event occurs, you may settle
the related purchase contracts in
cash or have the underlying trust
preferred securities applied to
settle the purchase contracts......    Generally, if a consolidation or merger
                                       involving us occurs in which 30% or more of the total consideration given to our shareholders is cash and which closes before July 1, 2003 (a "cash merger event"), then you will be able to settle the purchase contracts related to your PEPS Units early, either in cash or by having the related trust preferred securities applied, at the applicable settlement rate. See "Description of the Purchase Contracts--Early Settlement in the Event of a Cash Merger."

                                       If you have the related trust preferred
                                       securities applied to settle the purchase contracts, they will be redeemed by the Trust at a make-whole price that will be the sum of the stated liquidation amount of the trust preferred securities and the present value of scheduled future distributions on the trust preferred securities, assuming a redemption date of August 18, 2003, plus accumulated and unpaid distributions to date. See "Description of the Trust Preferred Securities--Early Redemption in the Event of a Cash Merger." After applying amounts owed to us to settle your obligations under the purchase contracts, any remaining redemption proceeds will be paid to you.

If a cash merger event occurs, you
may elect to have any trust
preferred securities that you hold
separately from PEPS Units redeemed
at the make-whole price............    If you hold trust preferred securities
                                       that are not part of PEPS Units and a
                                       cash merger event occurs that allows for an early settlement on purchase contracts you may elect to have some or all of them redeemed at the make-whole price.

If you elect to have your trust
preferred securities that are not
part of PEPS Units remarketed and
the remarketing fails, you will
retain possession of your trust
preferred securities and the reset
rate will be determined pursuant to
a formula..........................    If the remarketing agent cannot remarket
                                       the trust preferred securities by three
                                       business days prior to the purchase
                                       contract settlement date, you will retain possession of your trust preferred securities and the reset rate will be determined pursuant to a formula described under "Description of the Trust
                                       Preferred Securities--Failed Remarketing" in this prospectus supplement.

Interest payments on the
subordinated deferrable notes......    The Trust will use all the proceeds from
                                       the sale of its common securities and the trust preferred securities, collectively, the "trust securities," to purchase the subordinated deferrable notes from us.
                                       The subordinated deferrable notes will be the sole assets of the Trust. We will pay interest at a rate of 7.25% on the subordinated deferrable notes to the
                                       Trust on a quarterly basis. The Trust
                                       will use those interest payments to pay
                                       distributions on the trust preferred
                                       securities. We have the right to defer
                                       interest payments on the subordinated
                                       deferrable notes in which case the Trust will not have any funds to pay distributions on the trust preferred securities and the trustee and the Trust will therefore defer payments on the trust preferred securities. We will pay to the Trust additional interest on any deferred interest payments at the current rate (compounded quarterly). In connection with a resetting of the distribution rate on the trust preferred securities, the interest rate on the subordinated deferrable notes will reset to equal the reset rate on the trust preferred securities.

Substitution of treasury portfolio
upon tax event.....................    If the tax laws change or are interpreted
                                       in a way that adversely affects the tax
                                       treatment of the Trust or the
                                       subordinated deferrable notes, then we as issuer of the subordinated deferrable notes, may elect to redeem the subordinated deferrable notes held by the Trust. If the subordinated deferrable notes are redeemed before August 15, 2003, the money received from the redemption will be used to purchase a treasury portfolio of zero-coupon U.S.
                                       treasury securities that mature on or
                                       prior to

                                       August 15, 2003, and the Trust will be
                                       dissolved. The treasury portfolio will
                                       replace the trust preferred securities as the collateral securing your obligations to purchase our common stock under the purchase contracts. If the subordinated deferrable notes are redeemed, then each PEPS Unit will consist of a purchase contract for our common stock and an ownership interest in the treasury portfolio.

Distribution of the subordinated
deferrable notes...................    We may dissolve the Trust at any time if
                                       certain conditions are met. If the Trust is dissolved after the purchase contract settlement date (other than as a result of the redemption of the subordinated deferrable notes) and you continue to hold trust preferred securities, you will receive your pro rata share of the subordinated deferrable notes held by the Trust (after any creditors of the Trust have been paid). If the Trust is dissolved prior to the purchase contract settlement date, then these subordinated deferrable notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our common stock under your purchase contracts.

Investing in the PEPS Units is not
the equivalent of investing in our
common stock.......................    The distributions on the trust preferred
                                       securities will be paid at a rate per
                                       year that is greater than the current
                                       dividend yield on our common stock. In
                                       addition, because the number of shares of our common stock that you will receive upon settlement of the purchase contracts may decline by approximately 13% as the applicable market value increases, the
                                       PEPS Units give you less opportunity for equity appreciation than you would have if you invested directly in our common stock.

The purchase contracts will
terminate upon our bankruptcy......    The purchase contracts will terminate
                                       automatically if certain bankruptcy,
                                       insolvency or reorganization events occur with respect to us. If the purchase contracts terminate upon one of these events, then your rights and obligations under your purchase contract also will terminate, including your obligation to pay for, and your right to receive, shares of our common stock. Upon termination, you will receive your trust preferred security or your treasury security, as the case may be, free of our security interest.

Application has been made to list
the PEPS Units on the New York
Stock Exchange.....................    Application has been made to list the
                                       PEPS Units on the New York Stock Exchange under the symbol "CMS PrM".

                                       If Treasury PEPS Units are created and
                                       then traded at a volume that satisfies
                                       applicable exchange listing
                                       requirements, we will try to list them on the national securities exchanges or associations on which the PEPS Units are then listed or quoted. We, however, have no obligation to do so.

The symbol for our common stock on
the New York Stock Exchange........    CMS

Summary of United States federal
income tax consequences............    Because a PEPS Unit will consist of a
                                       purchase contract and a trust preferred
                                       security, the purchase price of each PEPS
                                       Unit will be allocated between the
                                       purchase contract and the related trust
                                       preferred security in proportion to their relative fair market values at the time of purchase. We expect that, at the date of issuance of the PEPS Units, the fair market value of each purchase contract will be $1.459 and the fair market value of each trust preferred security will be $23.541.

                                       If you own a PEPS Unit, you will normally include in gross income your proportionate share of income on the trust preferred securities when such income is paid or accrued in accordance with your regular method of tax accounting. You will also be required to include in gross income your allocable share of the original issue discount on the subordinated deferrable notes as it accrues, over the first three years of the term of the subordinated deferrable notes. The amount of original issue discount attributable to each trust preferred security will be $1.584, which is equal to the excess of the remarketed price of the trust preferred security of $25.125 over the amount of the purchase price allocated to the trust preferred security.

                                       If you own a Treasury PEPS Unit, you will be required to include in gross income each year your allocable share of original issue discount or acquisition discount on the treasury security that accrues in such year.

                                       Because there is no statutory, judicial
                                       or administrative authority directly
                                       addressing the tax treatment of the PEPS
                                       Units or instruments similar to the PEPS
                                       Units, you are urged to consult your tax advisor concerning the tax consequences of an investment in the PEPS Units. For additional information, see "United States Federal Income Tax Consequences" in this prospectus supplement.

Use of proceeds....................    The Trust will use all of the net
                                       proceeds received from the sale of the
                                       PEPS Units to purchase the subordinated
                                       deferrable notes from us. We estimate
                                       that we will receive net proceeds from
                                       the sale of the subordinated deferrable
                                       notes to the Trust of $213.1 million. We intend to use the net proceeds plus $36.9 million from our Revolving Credit
                                       Facility to redeem $250.0 million
                                       principal amount of our Auction Rate
                                       Reset Subordinated Notes, Series A, due

                                       September 2001, which have a current
                                       interest rate of 8.59% and are held by
                                       CMS RHINOS Trust. Simultaneously with
                                       this redemption, we will cause CMS RHINOS
                                       Trust to use the proceeds to redeem all
                                       of its outstanding trust preferred
                                       securities.

     Unless we state otherwise, the information in this prospectus supplement does not include 1,200,000 PEPS Units that may be issued to the underwriters pursuant to their over-allotment option. If the underwriters exercise their over-allotment option in full, the total number of PEPS Units offered will be 10,000,000.

                ILLUSTRATION OF TERMS AND FEATURES OF PEPS UNITS

     The following illustrates some of the key terms and features of the PEPS Units.

Components of each PEPS Unit:......    - A contract to purchase shares of our
                                         common stock on or prior to August 18,
                                         2003.

                                       - A trust preferred security of the Trust
                                         due August 18, 2004

Issue price of each PEPS Unit:.....    $25

Yield on each PEPS Unit:...........    7.25%, consisting of distributions on the
                                       trust preferred security at a rate of
                                       7.25% per year, paid quarterly, until
                                       August 18, 2003. On August 18, 2003,
                                       following a remarketing of the trust
                                       preferred securities, the distribution
                                       rate will be reset.

Reference price (or price of common
stock at time of issuance of PEPS
Units):............................    $26.4375 (the last sale price of our
                                       common stock on the NYSE on August 16,
                                       2000)

Floor price:.......................    $13.218 (50% less than the reference
                                       price)

Threshold appreciation price:......    $30.403 (a 15% premium to the reference
                                       price)

     A PEPS Unit consists of two components, a purchase contract and a trust preferred security. The return to an investor on a PEPS Unit will depend upon the return provided by each of these components. For an investor that holds the PEPS Unit until remarketing and uses the proceeds from the remarketing to settle the purchase contract, the return will be comprised of the following:

Value of shares of common stock      +     Distributions on the trust
delivered at maturity of the               preferred securities at 7.25% of
purchase contract on August 18,            the stated liquidation amount per
2003                                       year until August 18, 2003

PURCHASE CONTRACT

     The purchase contract obligates you to purchase, and us to sell, our common stock. You can satisfy this obligation by settling early in cash or by electing to pay cash before seven business days prior to August 18, 2003 or by participating in the remarketing. If you settle early you will receive for each PEPS Unit .8223 shares of our common stock, regardless of the market price of our common stock on the date of early settlement.

     Otherwise the number of shares delivered to you will depend on the average closing price of our common stock for the 20-trading day period ending on the third trading day prior to August 18, 2003, as follows:

     - if the average closing price equals or exceeds $30.403, the threshold appreciation price, you will receive .8223 shares. This is calculated by dividing the PEPS Unit issue price by the threshold appreciation price ($25.00/$30.403 = .8223);

     - if the average closing price for the period is greater than $13.218, the floor price, but less than $30.403, the threshold appreciation price, you will receive a number of shares that produces a value of $25;

     - if the average closing price for the period is less than or equal to $13.218, the floor price, the investor will receive 1.8913 shares. This is calculated by dividing the PEPS Unit issue price by the floor price ($25.00/$13.218 = 1.8913).

     The following graphs show the number of shares of our common stock that will be delivered for each purchase contract on August 18, 2003 and the value of the shares that will be delivered on August 18, 2003, depending upon our common stock share price performance.

          SHARES DELIVERABLE PER PURCHASE CONTRACT ON AUGUST 18, 2003

                                   [GRAPHIC]
 Average Closing Price of CMS Common Stock During 20-Trading Day Period Ending
                                August 13, 2003

      VALUE OF SHARES DELIVERABLE PER PURCHASE CONTRACT ON AUGUST 18, 2003

                                   [GRAPHIC]
 Average Closing Price of CMS Common Stock During 20-Trading Day Period Ending
                                August 13, 2003.

TRUST PREFERRED SECURITY

     The Trust will pay quarterly cash distributions on each trust preferred security described above at a rate per annum of 7.25% of its $25 stated liquidation amount until August 18, 2003. After that date, the distribution rate may be reset in connection with the remarketing of the trust preferred securities. The trust preferred securities will mature on August 18, 2004.

     The trust preferred security will serve as collateral for your purchase contract obligation. If you do not substitute a treasury security for the trust preferred security or elect to settle the purchase contract for cash or to settle the purchase contract early, the trust preferred security will be remarketed and the proceeds from the remarketing will be used to settle the purchase contract.

COMPARISON OF INVESTMENT RETURNS FOR A PEPS UNIT AND OUR COMMON STOCK

     The following table compares the return you would realize by investing at the same time $25 in a PEPS Unit (the stated amount and purchase price of each unit) compared to investing $25 in our common stock (or 0.9456 share, assuming a common stock price of $26.4375 per share). If you buy a PEPS Unit, your investment would be substantially similar to the risks and rewards of an investment in our common stock. However, you would not benefit from the first 15% appreciation in the market value of the common stock underlying the PEPS Unit. In addition, after the first 15% appreciation in the market value of our common stock, you would receive only 86.96% of any additional appreciation in the market value of the common stock underlying the PEPS Unit. On the other hand, you will not bear the first 50.0% depreciation in the market value of the common stock. Finally, until you settle your purchase contract, you would not receive any dividends on our common stock. Instead, you would receive payments on your PEPS Unit at a rate of 7.25% per year (representing distributions on the trust preferred security included in your PEPS Unit) until

August 18, 2003. You should note that this analysis also assumes that we continue to pay quarterly dividends on our common stock totaling $1.46 per share per year.

                                     MARKET VALUE
  CHANGES IN                        OF .9456 SHARE                            PRETAX         PRETAX
  CMS COMMON        CMS COMMON          OF CMS            VALUE OF          ANNUALIZED     ANNUALIZED
  STOCK PRICE       STOCK PRICE      COMMON STOCK       COMMON STOCK      RATE OF RETURN    RATE OF
     FROM         (PER SHARE) AT     AT SETTLEMENT      DELIVERED PER         ON CMS       RETURN ON
REFERENCE PRICE   SETTLEMENT DATE        DATE         PURCHASE CONTRACT    COMMON STOCK    PEPS UNITS
---------------   ---------------   ---------------   -----------------   --------------   ----------
    (60.0)%           $10.58            $10.00             $20.00           (20.88)%          0.64%
    (50.0)%           $13.22            $12.50             $25.00           (14.82)%          7.25%
    (40.0)%           $15.86            $15.00             $25.00            (9.68)%          7.25%
    (20.0)%           $21.15            $20.00             $25.00            (1.26)%          7.25%
    (10.0)%           $23.79            $22.50             $25.00             2.29 %          7.25%
      0.0 %           $26.44            $25.00             $25.00             5.52 %          7.25%
     10.0 %           $29.08            $27.50             $25.00             8.48 %          7.25%
     20.0 %           $31.73            $30.00             $26.09            11.22 %          8.54%
     40.0 %           $37.01            $35.00             $30.43            16.15 %         13.27%
     50.0 %           $39.66            $37.50             $32.61            18.38 %         15.42%
     60.0 %           $42.30            $40.00             $34.78            20.49 %         17.45%

     The above diagrams and tables do not represent all potential outcomes from an investment in PEPS Units. For example, prior to seven business days preceding August 18, 2003, an investor may substitute a treasury security for the trust preferred security as collateral. By substituting a zero-coupon treasury security for 40 trust preferred securities, an investor may achieve higher or lower rates of return than shown above. The actual returns will vary depending upon a number of factors, including:

     - the price of the zero-coupon treasury security;

     - the potential trading price of the trust preferred securities; and

     - the costs and expenses associated with creating a Treasury PEPS Unit.

     An investor that creates a Treasury PEPS Unit, or an investor that settles the purchase contract early or for cash, and continues to hold the trust preferred security will continue to receive cash distributions on the trust preferred security until August 18, 2003. The distribution rate on the trust preferred securities will be reset on August 18, 2003 to the rate determined by the remarketing agent in the remarketing of the trust preferred securities or in the case of a failed remarketing, in accordance with the formula described in this prospectus supplement.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following selected historical and pro forma financial information has been derived from our historical consolidated financial statements. We have prepared pro forma financial information to reflect our acquisition of the common stock of Panhandle Eastern Pipe Line Company, Panhandle Storage Company and Trunkline LNG Company. Please refer to our Form 10-K for the fiscal year ended December 31, 1999 which is incorporated by reference. The financial information set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information incorporated by reference in the accompanying base prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

                                                                                              SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                              JUNE 30,
                                  ----------------------------------------------         ---------------------------
                                                                         PRO                         PRO
                                                                        FORMA                       FORMA
                                   1997      1998      1999            1999(1)            1999     1999(1)     2000
                                  ------    ------    ------         -----------         ------    -------    ------
                                                                     (UNAUDITED)                 (UNAUDITED)
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue.............    $4,781    $5,141    $6,103           $6,216            $2,869    $2,982     $3,426
Operating expenses............     4,065     4,366     5,191            5,244             2,393     2,446      2,928
                                  ------    ------    ------           ------            ------    ------     ------
  Pretax operating income.....       716       775       912              972               476       536        498
Income taxes..................       108       100        64               72                67        74         68
Consolidated net income before
  cumulative effect of change
  in accounting principle.....       244       242       277              287               173       184        161
Cumulative effect of change in
  accounting for property
  taxes, net of tax(2)........        --        43        --               --                --        --         --
                                  ------    ------    ------           ------            ------    ------     ------
Consolidated net income.......    $  244    $  285    $  277           $  287            $  173    $  184     $  161
                                  ======    ======    ======           ======            ======    ======     ======
Net income attributable to
  common stocks(2)
  CMS Energy..................    $  229    $  272    $  241(8)        $  251(8)         $  162    $  173     $  161
  Class G.....................        15        13        36(8)(9)         36(8)(9)          11        11         --
Average common shares
  outstanding
  CMS Energy..................        96       102       110              110               108       108        112
  Class G.....................         8         8         9(9)             9(9)              9         9         --
Earnings per average common
  share(2)
  CMS Energy
    Basic.....................    $ 2.39    $ 2.65    $ 2.18(8)        $ 2.27(8)         $ 1.50    $ 1.59     $ 1.44
    Diluted...................      2.37      2.62      2.17(8)          2.26(8)           1.48      1.57       1.42
Class G Basic and Diluted.....      1.84      1.56      4.21(8)(9)       4.21(8)(9)        1.28      1.28         --
Dividends declared per common
  share
  CMS Energy..................      1.14      1.26      1.39             1.39               .66       .66        .73
  Class G.....................      1.21      1.27       .99(9)           .99(9)            .65       .65         --

                                                         AS OF DECEMBER 31,            AS OF           AS OF
                                                    ----------------------------      JUNE 30,       JUNE 30,
                                                     1997      1998       1999          1999           2000
                                                    ------    -------    -------      --------       --------
                                                           (IN MILLIONS)            (UNAUDITED)     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.......................    $   69    $   101    $   132      $   213         $   240
Net plant and property..........................     5,144      6,040      8,121        7,252           8,099
Total assets....................................     9,508     11,310     15,462       14,139          15,707
Long-term debt, excluding current maturities....     3,272      4,726      6,987        7,079           6,918
Non-current portion of capital leases...........        75        105         88           92             197
Notes payable...................................       382        328        230          264             278
Other liabilities...............................     3,361      3,304      4,538        3,479           4,594
Company-obligated mandatorily redeemable trust
  preferred securities of:
  Consumers Power Company Financing I(3)........       100        100        100          100             100
  Consumers Energy Company Financing II(3)......       120        120        120          120             120
  Consumers Energy Company Financing III(4).....        --         --        175           --             175
Company-obligated convertible trust preferred
  securities of:
  CMS Energy Trust I(5).........................       173        173        173          173             173
  CMS Energy Trust II(6)........................        --         --        301           --             301
Company-obligated trust preferred securities of
  CMS RHINOS Trust(7)...........................        --         --        250          250             250
Preferred stock of subsidiary...................       238        238         44           44              44
Common stockholders' equity.....................     1,787      2,216      2,456        2,390           2,345

------------------
(1) The pro forma selected financial information illustrates the effects of (i) various restructuring, realignment, and elimination of activities between the Panhandle companies and Duke Energy Corporation prior to the closing of the acquisition of the Panhandle Companies by CMS Energy, (ii) the adjustments resulting from the acquisition of the Panhandle companies and
    (iii) financing transactions which include the public issuance of $800 million of senior notes by Panhandle, $850 million of senior notes by CMS Energy and the private sale of $250 million of trust preferred securities by CMS Energy.

(2) During the first quarter of 1998, our subsidiary, Consumers, implemented a change in the method of accounting for property taxes which had the cumulative effect of increasing other income by $66 million, including $18 million attributable to the portion of our business relating to Class G common stock. Earnings, net of tax, increased by $43 million or $.40 per share for CMS Energy common stock and $12 million or $.36 per share for Class G common stock.

(3) The primary asset of Consumers Power Company Financing I is $103 million principal amount of 8.36% subordinated deferrable interest notes due 2015 from Consumers. The primary asset of Consumers Energy Company Financing II is $124 million principal amount of 8.20% subordinated deferrable interest notes due 2027 from Consumers.

(4) The primary asset of Consumers Energy Company Financing III is $180 million principal amount of 9.25% subordinated deferrable interest notes due 2029 from Consumers.

(5) The primary asset of CMS Energy Trust I is $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from us.

(6) The primary asset of CMS Energy Trust II is $310 million principal amount of 8.625% convertible junior subordinated deferrable interest debentures due 2004 from us.

(7) The primary asset of CMS RHINOS Trust is $258 million principal amount of floating rate, subordinated interest notes due 2001 from us.

(8) Reflects the reallocation of net income and earnings per share as a result of the premium on exchange of Class G common stock. As a result, CMS Energy's basic and diluted earnings per share were reduced $.26 and $.25, respectively, and Class G's basic and diluted earnings per share were increased $3.31.

(9) From January 1, 1999 to October 25, 1999.

                                  RISK FACTORS

     In considering whether to purchase our PEPS Units, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. In addition, please read "Forward-Looking Information" on page S-32 of this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements in this prospectus supplement and the accompanying prospectus.

     Because a PEPS Unit consists of a purchase contract to acquire shares of our common stock and a trust preferred security issued by the Trust, you are making an investment decision with regard to our common stock and the trust preferred securities, as well as the PEPS Units.

RISKS RELATED TO THE PEPS UNITS

     YOU WILL BEAR THE RISK OF A DECLINE IN THE PRICE OF OUR COMMON STOCK

     The value of the shares of our common stock that you will receive upon the settlement of the purchase contract is not fixed, but rather will depend on the market value of our common stock near the time of settlement. Because the price of our common stock fluctuates, the aggregate market value of the shares of our common stock receivable upon settlement of the purchase contract may be more or less than the stated amount of $25 per PEPS Unit. If the market value of our common stock near the time of settlement is less than $13.218, the aggregate market value of the shares issuable upon settlement generally will be less than the stated amount of the trust preferred securities, and your investment in a PEPS Unit will result in a loss. Any such loss could be substantial.

     YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN THE MARKET PRICE OF OUR COMMON STOCK

     The aggregate market value of the shares of our common stock receivable upon settlement of the purchase contract generally will exceed the stated amount of $25 only if the average closing price of our common stock over the 20-trading day period ending on the third trading day before August 18, 2003 equals or exceeds the threshold appreciation price of $30.403 (which represents an appreciation of 15% over the reference price of $26.4375). Therefore, during the period prior to settlement, an investment in a PEPS Unit affords less opportunity for equity appreciation than a direct investment in shares of our common stock. If the applicable average closing price exceeds the reference price of $26.4375 but is less than the threshold appreciation price of $30.403, you will realize no equity appreciation on our common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price equals or exceeds the threshold appreciation price, you will realize only 86.96% of the equity appreciation for that period above the threshold appreciation price. See "Description of the Purchase Contracts--General" in this prospectus supplement for an illustration of the number of shares of our common stock that you would receive at various average market prices.

     THE MARKET PRICE OF OUR COMMON STOCK IS UNPREDICTABLE

     It is impossible to predict whether the market price of our common stock will rise or fall. Many factors influence the trading price of our common stock, including those described below in this risk factors section.

     The market for our common stock likely will influence, and be influenced by, any market that develops for the PEPS Units. For example, investors' anticipation of the distribution into the market of the additional shares of our common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and increase its volatility. If the underwriters' over-allotment option is exercised in full, the largest number of shares of our common stock issuable upon settlement of the purchase contracts would constitute approximately 17.19% of our common stock outstanding as of July 31, 2000. The price of our common stock also could be affected by possible sales of our common stock by investors who view the PEPS

Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving the PEPS Units and our common stock.

     OUR OBLIGATIONS UNDER THE SUBORDINATED DEFERRABLE NOTES AND THE GUARANTEE RANK JUNIOR TO OUR SENIOR OBLIGATIONS AND ARE EFFECTIVELY JUNIOR TO THE OBLIGATIONS OF OUR SUBSIDIARIES

     The ability of the Trust to pay amounts due on the trust preferred securities is dependent upon our making payments on the subordinated deferrable notes as and when required.

     Our obligations under the subordinated deferrable notes and the guarantee will be unsecured and subordinate and rank junior in right of payment to all of our present and future senior indebtedness as described in the indenture and the guarantee, respectively. We cannot make payments of principal of or interest on the subordinated deferrable notes if (1) we are in default under any payment obligation with respect to senior indebtedness beyond any applicable grace period, (2) we are otherwise in default with respect to any senior indebtedness permitting the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, unless such default has been cured or waived or has ceased to exist and such acceleration has been rescinded or annulled, or (3) any judicial proceeding is pending with respect to any default as described in the indenture and this prospectus supplement.

     In the event of the acceleration of the maturity of subordinated deferrable notes, the holders of all senior indebtedness outstanding at that time will first be entitled to receive payment in full of all amounts due in respect of such senior indebtedness before the holders of subordinated deferrable notes will be entitled to receive or retain any payment in respect of subordinated deferrable notes.

     None of the indenture, the guarantee or any agreement relating to the PEPS Units places any limitation on the amount of additional secured or unsecured debt, including senior indebtedness, that may be incurred by us.

     In addition, due to our holding company structure and the restrictions on dividend and other types of payments by our subsidiaries to us as the parent company, the subordinated deferrable notes and the guarantee are effectively subordinated to payments on the debt, preferred securities and other obligations of Consumers and Enterprises and each of their subsidiaries. None of these entities will be obligated to pay amounts due on the subordinated deferrable notes or the guarantee.

     THE PEPS UNITS AND TREASURY PEPS UNITS PROVIDE LIMITED SETTLEMENT RATE ADJUSTMENTS

     The number of shares of our common stock issuable upon settlement of each purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of our common stock for cash or in connection with certain acquisitions or other transactions, which may adversely affect the price of our common stock. The terms of the PEPS Units do not restrict our ability to offer our common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the PEPS Units for any reason.

     YOU HAVE NO SHAREHOLDER RIGHTS WITH RESPECT TO OUR COMMON STOCK

     Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to the shares of our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of shares of our common stock only as to actions for which the applicable record date occurs after the settlement date.

     HOLDERS OF TRUST PREFERRED SECURITIES WILL HAVE LIMITED VOTING RIGHTS

     You will not be entitled to vote to appoint, remove, replace or change the number of the trustees of the Trust, and generally will have no voting rights, except in the limited circumstances described under "Description of the Trust Preferred Securities--Voting Rights" in the accompanying prospectus.

     WE WILL HAVE THE OPTION TO DEFER INTEREST PAYMENTS ON THE SUBORDINATED DEFERRABLE NOTES HELD BY THE TRUST

     If we exercise our right to defer interest payments on the subordinated deferrable notes, the Trust will not have enough funds to make the distributions on the trust preferred securities. In this case, even though you would not be receiving distributions on your trust preferred securities, you would be required to include the stated distribution amount on the trust preferred securities in gross income, as original issue discount, on a daily economic accrual basis, regardless of your method of accounting. As a result, you would recognize income for United States federal income tax purposes in advance of the receipt of cash attributable to such income, and would not receive cash distributions on your trust preferred securities until we make an interest payment on the subordinated deferrable notes. See "United States Federal Income Tax Consequences--United States Holders--Trust Preferred Securities--Interest Income and Original Issue Discount" in this prospectus supplement.

     If we exercise our right to defer payments of interest on the subordinated deferrable notes, the market price of the PEPS Units is likely to decrease. In addition, the mere existence of the right to defer interest payments may cause the market price of the PEPS Units to be more volatile than the market price of other securities that are not subject to such deferrals.

     THE GUARANTEE ONLY COVERS PAYMENTS ON THE TRUST PREFERRED SECURITIES TO THE EXTENT WE HAVE MADE CORRESPONDING PAYMENTS ON THE SUBORDINATED DEFERRABLE NOTES

     Under the guarantee to be executed by us for the benefit of the holders of the trust preferred securities, we will irrevocably guarantee the payment of various amounts payable with respect to the trust preferred securities, including accumulated distributions, the redemption price and amounts payable upon dissolution of the Trust, but only to the extent that the Trust has funds available for those payments. The Trust depends on us for its source of funds to make distributions on the trust preferred securities when due. If we were to default on our obligations to pay principal of or interest on the subordinated deferrable notes, the Trust would not have sufficient funds to pay distributions or other amounts on the trust preferred securities, and you would not be able to rely upon the guarantee for payment of these amounts. Instead, you would have to
(1) rely on the property trustee enforcing its rights as the registered holder of the subordinated deferrable notes or (2) enforce the rights of the property trustee or assert your own right to bring an action directly against us to enforce payments on the subordinated deferrable notes. The declaration of trust provides that, by acceptance of the trust preferred securities, you agree to the provisions of the guarantee and the indenture under which the subordinated deferrable notes will be issued.

     YOUR PLEDGED TRUST PREFERRED SECURITY WILL BE ENCUMBERED BY OUR SECURITY INTEREST

     Although you will be the beneficial owner of the underlying pledged trust preferred security, that pledged trust preferred security will be pledged with the collateral agent to secure your obligation under the purchase contract. Therefore, for so long as the purchase contract remains in effect, you will not be allowed to withdraw your pledged trust preferred security from this pledge arrangement, except to create Treasury PEPS Units or if you settle the purchase contract early or settle the purchase contracts for cash on the purchase contract settlement date as described in this prospectus supplement.

     SECONDARY TRADING IN THE PEPS UNITS, TREASURY PEPS UNITS AND THE TRUST PREFERRED SECURITIES MAY BE LIMITED

     It is impossible to predict how the PEPS Units, the Treasury PEPS Units and the trust preferred securities will trade in the secondary market or whether the market for any of these securities will be liquid or illiquid. There currently is no secondary market for any of these securities, and we cannot assure you as to the liquidity of any trading market that may develop, the ability of holders to sell their securities in that market or whether any such market will continue.

     Application has been made to list the PEPS Units on the New York Stock Exchange under the symbol "CMS PrM" . However, listing on the New York Stock Exchange does not guarantee the depth or liquidity of the market for the PEPS Units. If holders of the PEPS Units create Treasury PEPS Units, the liquidity of the PEPS Units could be adversely affected. Moreover, if the number of the PEPS Units falls below the New York Stock Exchange's requirement for continued listing (whether as a result of the creation of Treasury PEPS Units or otherwise), the PEPS Units could be delisted from the New York Stock Exchange, or trading in the PEPS Units could be suspended.

     If Treasury PEPS Units are traded to a sufficient extent to meet applicable exchange listing requirements, we will try to list those securities on the same national securities exchanges or associations as the PEPS Units. However, we do not presently plan to list the Treasury PEPS Units or the trust preferred securities on any securities exchange and have no obligation to do so in the future. The underwriters have advised us that they presently intend to make a market for the PEPS Units, the Treasury PEPS Units and the trust preferred securities. However, they are not obligated to do so and they may discontinue any market making at any time.

     THE PURCHASE CONTRACT AGREEMENT IS NOT QUALIFIED UNDER THE TRUST INDENTURE ACT AND THEREFORE THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT ARE LIMITED

     The purchase contract agreement is not an indenture under the Trust Indenture Act. Therefore, the purchase contract agent will not qualify as a trustee under the Trust Indenture Act, and you will not benefit from the protections of that law, such as disqualification of an indenture trustee for "conflicting interests," provisions preventing an indenture trustee from improving its own position at the expense of the security holders and the requirement that an indenture trustee deliver reports at least annually with respect to the indenture trustee and the securities. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to you as a holder of the PEPS Unit.

     THE DELIVERY OF SECURITIES IS SUBJECT TO POTENTIAL DELAY

     The purchase contracts will terminate automatically if certain bankruptcy, insolvency or reorganization events occur with respect to us. If the purchase contracts terminate upon one of these events, your rights and obligations under your purchase contract also will terminate, including your obligation to pay for, and your right to receive, shares of our common stock. Upon termination, you will receive your trust preferred security or your treasury security. Notwithstanding the automatic termination of the purchase contracts, imposition of an automatic stay under Section 362 of the Bankruptcy Code may delay the delivery to you of your securities being held as collateral under the pledge arrangement.

RISKS RELATING TO CMS ENERGY

     WE HAVE SUBSTANTIAL INDEBTEDNESS THAT COULD LIMIT OUR FINANCIAL FLEXIBILITY

     As of June 30, 2000, we had approximately $8.3 billion in total indebtedness and mandatorily redeemable trust preferred securities. We may incur additional indebtedness in the future. The level of our indebtedness could have several important effects on our future operations, including, among others:

     - a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes;

     - covenants contained in our existing debt arrangements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business;

     - our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

     - we may be at a competitive disadvantage to our competitors that are less leveraged; and

     - our vulnerability to adverse economic and industry conditions may increase.

     Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will continue to generate sufficient cash flow from operations to service our indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financings. We cannot assure you that any such refinancing will be possible or that additional financing will be available on commercially acceptable terms or at all.

     Covenants contained in our existing debt arrangements and guarantees limit, among other things, the incurrence of indebtedness by CMS Energy and its subsidiaries and require maintenance of a minimum net worth and fixed-charge coverage ratio and a maximum debt-to-capitalization ratio. There can be no assurance that the requirements of our existing debt arrangements or other indebtedness will be met in the future. Failure to comply with such covenants may result in a default with respect to the related debt and could lead to acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions. In such a case, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness.

     WE ARE SUBJECT TO RESTRICTIONS ON OUR ABILITY TO PAY DIVIDENDS

     We conduct substantially all of our operations through our subsidiaries. We must receive dividends or other distributions from our subsidiaries or jointly owned enterprises to meet our payment obligations. In addition, restrictions contained in Consumers' mortgage bond indenture and preferred stock provisions and other legal restrictions limit Consumers' ability to pay dividends or acquire its own stock from us. Based upon its Articles of Incorporation, the most restrictive provision, as of June 30, 2000, Consumers would be able to pay an aggregate of $360 million in dividends to us. In the four years ending December 31, 1999, Consumers paid out $921 million or 71% of its earnings in cash dividends to us. Enterprises is also limited in the amount of dividends it is able to pay since it is expanding its developing businesses at a rapid rate and also has various restrictions on its ability to pay dividends or acquire its own stock.

     If we do not receive adequate distributions from our subsidiaries and jointly owned enterprises, there can be no assurance that we will be able to make payments on the subordinated deferrable notes, and as a result you may not receive payments on the trust preferred securities.

     WE FACE INCREASED COMPETITION, WHICH COULD REDUCE OUR MARKET SHARES AND PROFIT MARGINS

     Regulatory changes and other developments have resulted and will continue to result in increased competition in our domestic energy businesses. Generally, increased competition threatens our market shares in certain segments of our business and can reduce our profit margins.

     Increased competition and direct access in the gas industry. Regulatory changes have been significant in our gas utility business. These changes have resulted in increased competition from other sellers of natural gas for sale of the gas commodity to our customers. As a result of the regulatory changes that separated (unbundled) the transportation and storage of natural gas from the sale of natural gas by interstate pipelines and Michigan gas distributors, Consumers offers unbundled services (transportation and some storage) to its larger end-use customers who choose to acquire gas supplies from alternative sources. Additionally, to prepare for the unbundled market, Consumers is conducting an expanded gas customer choice pilot program which, through March 2001, will allow 300,000 residential, commercial and industrial retail gas sales customers to choose an alternative gas supplier in direct competition with Consumers as a supplier of the gas commodity. At this time, we do not know the full impact of competition, particularly if or when, by legislation or regulatory action, the existing pilot program of Consumers providing other gas suppliers direct access to Consumers' gas customers will be extended or expanded to all of its gas customers.

     Increased competition and direct access in the electric industry. Consumers has in the last several years experienced and expects to continue to experience a significant increase in competition for generation services with the introduction of retail direct access in the State of Michigan. Under the new electric restructuring legislation enacted in June 2000, all electric customers will have the choice of electric generation suppliers by January 1, 2002.

     Increased competition in the gas pipeline industry. Since we have completed the acquisition of the Panhandle companies, a significant portion of our domestic revenue and cash flow comes from our interstate pipeline business. FERC policy allows the issuance of certificates authorizing the construction of new interstate pipelines which are competitive with existing pipelines. A number of new pipeline and pipeline expansion projects have been approved or are pending approval by the FERC in order to transport large additional volumes of natural gas to the Midwest from Canada. These pipelines will be able to compete with Panhandle's pipelines. Increased competition could reduce the volumes of gas transported by Panhandle to their existing markets or cause them to lower rates in order to meet competition. This could lower the financial benefits we receive from the acquisition of the Panhandle companies.

     INCREASES IN GAS PRICES COULD RESULT IN SIGNIFICANT LOSSES

     In December 1997, the MPSC approved Consumers' application to implement, effective April 1, 1998, a gas customer choice pilot program that was designed to encourage Consumers to minimize its purchased natural gas commodity costs while providing rate stability for its customers. The pilot program ends on March 31, 2001. This three-year program, among other things, freezes gas distribution rates through March 31, 2001, establishing a delivered gas commodity cost at a fixed rate of $2.84 per Mcf. During the first two years of the pilot program, Consumers realized a benefit of $45 million as delivered gas commodity prices were below the $2.84 per Mcf level collected from customers. Recent significant increases in gas prices have exposed Consumers to gas commodity losses during the last year of the program that ends March 31, 2001. Estimated loss of earnings for this last year of the program could range from $45 million to $135 million, of which Consumers has already recognized $45 million in the second quarter 2000 as a regulatory obligation. Under the provisions of the pilot program, Consumers has the right to request termination of the program at any time and to return to a gas cost recovery mechanism, pursuant to which the customer gas commodity prices would increase significantly from the current frozen rate. As an alternative to exercising that right, Consumers is considering an approach that, if approved by the MPSC, would potentially avoid further losses any greater than the $45 million already recognized and mitigate the customer rate increases that would otherwise result. It is expected that such an approach could be implemented this fall, but there is no assurance that the MPSC would approve Consumers' approach.

     NEW ELECTRIC RESTRUCTURING AND PROPOSED GAS RESTRUCTURING LEGISLATION COULD ADVERSELY AFFECT OUR BUSINESS

     Federal and state regulation of electric and natural gas utilities, interstate pipelines and independent electric power producers has changed dramatically in the last two decades and could continue to change over the next several years. These changes could adversely affect our business, financial condition and profitability.

     New electric restructuring legislation. In June 2000, the Michigan Legislature enacted electric industry restructuring and securitization laws that became effective June 5, 2000. The new legislation first reduces residential rates by 5% then freezes them as of the effective date of the new legislation through December 31, 2003. All other electric rates are simply frozen through December 31, 2003 without first being reduced. After that date, electric rates are subject to a rate cap. The length of the rate cap varies depending upon whether the customer is a residential, commercial or industrial customer, among other determinations. Ultimately, the rate cap could extend until December 31, 2013 depending upon whether Consumers and two other utilities jointly complete expansion of available transmission capability in the state of Michigan at least 2,000 MW and do not exceed the market control test established by the legislation (a requirement Consumers is currently in compliance with). Under circumstances specified in the statute, certain costs can be deferred for future recovery after the expiration of the rate cap period. However, the rate cap could result in Consumers being unable to collect customer rates sufficient to recover fully its cost of doing business. It is not certain that Consumers' profit margins in its electric utility business will be maintained over the long run.

     This new legislation and existing MPSC restructuring orders provide for recovery of the stranded costs associated with customers purchasing power from other sources. The new legislation also permits the MPSC annually to review Consumers' stranded cost recovery charges implemented for the preceding 12 months, and adjust the stranded costs recovery charge (a true-up adjustment), by way of supplemental surcharges or credits, to allow the netting of stranded costs. Consumers is uncertain how the MPSC will ultimately calculate the amount of stranded costs and the true-up adjustments, and the manner in which the annual stranded cost true-up operates.

     The new legislation also allows for securitization of stranded costs, which fit the definition under the legislation of qualified costs for securitization purposes, in order to offset the earnings impact of the 5% residential rate reduction mandated by the legislation. Ultimately, sale of the securitization bonds will be required for the full rate reduction offset to continue over the term of the bonds. In accordance with the securitization law, Consumers filed an application on July 5, 2000 to begin the securitization process for approximately $470 million in qualified costs. The MPSC is required to issue a financing order within 90 days. As with other significant MPSC orders, a securitization order is subject to appeal by any party.

     Proposed gas restructuring legislation. In December 1999, several bills relating to gas industry restructuring were introduced in the Michigan legislature. It is uncertain whether this legislation will be enacted and what effect any legislation would have on Consumers.

       WE MAY NOT BE ABLE TO SELL ASSETS AS PLANNED TO IMPROVE OUR BALANCE SHEET

     As of July 2000, we sold assets resulting in approximately $850 million of cash proceeds and associated debt reduction of consolidated project debt under our financial plan announced in February 2000. There are no assurances that we can sell an additional $550 million of assets by the end of the year 2000 as planned. Failure to sell assets as planned would undermine our financial plan, which could in turn make it more difficult for us to raise additional funds and effect our growth strategy.

     WE HAVE MADE SUBSTANTIAL INTERNATIONAL INVESTMENTS

     Our international investments in approximately 20 countries in electric generating facilities, oil and gas exploration, production and processing facilities, natural gas pipelines and electric distribution systems face a number of risks inherent in acquiring, developing and owning these types of facilities. Although we maintain traditional insurance similar to comparable companies in the same line of business for various risk exposures including political risk from possible nationalization or expropriation, we are exposed to some risks that include local political and economic factors over which we have no control, such as changes in foreign governmental and regulatory policies (including changes in industrial regulation and control and changes in taxation), changing political conditions and international monetary fluctuations. In some cases the investment may have to be abandoned or disposed of at a loss. These factors could significantly adversely affect the financial results of the affected subsidiary and, in turn, our growth plans for Enterprises' international investments and our financial position and results of operations.

     Financial risk during development phase. In developing new projects, significant time and expense is required to prepare proposals or competitive bids, obtain the numerous required permits, licenses and approvals, negotiate the necessary agreements with governmental and private parties, and obtain financing. Money spent for these purposes is at risk until all these elements are successfully finalized. It is often impractical to finalize all elements before significant sums have been spent. As a result, there is a risk that these up-front expenditures will be of little value if one of the required approvals or other elements is not finally achieved and the project does not go forward or is not completed.

     Expropriation and violation of agreements by third parties. International investments of the type we are making are subject to the risk that they may be expropriated or that the required agreements, licenses, permits and other approvals may be changed or terminated in violation of their terms. These kinds of changes could result in a partial or total loss of our investment.

     Foreign currency risk. The local foreign currency may be devalued or the conversion of the currency may be restricted or prohibited or other actions, such as increases in taxes, royalties or import duties, may be taken which adversely affect the value and the recovery of our investment.

     WE COULD INCUR SIGNIFICANT CAPITAL EXPENDITURES TO COMPLY WITH ENVIRONMENTAL STANDARDS

     We and our subsidiaries are subject to costly and increasingly stringent environmental regulations. We expect that the cost of future environmental compliance, especially compliance with clean air laws, will be significant.

     The Environmental Protection Agency in 1997 introduced new regulations regarding nitrogen oxide and particulate-related emissions which are the subject of litigation. The nitrogen oxide litigation has been appealed to the U.S. Supreme Court. These regulations, if upheld, will require us to make significant capital expenditures. The state of Michigan has introduced alternative less stringent clean air regulations. The preliminary estimates of capital expenditures to reduce nitrogen oxide-related emissions to the level proposed by the state of Michigan for Consumers' fossil-fueled generating units range from $150 million to $290 million, calculated in 2000 dollars. If Consumers had to meet the EPA's proposed requirements, the estimated cost to Consumers would be between $290 million and $500 million, calculated in 2000 dollars. Consumers anticipates that it will incur these capital expenditures between 2000 and 2004, or between 2000 and 2003 if the EPA ultimately imposes its limits. In addition, Consumers expects to incur cost of removal related to this effort, but is unable to predict the amount at this time.

     Consumers may need an equivalent amount of capital expenditures to comply with the new small particulate standards sometime after 2004 if those standards become effective.

     These and other required environmental expenditures may have a material adverse effect upon our financial condition and results of operations.

                          FORWARD-LOOKING INFORMATION

     From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as "Forward-Looking Statements" under the Private Securities Litigation Reform Act of 1995. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Some of the factors that could cause actual achievements and events to differ materially from those expressed or implied in any forward-looking statements are:

     - the ability to sell assets in accordance with our plans;

     - the ability to achieve operating synergies and revenue enhancements;

     - capital and financial market conditions, including the current price of our common stock, interest rates and availability of financing;

     - market perceptions of the energy industry, our company or any of our subsidiaries;

     - our or any of our subsidiaries' securities ratings;

     - currency exchange controls;

     - factors affecting utility and diversified energy operations such as unusual weather conditions, catastrophic weather-related damage, unscheduled generation outages, maintenance or repairs, unanticipated changes to fossil fuel, nuclear fuel or gas supply costs or availability due to higher demand, shortages, transportation problems or other developments;

     - environmental incidents;

     - electric transmission or gas pipeline system constraints;

     - international, national, regional and local economic, competitive and regulatory conditions and developments;

     - adverse regulatory or legal decisions, including environmental laws and regulations;

     - pace of implementation and provisions for deregulation of the natural gas industry, whether by legislative or regulatory action;

     - implementation of the state electric industry restructuring legislation;

     - federal regulation of electric sales and transmission of electricity that grants independent power producers, electricity marketers and other utilities "direct access" to the interstate electric transmission systems owned by electric utilities, creating opportunity for competitors to market electricity to our wholesale customers;

     - energy markets, including the timing and extent of unanticipated changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity and certain related products due to higher demand, shortages, transportation problems or other developments;

     - the timing and success of business development efforts;

     - potential disruption, expropriation or interruption of facilities or operations due to accidents or political events and the ability to get or maintain insurance coverage for such events;

     - nuclear power performance, decommissioning, policies, procedures, incidents and regulation, including spent nuclear fuel storage availability;

     - technological developments in energy production, delivery and usage;

     - financial or regulatory accounting principles or policies;

     - cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

     - limitations on our ability to control the development or operation of projects in which our subsidiaries have minority interests; and

     - other uncertainties, all of which are difficult to predict and many of which are beyond our control.

                                USE OF PROCEEDS

     The net proceeds to us from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $213.1 million. We intend to use the net proceeds of this offering plus $36.9 million from our Revolving Credit Facility to redeem $250.0 million principal amount of our Auction Rate Reset Subordinated Notes, Series A, due September 2001, which have a current interest rate of 8.59% and are held by CMS RHINOS Trust, a Delaware business trust sponsored by CMS Energy.

     Simultaneously with this redemption, we will cause CMS RHINOS Trust to use the proceeds to redeem $250.0 million, liquidation amount, of its Auction Rate Reset Preferred Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for each of the years ended December 31, 1995 through 1999 and for the six months ended June 30, 2000 are as follows:

                                                                                               SIX MONTHS
                                                            YEAR ENDED DECEMBER 31,               ENDED
                                                      ------------------------------------      JUNE 30,
                                                      1995    1996    1997    1998    1999        2000
                                                      ----    ----    ----    ----    ----    -------------
                                                                                               (UNAUDITED)
Ratio of earnings to fixed charges................    1.90    1.96    1.78    1.59    1.38        1.35
Ratio of earnings to fixed charges and preferred
  stock dividends.................................    1.74    1.75    1.59    1.43    1.28        1.28

     For the purpose of computing the ratio, earnings represent net income before income taxes, net interest charges and the estimated interest portions of lease rentals.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol CMS. The closing price of common stock on August 16, 2000, as reported on the NYSE was $26 7/16 per share. As of August 16, 2000, there were 109,817,713 shares of common stock held by 68,003 holders of record. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported on the NYSE Composite Transactions Tape, and quarterly cash dividends declared on shares of our common stock.

                                                                   COMMON
                                                                STOCK PRICE
                                                               --------------         CASH DIVIDEND
                                                               HIGH      LOW            PER SHARE
                                                               ----      ---          -------------
1998:
  First Quarter............................................    $47 5/16  $41 7/8          $.300
  Second Quarter...........................................     47 3/16   40 11/16         .300
  Third Quarter............................................     44 3/4    38 3/4           .330
  Fourth Quarter...........................................     50 1/8    43 3/16          .330
1999:
  First Quarter............................................    $48 7/16  $39 9/16         $.330
  Second Quarter...........................................     47 1/16   39 1/4           .330
  Third Quarter............................................     41 15/16  35 5/8           .365
  Fourth Quarter...........................................     38 1/16   30 5/16          .365
2000:
  First Quarter............................................    $32 1/16  $16 1/16         $.365
  Second Quarter...........................................     23 1/16   17 3/4           .365
  Third Quarter (through August 16, 2000)..................     27 7/8    22 1/16          .365

RESTRICTIONS AND LIMITATIONS ON ABILITY TO PAY DIVIDENDS

     Reference is made to "Description of Securities--Common Stock--Dividend Rights and Policy; Restrictions on Dividends" and "--Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends" in the accompanying base prospectus for information about our dividend policies and other matters relating to dividends on our common stock, including restrictions and limitations on our ability to pay such dividends. In addition to the restrictions and limitations on payment of dividends described in the accompanying base prospectus, CMS Energy is subject to the following contractual restrictions on its ability to pay dividends:

     Revolving Credit Facility

     Under the terms of our Revolving Credit Facility, we have agreed that we will not, and will not permit certain of our subsidiaries, directly or indirectly, to:

     - declare or pay any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of our capital stock or the capital stock of those subsidiaries; or

     - purchase, redeem, retire or otherwise acquire for value any such capital stock (each, a "restricted payment");

unless (1) there is no event of default under the Revolving Credit Facility (or event that with the lapse of time or giving of notice would constitute an event of default) which has occurred and is continuing, or would occur as a result of the restricted payment, and (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since September 30, 1993 does not exceed the sum of:

     - $120 million;

     - 100% of our consolidated net income from September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

     - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to September 30, 1993.

At June 30, 2000, we could pay cash dividends of $1.951 billion pursuant to this restriction.

     Senior Debt Indenture

     Under the terms of an Indenture dated as of September 15, 1992, as amended and supplemented, between us and Bank One (formerly NBD Bank), as Trustee, pursuant to which we have issued our 7 3/8% Unsecured Notes Due 2000, 8 1/8% Unsecured Notes Due 2002, 6.75% Senior Notes Due 2004, 7 5/8% Unsecured Notes Due 2004, X-TRAS(SM) Pass-Through Trust I Certificates Due 2005, 7.5% Senior Notes Due 2009, 8% Senior Notes Due 2011, and 8 3/8% Senior Notes Due 2013, so long as any of the notes issued thereunder are outstanding and until those notes are rated BBB- or above (or an equivalent rating) by Standard & Poor's and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

     - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in the Indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries);

     - purchase, redeem or otherwise acquire or retire for value any of our capital stock; or

     - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to the scheduled maturity or scheduled repayment thereof, any of our subordinated indebtedness (each, a "restricted payment");

if at the time of any restricted payment described above (1) an event of default under the Indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted payment, or (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since May 6, 1997 would exceed the sum of:

     - $100 million;

     - 100% of our consolidated net income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

     - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to May 6, 1997.

At June 30, 2000, we could pay cash dividends of $985.9 million pursuant to this restriction.

     General Term Note Indenture

     Similarly, the Indenture, dated as of January 15, 1994, as amended and supplemented, between us and The Chase Manhattan Bank, as Trustee, pursuant to which we have issued our General Term Notes, Series A, Series B, Series C, Series D and Series E, provides that so long as any general term notes issued thereunder are outstanding and until the notes are rated BBB- or above (or an equivalent rating) by Standard & Poor's and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

     - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in the Indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries);

     - purchase, redeem or otherwise acquire or retire for value any of our capital stock; or

     - purchase, repurchase, redeem, or otherwise acquire or retire for value, prior to the scheduled maturity or scheduled repayment thereof, any of our subordinated indebtedness (each, a "restricted payment");

if at the time of any restricted payment described above (1) an event of default under the Indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted payment, or (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since September 30, 1993 would exceed the sum of:

     - $120 million;

     - 100% of our consolidated net income from September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

     - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to September 30, 1993.

     At June 30, 2000, we could pay cash dividends of $1.951 billion pursuant to this restriction.

     The provisions described above do not prohibit (1) dividends or other distributions in respect of capital stock issued in connection with the acquisition of any business or assets by us where the payment of such dividends or distributions are payable solely from the net earnings of such business or assets, (2) any purchase or redemption of capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than certain redeemable stock or exchangeable stock), (3) dividends paid within 60 days after the date of declaration thereof if at the date of declaration such dividends would have complied with the limitations described above or (4) payments pursuant to the tax sharing agreement among us and our subsidiaries.

     Trust Preferred Securities

     In June 1997, a CMS Energy affiliated trust issued $172.5 million of 7 3/4% Convertible Trust Preferred Securities. The preferred securities are convertible at the option of the holder into shares of CMS Energy common stock at an initial conversion rate of 1.2255 shares of CMS Energy common stock for each preferred security (equivalent to a purchase price of $40.80 per share of CMS Energy common stock), subject to certain adjustments. On or after July 16, 2001, we may, at our option, cause the conversion rights of the holders of the preferred securities to expire upon certain conditions.

     In July 1999, a CMS Energy affiliated trust issued $300.875 million of 8.750% Adjustable Convertible Trust Securities. Each unit of adjustable convertible trust securities obligates the holder to purchase from us not more than 1.2121 and not less than 0.7830 shares of CMS Energy common stock based on the average trading price of that common stock during a 20-day period ending before July 1, 2002.

     Under the terms of the Indenture, dated June 1, 1997, between us and The Bank of New York, as trustee, as amended and supplemented, and the guarantee agreements dated June 20, 1997, June 1, 1999 and July 8, 1999 between us and The Bank of New York relating to the preferred securities of CMS Energy Trust I, CMS RHINOS Trust and CMS Energy Trust II pursuant to which the preferred securities and the related convertible subordinated debentures due 2027, the Auction Rate Reset Subordinated Notes, Series A due 2001 and the Junior Subordinated Deferrable Interest Debentures due 2004, respectively, were issued, we have agreed that we will not, and will not cause any of our subsidiaries to, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, if at such time:

     - an event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would constitute an event of default and in respect of which we have not taken reasonable steps to cure;

     - we are in default with respect to the payment of any obligations under the Guarantee Agreement; or

     - we have given notice of our selection of an extension period as provided in the subordinated debt indenture with respect to the subordinated debentures and have not rescinded such notice, or such extension period (or any extension thereof) is continuing.

DIVIDEND RESTRICTIONS UNDER MICHIGAN LAW

     Michigan law prohibits payment of a dividend if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).

     Under the provisions of the Michigan Business Corporation Act, at June 30, 2000, our net assets available for the payment of dividends were $2.337 billion.

CONSUMERS' DIVIDEND RESTRICTIONS

     Consumers' ability to pay dividends to CMS Energy is restricted by Consumer's articles of incorporation and certain agreements to which it is a party, as described under "Description of Securities--Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends" in the accompanying base prospectus.

     Under the provisions of the Michigan Business Corporation Act, at June 30, 2000, Consumers' net assets available for payment of dividends were $1.867 billion. Under its Articles of Incorporation, the most restrictive dividend limitation, Consumers would be able to pay $360 million in dividends. In July 2000, Consumers declared a $17 million common dividend payable in August 2000.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000 (1) on an actual basis and (2) as adjusted to reflect the sale of $220 million of PEPS Units in this offering and the application of the net proceeds as described under "Use of Proceeds." This table should be read in conjunction with our consolidated financial statements and related notes included in the incorporated documents as described under "Incorporation of Certain Documents by Reference" in the accompanying base prospectus.

                                                                        AS OF
                                                                    JUNE 30, 2000
                                                                ----------------------
                                                                ACTUAL     AS ADJUSTED
                                                                -------    -----------
                                                                     (UNAUDITED)
                                                                    (IN MILLIONS)
Non-current portion of capital leases.......................    $   197      $   197
Long-term debt..............................................    $ 6,918      $ 6,955
                                                                -------      -------
Total stockholders' equity:
  Company-obligated mandatorily redeemable preferred
     securities of:
     Consumers Power Company Financing I (1)................        100          100
     Consumers Energy Company Financing II (2)..............        120          120
     Consumers Energy Company Financing III (3).............        175          175
     CMS RHINOS Trust (4)...................................        250           --
  Company-obligated convertible preferred securities of:
     CMS Energy Trust I (5).................................        173          173
     CMS Energy Trust II (6)................................        301          301
     CMS Energy Trust III (7)...............................         --          220
  Preferred stock of subsidiary.............................         44           44
  Common stockholders' equity...............................      2,345        2,345
                                                                -------      -------
       Total stockholders' equity...........................      3,508        3,478
                                                                -------      -------
          Total capitalization..............................    $10,623      $10,630
                                                                =======      =======

------------------
(1) The primary asset of Consumers Power Company Financing I is approximately $103 million principal amount of 8.36% subordinated deferrable interest notes due 2015 from Consumers.

(2) The primary asset of Consumers Energy Company Financing II is approximately $124 million principal amount of 8.20% subordinated deferrable interest notes due 2027 from Consumers.

(3) The primary asset of Consumers Energy Company Financing III is $180 million principal amount of 9.25% subordinated deferrable interest notes due 2029 from Consumers.

(4) The primary asset of CMS RHINOS Trust is approximately $258 million principal amount of floating rate, subordinated interest notes due 2001 from CMS Energy. Adjusted to reflect the payment from the proceeds of the units offered hereby of $250 million of preferred securities.

(5) The primary asset of CMS Energy Trust I is approximately $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from the Company.

(6) The primary asset of CMS Energy Trust II is approximately $310 million principal amount of 8.625% junior subordinated deferrable interest debentures due 2004 from the Company.

(7) The primary asset of CMS Energy Trust III will be approximately $227 million principal amount of 7.25% subordinated deferrable notes being issued in connection with the units being offered hereby.

                                  THE COMPANY

OVERVIEW

     CMS Energy is a leading diversified energy company operating in the United States and around the world. Our two principal subsidiaries are Consumers Energy and CMS Enterprises. Consumers is a public utility that provides natural gas or electricity to almost 6 million of the approximately 9.5 million residents in Michigan's lower peninsula. Enterprises, through subsidiaries, is engaged in several domestic and international diversified energy businesses.

     In 1999, we generated consolidated operating revenue of $6.1 billion and pre-tax operating income of $912.0 million. The following table shows the pre-tax operating income contribution from each of our business segments:

                                                                       PRE-TAX
                                                                  OPERATING INCOME
                                                                ---------------------
                                                                  AMOUNT      % TOTAL
                                                                ----------    -------
                                                                (MILLIONS)
CONSUMERS
Consumers electric utility..................................       $494         54.2%
Consumers gas utility.......................................        132         14.4
                                                                   ----        -----
  Total Consumers...........................................        626         68.6
ENTERPRISES
Independent power production................................        157         17.2
Natural gas transmission, storage and processing............         91         10.0
Oil and gas exploration and production......................         17          1.9
International energy distribution and other non-utility
  operations................................................         17          1.9
Marketing, services and trading.............................          4          0.4
                                                                   ----        -----
  Total Enterprises.........................................        286         31.4
                                                                   ----        -----
     Total..................................................       $912        100.0%
                                                                   ====        =====

CONSUMERS

     Consumers primarily consists of our electric and gas utility operations. Consumers was formed in Michigan in 1968 and is the successor to a corporation organized in Maine in 1910 and which did business in Michigan from 1915 to 1968. Consumers' consolidated operations account for a majority of our total assets, revenues and pre-tax operating income. Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries.

     ELECTRIC UTILITY OPERATIONS

     If independent, Consumers' electric utility operation would be the twelfth largest electric company in the United States based upon the number of customers in 1998. The electric operations of Consumers include the generation, purchase, transmission, distribution and sale of electricity. In 1999, operating revenue from this segment was $2,667 million and total electric sales were 41 billion KWh. At year-end 1999, Consumers served 1.67 million customers in 61 of the 68 counties of Michigan's lower peninsula. Principal cities served include Battle Creek, Flint, Grand Rapids, Jackson, Kalamazoo, Midland, Muskegon and Saginaw. Consumers' electric utility customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Consumers' electric operations are not dependent upon a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition, subject to appropriate regulatory treatment that allows an adjustment to Consumers rates to compensate for the loss of revenues from such customers.

     In 1999, Consumers owned and operated 31 electric generating plants with an aggregate of 6,252 MW of capacity. In addition, Consumers purchased 2,388 MW of net capacity, which amounted to 32% of Consumers' total system requirements, from other power producers, the largest being the Midland Cogeneration-Venture Limited Partnership, the MCV Partnership. Consumers also owns 8,640 miles of electric transmission lines operating at up to 345 kilovolts, owns 60,456 miles of electric distribution lines and owns substations having an aggregate transformer capacity of 40,452,870 kilovolt-amperes.

     Consumers generates electricity principally from coal and nuclear fuel. Consumers has four generating plant sites that use coal as a fuel source and which constituted 78.5% of its baseload capacity in 1999. Combined, these plants produced a total of 19,085 GWh of electricity in 1999 and required 8.9 million tons of coal. Consumers' coal inventory on December 31, 1999 amounted to approximately 40 days' supply. During 1999, Consumers owned two nuclear power plants of which only one was operating. The Big Rock nuclear power plant was closed permanently in 1997 and is in the process of being decommissioned. The Palisades nuclear power plant had net generation of 5,105 GWh, constituting 21% of Consumers' baseload generation. Consumers has two contracts for uranium concentrate sufficient to provide up to 50% of the plant's requirements. Consumers intends to purchase the balance of its concentrate, conversion and enrichment requirements for the next Palisades reload throughout the year 2000.

     GAS UTILITY OPERATIONS

     If independent, Consumers' gas utility operation would be the fifth largest gas company in the United States based upon the number of customers in 1998. Consumers' gas utility operation purchases, transports, stores, distributes and sells natural gas. Total deliveries of natural gas sold by Consumers and from other sellers over Consumers' pipeline and distribution network to ultimate customers, including the MCV Partnership, in 1999 totaled 389 Bcf. Operating revenue for 1999 was $1,156 million. As of December 31, 1999, Consumers rendered gas sales and delivery service to 1.58 million customers and is authorized to provide service in 54 of the 68 counties in Michigan's lower peninsula. Principal cities served include Bay City, Flint, Jackson, Kalamazoo, Lansing, Pontiac and Saginaw, as well as the suburban Detroit area, where over 900,000 of the gas customers are located. Consumers' gas operation is not dependent upon a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition, subject to appropriate regulatory treatment that allows an adjustment to Consumers rates to compensate for the loss of revenues from such customers.

     Consumers, together with its wholly owned subsidiary, Michigan Gas Storage, owns 23,933 miles of distribution mains and 1,674 miles of transmission lines throughout the lower peninsula of Michigan. Consumers and its subsidiary also own and operate 8 compressor stations with a total of 162,000 installed horsepower. Consumers' gas storage fields have an aggregate working storage capacity of approximately 130 Bcf.

     In 1999, Consumers' purchased 80% of its required gas supply under contracts longer than one year. Consumers also has firm transportation arrangements with affiliates and other independent pipeline companies for the delivery of over 90% of its total gas supply requirements to Michigan for ultimate deliveries to market. These contracts have expiration dates ranging from March 2000 to March 2004. Consumers transports the balance of its required gas supply under interruptible contracts.

ENTERPRISES

     INDEPENDENT POWER PRODUCTION

     CMS Generation, formed in 1986, invests in, acquires, develops, constructs and operates non-utility power generation plants both in the United States and internationally. As of December 31, 1999, CMS Generation had ownership interests in operating power plants with capacity totaling 8,110 gross MW (3,713 net MW) throughout the United States and in Argentina, Australia, Chile, India, Jamaica, Morocco, the Philippines and Thailand. At year-end 1999, its projects range in size from 3 MW to 2,000 MW and are powered by water, coal, natural gas, oil, wood, wind and waste material. Additional projects totaling approximately 4,847 gross MW are under construction or advanced development at December 31, 1999.

     The following table details CMS Generation's interest in independent power plants in the United States as well as abroad as of year end 1999:

                                                                             OWNERSHIP       GROSS
                         LOCATION                             FUEL TYPE       INTEREST      CAPACITY
                         --------                             ----------    ------------    --------
                                                                                (%)           (MW)
DOMESTIC
North Carolina............................................      Wood            50.0            45
Michigan..................................................      Wood            50.0            35
Michigan..................................................      Wood            50.0            39
California................................................      Wood            50.0            36
New York..................................................     Fossil           50.0             4
Michigan..................................................     Fossil          100.0           160
Michigan..................................................     Fossil           50.0            62
Michigan..................................................     Fossil          100.0            68
Michigan..................................................     Fossil          100.0           156
New Jersey(1).............................................     Fossil            80            239
Oklahoma..................................................     Fossil           8.8            124
Connecticut...............................................    Scrap tire        50.0            31
Virginia..................................................      Hydro           55.0             3
Maine.....................................................      Hydro           50.0             4
New York..................................................      Hydro           12.5            58
New York..................................................      Hydro           1.0             14
New York..................................................      Hydro           50.0             3
California................................................      Wind            8.5             72
California................................................      Wind            22.7            30
INTERNATIONAL
Argentina.................................................     Fossil           100            128
Jamaica...................................................     Fossil            41             63
India.....................................................     Fossil       25.3 - 49.0        435
Argentina.................................................     Fossil           92.6           540
Argentina.................................................      Hydro           17.2         1,320
Morocco...................................................     Fossil           50.0           660
Thailand..................................................     Fossil           66.2           300
Chile.....................................................     Fossil           50.0           555
Australia.................................................     Fossil           49.6         2,000
Latin America.............................................      Other         Various          780
Other.....................................................     Fossil       41.2 - 100.0       337

------------------
(1) In the second quarter 2000, CMS Generation sold its interest in the Lakewood cogeneration plant located in New Jersey.

     Through CMS Midland and CMS Holdings, we also own a 49% interest in the MCV Partnership and through a trust, we have a 35% indirect beneficial interest in the MCV Facility. The MCV Partnership was formed in January 1987 to convert a portion of an abandoned Midland County, Michigan nuclear plant owned by Consumers into the MCV Facility. The MCV Facility has gross capacity of 1,370 MW (671 net MW).

     NATURAL GAS TRANSMISSION, STORAGE AND PROCESSING

     CMS Gas Transmission, formed in 1988, owns, develops and manages domestic and international natural gas facilities consisting of a total of 21,359 miles of pipeline (including 488 miles of projects under construction) with a daily capacity of approximately 10.0 Bcf per day. At December 31, 1999, CMS Gas Transmission had processing capabilities of 1.0 Bcf per day of natural gas. Its Michigan carbon dioxide removal plants processed approximately 330 MMcf per day, representing more natural gas processed than any other processor in the State of Michigan.

     We expanded the importance of this business segment with the acquisition of the Panhandle companies in March 1999. CMS Gas Transmission also acquired natural gas pipeline assets in Western Australia and gathering systems and processing plants in the panhandle region of Texas and Oklahoma and the Powder River region of Montana and Wyoming.

     In early 2000, CMS Gas Transmission sold a partial interest in its Northern Header gathering system. In March 2000, CMS Gas Transmission, through a subsidiary of Panhandle, acquired a 1.0 Bcf per day natural gas and condensate pipeline in the Gulf of Mexico offshore Louisiana, west of an existing CMS-owned system.

     Panhandle Companies

     In March 1999, we acquired the following companies: a) Panhandle Eastern Pipe Line Company, formed in Delaware in 1929, and its principal consolidated subsidiaries, Trunkline and Pan Gas Storage, and b) Panhandle Eastern Pipe Line Company's affiliates, Trunkline LNG and Panhandle Storage. As a result, Panhandle Eastern Pipe Line Company and the other Panhandle companies are now a wholly owned subsidiary of CMS Gas Transmission. We refer to these companies collectively as Panhandle.

     Panhandle is primarily engaged in the interstate transmission and storage of natural gas. The company operates one of the nation's largest natural gas pipeline networks, providing customers in the Midwest and Southwest with a comprehensive array of transportation services. This interconnected 10,400 mile system accesses virtually all major natural gas regions in the United States.

     Panhandle had throughput of 1,139 Tbtu in 1999. A majority of delivered volumes of Panhandle's interstate pipelines represents gas transported under long-term service agreements with local distribution company customers in the pipeline's market areas. Firm transportation services are also provided under contract to gas marketers, producers, other pipelines, electric power generators and a variety of end-users. In addition, the pipelines offer both firm and interruptible transportation to customers on a short-term or seasonal basis.

     Panhandle's major customers include approximately 25 utilities located primarily in the Midwest market area that encompasses large portions of Michigan, Ohio, Indiana, Illinois, Missouri and Tennessee. Panhandle's consolidated operating revenue in 1999 was $471 million, of which 84% was generated from transportation services, 10% from storage services, and 6% from other business.

     In March 2000, Panhandle announced an agreement to own a one third interest in a limited liability company to extend and to convert an existing 26-inch pipeline from natural gas transmission service to liquid products service by the end of 2001. This plan is in conjunction with a FERC filing requesting abandonment of 720 miles of the pipeline.

     OIL AND GAS EXPLORATION AND PRODUCTION

     CMS Oil and Gas (formerly known as CMS NOMECO Oil & Gas Co.), formed in 1967, conducts oil and gas exploration and development operations throughout the United States and seven other countries. Historically, our domestic operations primarily focused on gas exploration and production in Michigan and Texas and coal bed methane exploration and production in Wyoming. We anticipate that our future domestic operations will focus on oil and gas exploration and production in Texas and coal bed methane exploration and production in Wyoming. Our international operations are focused on oil exploration and production in South America and Africa. In 1999, CMS Oil and Gas achieved production levels of 7.3 MMBbls of oil and condensate, 0.4 MMBbls of plant products and 26.4 Bcf of gas. CMS Oil and Gas' proven oil and gas reserves total 248.2 MMBoe reflecting a balanced portfolio of reserves, including 47% oil and condensate and 53% natural gas.

     The following table shows net oil and gas production by CMS Oil and Gas for 1997, 1998 and 1999.

                                                                 1997      1998      1999
                                                                ------    ------    ------
Oil and condensate (MBbls)(1)...............................     6,564     7,307     7,288
Natural gas (MMcf)(1).......................................    27,157    26,495    26,412
Plant products (MBbls)(1)...................................       321       413       396
Average daily production(2)
  Oil (MBbls)...............................................      20.5      23.8      24.8
  Gas (MMcf)................................................      89.1      89.3     119.6
Reserves to annual production ratio
  Oil (MMBbls)..............................................      14.3      11.5      15.2
  Gas (Bcf).................................................      11.9      21.3      29.9

------------------
Notes: (1) Revenue interest to CMS Oil and Gas.
       (2) CMS Oil and Gas working interest (includes CMS Oil and Gas' share of royalties).

     For the year ended December 31, 1999, CMS Oil and Gas' estimated oil and gas reserves were as follows:

                                                                          SOUTH
                                                                U.S.     AMERICA    AFRICA    TOTAL
                                                                -----    -------    ------    -----
Estimated Proved Developed and Undeveloped Reserves:
  Oil (MMBbls)..............................................      1.9     45.9       69.1     116.9
  Gas (Bcf).................................................    204.2       --      583.9     788.1
Estimated Proved Developed Reserves:
  Oil (MMBbls)..............................................      1.8     21.8       50.9      74.5
  Gas (Bcf).................................................    191.8       --      460.9     652.7

     In the second quarter 2000, CMS Oil and Gas sold all of its northern Michigan oil and gas properties. In that same quarter, it sold its working interest in oil reserves located in Ecuador's Oriente Basin.

     INTERNATIONAL ENERGY DISTRIBUTION

     CMS Electric and Gas, formed in 1996, is CMS Energy's international energy distribution subsidiary. As of February 2000, it has ownership interests in electric distribution companies which provide service in the states of Sao Paulo and Minas Gerais in Brazil, the province of Entre Rios in Argentina, and on Margarita Island in Venezuela. These electric distribution companies serve a total of 464,000 customers with electricity sales of 3,096 GWh in 1999, after accounting for the sale in January 2000 of CMS Electric and Gas' interest in Companhia Forca e Luz Cataguazes--Leopoldina and its subsidiaries in Brazil.

     MARKETING, SERVICES AND TRADING

     CMS MST, formed in 1996, provides natural gas, oil, coal and electric marketing, risk management and energy management services to industrial, commercial, utility and municipal energy users throughout the United States and internationally. CMS MST has grown dramatically since its inception. CMS Energy intends to use CMS MST to enhance performance of CMS Energy assets, such as gas reserves and power plants. CMS MST markets annually approximately 470 Bcf of natural gas, 3,709 GWh of electricity, 23 MMBbls of crude oil and 6.5 MMBbls of natural gas liquids. CMS MST also provided energy management services to 1,600 projects from 1997 through 1999. At December 31, 1999, CMS MST had more than 10,000 customers, transported gas on more than 30 gas pipelines and was active in 35 states and 2 countries.

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be reflected in our consolidated financial statements, with the trust preferred securities shown on our balance sheet as Company-obligated mandatorily redeemable preferred capital trust securities of a subsidiary trust holding solely CMS subordinated notes. The footnotes to our consolidated financial statements will reflect that the sole asset of the Trust will be the subordinated deferrable notes. Distributions on the trust preferred securities will be reflected as a charge to our consolidated income, identified as "Distributions on Preferred Securities of a Subsidiary Trust," whether paid or accumulated.

     The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive the stated amount of $25 on the purchase contract and will issue the requisite number of shares of our common stock. The stated amount received will be credited to shareholders' equity.

     Prior to the issuance of shares of our common stock upon settlement of the purchase contracts, the PEPS Units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we expect there will be no dilutive effect on our diluted earnings per share except during periods when the average market price of a share of our common stock is above the threshold appreciation price.

                         DESCRIPTION OF THE PEPS UNITS

     The following is a summary of some of the terms of the PEPS Units. This summary together with the summary of some of the terms of the purchase contracts, the purchase contract agreement, the pledge agreement and the trust preferred securities set forth under the captions "Description of the Purchase Contracts," "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement" and "Description of the Trust Preferred Securities" in this prospectus supplement contain a description of all of the material terms of the PEPS Units but is not complete. We refer you to the forms of the purchase contract agreement, the pledge agreement and the trust preferred securities that have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the description of the stock purchase units in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the prospectus.

PEPS UNITS

     Each PEPS Unit offered will initially consist of:

     - a purchase contract under which the holder will purchase from us on the purchase contract settlement date, or upon early settlement, for $25, a number of shares of our common stock equal to the applicable settlement rate described under "Description of the Purchase Contracts--General" or "Description of the Purchase Contracts--Early Settlement" in this prospectus supplement, as the case may be; and

     - a trust preferred security, having a stated liquidation amount of $25, representing an undivided beneficial ownership interest in the assets of the Trust, which assets will consist solely of the subordinated deferrable notes, under which we will pay cash distributions at the rate of 7.25% per year, or $1.8125 per year, paid quarterly.

     The trust preferred security will be pledged under the pledge agreement to secure your obligation to purchase our common stock under the purchase contract.

     We will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, to cause the subordinated deferrable notes to be distributed to the holders of the trust securities. Prior to the distribution of the subordinated deferrable notes, we will be required to obtain an opinion of counsel that the distribution of the subordinated deferrable notes will not be taxable to the holders of the trust preferred securities for United States federal income tax purposes. References in this prospectus supplement to trust preferred securities, unless the context otherwise requires, include the subordinated deferrable notes that would be delivered to the holders of the trust preferred securities upon dissolution of the Trust.

     In addition, if a tax event occurs prior to the purchase contract settlement date, we may cause the subordinated deferrable notes (and, thus, the trust preferred securities) to be redeemed. Upon such a "tax event redemption," the securities intermediary will use the proceeds from the redemption of the subordinated deferrable notes to purchase a portfolio of zero-coupon U.S. treasury securities that mature one business day prior to the purchase contract settlement date and on the various dates upon which payments would have been due on the subordinated deferrable notes. We refer to this portfolio of treasury securities as the "treasury portfolio." The treasury portfolio will be substituted for the redeemed trust preferred securities as the collateral securing the holders' obligations under the related purchase contracts and the Trust will be dissolved.

     If the Trust is dissolved at a time when the trust preferred securities are part of the PEPS Unit, each PEPS Unit thereafter will consist of a purchase contract plus a subordinated deferrable note having a principal amount of $25, instead of a trust preferred security. If the Trust is dissolved at a time when the trust preferred securities are no longer a part of the PEPS Unit, the holder of the trust preferred securities will receive a subordinated deferrable note or cash in an amount equal to the redemption price of the subordinated deferrable note, as applicable.

     An "applicable ownership interest" means, with respect to a PEPS Unit that includes a treasury portfolio, (1) a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. treasury security included in the treasury portfolio that matures on or prior to August 18, 2003 and (2) for each scheduled interest payment date on the subordinated deferrable notes that occurs after the date upon which the subordinated deferrable notes are redeemed due to a tax event, a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. treasury security included in the treasury portfolio that matures on or prior to such date. Unless otherwise specified, references in this prospectus supplement to the "applicable ownership interest of the treasury portfolio" have the meaning specified in clause (1) of this definition.

     The purchase price of each PEPS Unit will be allocated between the purchase contract and the trust preferred security in proportion to their respective fair market values at the time of purchase. We expect that, at the time of issuance, the fair market value of each purchase contract will be $1.459 and the fair market value of each trust preferred security will be $23.541. This position will generally be binding on each beneficial owner of a PEPS Unit (but not on the IRS).

     So long as the units are in the form of PEPS Units, the related trust preferred securities or the applicable ownership interest of the treasury portfolio, as applicable, will be pledged to the collateral agent to secure the holders' obligations to purchase our common stock under the related purchase contracts.

CREATING TREASURY PEPS UNITS BY SUBSTITUTING A TREASURY SECURITY FOR TRUST PREFERRED SECURITIES

     Each holder of 40 PEPS Units may create 40 Treasury PEPS Units by substituting for the trust preferred securities that are a part of the PEPS Units a treasury security having an aggregate principal amount at maturity equal to $1,000.

     Each Treasury PEPS Unit will consist of:

     - a purchase contract under which the holder will purchase from us on the purchase contract settlement date, or upon early settlement, for $25, a number of shares of our common stock equal to the applicable settlement rate; and

     - a 1/40 undivided beneficial ownership interest in a zero-coupon U.S. treasury security (CUSIP No. 912820BG1) with a principal amount at maturity equal to $1,000 and maturing on August 15, 2003, the business day preceding the purchase contract settlement date.

     The term "business day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York City or Delaware are authorized or required by law or executive order to remain closed or a day on which The Bank of New York, a New York banking corporation, acting as indenture trustee with respect to the subordinated deferrable notes and property trustee under the declaration of trust, is closed for business.

     The Treasury PEPS Unit holder's beneficial ownership in the treasury security will be pledged under the pledge agreement to secure the holder's obligation to purchase shares of our common stock under the purchase contract.

     Holders of PEPS Units may create Treasury PEPS Units at any time on or prior to the seventh business day preceding August 18, 2003. Because the treasury security is issued in integral multiples of $1,000, holders of PEPS Units may create Treasury PEPS Units only in integral multiples of 40.

     To create 40 Treasury PEPS Units, a holder is required to:

     - deposit with the securities intermediary a zero-coupon U.S. treasury security (CUSIP No. 912820BG1) with a principal amount at maturity equal to $1,000 and maturing on August 15, 2003; and

     - transfer to the purchase contract agent 40 PEPS Units, accompanied by a notice stating that the holder of the PEPS Units has deposited a treasury security with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related 40 trust preferred securities.

     Upon receiving instructions from the purchase contract agent and confirmation of receipt of the treasury security by the securities intermediary, the collateral agent will cause the securities intermediary to release the related 40 trust preferred securities from the pledge and deliver them to the purchase contract agent, free and clear of our security interest. The purchase contract agent then will:

     - cancel the 40 PEPS Units;

     - transfer the related 40 trust preferred securities to the holder; and

     - deliver 40 Treasury PEPS Units to the holder.

     The treasury security will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure the holder's obligation to purchase shares of our common stock under the related purchase contracts. These trust preferred securities thereafter will trade separately from the Treasury PEPS Units.

     Holders who create Treasury PEPS Units or recreate PEPS Units (as discussed below) will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement--Miscellaneous" in this prospectus supplement.

RECREATING PEPS UNITS

     Each holder of 40 Treasury PEPS Units may recreate 40 PEPS Units by:

     - depositing with the securities intermediary 40 trust preferred securities; and

     - transferring to the purchase contract agent 40 Treasury PEPS Units, accompanied by a notice stating that such holder has deposited 40 trust preferred securities with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related treasury security.

     Upon receiving instructions from the purchase contract agent and confirmation of receipt of the trust preferred securities by the securities intermediary, the collateral agent will cause the securities intermediary to release the related treasury security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

     - cancel the 40 Treasury PEPS Units;

     - transfer the related treasury security to the holder; and

     - deliver 40 PEPS Units to the holder.

     Holders of Treasury PEPS Units may recreate PEPS Units at any time on or prior to the seventh business day preceding August 18, 2003.

CURRENT PAYMENTS

     The payments on the PEPS Units will consist of cash distributions payable on the trust preferred securities by the Trust or the subordinated deferrable notes, as applicable, payable at the rate of 7.25% of the stated liquidation or principal amount per year, payable quarterly in arrears, on February 18, May 18, August 18, and November 18, starting November 18, 2000. We may defer interest payments on the subordinated deferrable notes which will effectively be a deferral of the cash distribution on the trust preferred securities since the Trust's only source of funds is the interest payments we make on the subordinated deferrable notes.

     If a holder of PEPS Units creates Treasury PEPS Units by substituting a treasury security for the trust preferred securities, such holder will not receive any payments with respect to the Treasury PEPS Units. If a Treasury PEPS Unit holder continues to hold the trust preferred security that has been separated from the PEPS Unit, it will continue to receive distributions on such trust preferred security.

LISTING OF THE PEPS UNITS AND THE TREASURY PEPS UNITS

     We have been approved for listing the PEPS Units on the New York Stock Exchange under the symbol "CMS PrM". If Treasury PEPS Units are created and then traded to a sufficient extent that applicable exchange listing requirements are met, we will try to list them on the national securities exchanges or associations on which the PEPS Units are then listed or quoted, but we have no obligation to do so. We do not intend to list the trust preferred securities on any securities exchange.

REPURCHASE OF THE PEPS UNITS

     We may purchase from time to time any of the PEPS Units offered by this prospectus supplement and the accompanying prospectus that are then outstanding by tender, in the open market, by private agreement or otherwise.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

     The following description is a summary of some of the terms of the purchase contracts. It supplements the description of the stock purchase contracts in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the prospectus. The purchase contracts will be issued pursuant to the purchase contract agreement between us and The Bank of New York, as purchase contract agent. The description of the purchase contracts and the purchase contract agreement in this prospectus supplement and the accompanying prospectus contain a summary of their material terms but do not purport to be complete, and reference is hereby made to the form of the purchase contract agreement that is filed as an exhibit or incorporated by reference to the registration statement.

     A holder of a PEPS Unit or a Treasury PEPS Unit can satisfy his or her obligation under the purchase contract to purchase our common stock on or prior to the purchase contract settlement date in one of three ways. Such holder can settle his or her purchase contract obligation by:

     - settling on the purchase contract settlement date through the remarketing procedures described under "--Settlement through Remarketing";

     - settling on the purchase contract settlement date by paying cash as described under "--Notice to Settle with Cash"; or

     - settling early in the event of a cash merger involving CMS, as described under "--Early Settlement."

     Each of the three settlement methods requires you to make a decision about how you wish to satisfy your purchase contract obligation to purchase our common stock and take the appropriate steps no later than seven business days prior to August 18, 2003. If you are a PEPS Unit holder and you fail to make an effective election on your trust preferred securities, your purchase contract obligation will be settled on the purchase contract settlement date through the remarketing procedures and if you are a Treasury PEPS Unit holder and you fail to elect to settle in cash on the purchase contract settlement date the principal amount of the related treasury security will be applied to satisfy your obligation under your purchase contracts, in each case as more fully described under "--Settlement through Remarketing."

     Each purchase contract that is a part of a PEPS Unit or a Treasury PEPS Unit will obligate its holder to purchase, and us to sell, on the purchase contract settlement date (unless the purchase contract terminates prior to that date or is settled early at the holder's option), a number of shares of our common stock equal to the settlement rate, for $25 in cash. The number of shares of our common stock issuable upon settlement of each purchase contract on the purchase contract settlement date (which we refer to as the "settlement rate") will be determined as follows, (subject to adjustment as described under "--Anti-Dilution Adjustments" below):

     - If the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the purchase contract settlement date, is equal to or greater than $30.403, the threshold appreciation price, then each purchase contract will be settled for .8223 shares.

     - If the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the purchase contract settlement date, is less than $30.403 but greater than $13.218, the floor price, then each purchase contract will be settled for a number of shares having a value, based on such 20-trading day average, equal to $25.

     - If the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the purchase contract settlement date, is less than or equal to $13.218, then each purchase contract will be settled for 1.8913 shares of our common stock.

     Except under the limited circumstances described under "--Anti-Dilution Adjustments," if you elect to settle your purchase contract early, the number of shares of our common stock issuable upon settlement of such purchase contract will be .8223.

     FOR ILLUSTRATIVE PURPOSES ONLY, THE FOLLOWING TABLE SHOWS THE NUMBER OF SHARES OF OUR COMMON STOCK ISSUABLE UPON SETTLEMENT OF EACH PURCHASE CONTRACT AT VARIOUS ASSUMED VALUES FOR THE AVERAGE OF THE CLOSING PRICES OF OUR COMMON STOCK ON THE 20 TRADING DAYS ENDING ON THE THIRD TRADING DAY PRIOR TO THE PURCHASE CONTRACT SETTLEMENT DATE, THE "APPLICABLE MARKET VALUE," AND A FLOOR PRICE OF $13.218 AND A THRESHOLD APPRECIATION PRICE OF $30.403. The threshold appreciation price represents an appreciation of 15% above the reference price of $26.4375. The floor price represents a discount of 50% below the reference price of $26.4375. The table assumes that there will be no adjustments to the settlement rate described under "--Anti-Dilution Adjustments" below. We cannot assure you that the actual applicable market value will be within the range set forth below. A holder of a PEPS Unit or a Treasury PEPS Unit will receive on the purchase contract settlement date, in settlement of each purchase contract, the following shares of our common stock at the following assumed applicable market values:

                                                                SHARES OF OUR
                     ASSUMED APPLICABLE                            COMMON
                        MARKET VALUE                                STOCK
                     ------------------                         -------------
$10.00......................................................        1.8913
$12.50......................................................        1.8913
$15.00......................................................        1.6667
$20.00......................................................        1.2500
$25.00......................................................        1.0000
$30.00......................................................        0.8333
$35.00......................................................        0.8223
$37.50......................................................        0.8223
$40.00......................................................        0.8223

     As the above table illustrates, if, on the purchase contract settlement date, the applicable market value is greater than or equal to the threshold appreciation price of $30.403, we would be obligated to deliver .8223 shares of our common stock for each purchase contract. As a result, the holder would receive 86.96% of the appreciation in the market value of the shares of our common stock underlying each purchase contract above $30.403. If, on the purchase contract settlement date, the applicable market value is less than the threshold appreciation price of $30.403 but greater than the floor price of $13.218 we would be obligated to deliver a number of shares of our common stock having a value, based on the applicable market value, equal to $25 and we would retain all appreciation in the market value of the shares of our common stock underlying each purchase contract for that period. If, on the purchase contract settlement date, the applicable market value is less than or equal to the floor price of $13.218, we would be obligated to deliver in settlement of the purchase contract 1.8913 shares of our common stock for each purchase contract, regardless of the market price of the shares of our common stock. As a result, the holder would realize a loss on the decline in market value of the shares of our common stock underlying each purchase contract for that period.

     The term "closing price" of shares of our common stock means, on any date of determination (1) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of shares of our common stock on the New York Stock Exchange on such date or, if shares of our common stock are not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which the shares of our common stock are so listed, or if shares of our common stock are not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market or (2) if shares of our common stock are not so reported, the last quoted bid price for the shares of our common stock in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices of shares of our common stock on such date from at least three nationally recognized independent investment banking firms retained for this purpose by us.

     The term "trading day" means a day on which the shares of our common stock
(1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and
(2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of our common stock.

     We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the applicable market value. If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of our common stock issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

     Prior to the settlement of a purchase contract, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights (including under our shareholder rights plan) of a holder of our common stock by virtue of holding such purchase contract.

     By purchasing a PEPS Unit or a Treasury PEPS Unit, a holder will be deemed to have, among other things:

     - irrevocably authorized the purchase contract agent as its attorney-in-fact to enter into and perform that holder's obligations under the related purchase contract and pledge agreement on behalf of such holder;

     - agreed to be bound by the terms and provisions of the related purchase contract; and

     - agreed to be bound by the pledge arrangement contained in the related pledge agreement.

     In addition, each holder will be deemed to have agreed to treat itself as the owner of the related trust preferred security or treasury security, as the case may be, and to treat the subordinated deferrable notes as our indebtedness for United States federal, state and local income and franchise tax purposes.

SETTLEMENT THROUGH REMARKETING

     PEPS Unit holders:

     - who fail to notify the purchase contract agent, prior to 5:00 p.m., New York City time, on the seventh business day prior to August 18, 2003, of their intention to effect settlement of the related purchase contracts with cash in the manner described under "--Notice to Settle with Cash," or

     - who so notify the purchase contract agent but fail to deliver such cash prior to 11:00 a.m., New York City time, on the fifth business day prior to August 18, 2003, or

     - who do not settle early the related purchase contract prior to 5:00 p.m., New York City time, on the seventh business day prior to August 18, 2003 in the manner described under "--Early Settlement"

will have their trust preferred securities remarketed three business days prior to August 18, 2003, the remarketing date. These PEPS Unit holders will join the holders of trust preferred securities who have elected to have their trust preferred securities remarketed.

     Pursuant to the remarketing agreement among the remarketing agent, the Trust and us, the remarketing agent will use its reasonable efforts to remarket the trust preferred securities on the remarketing date at a price equal to $25.125. If the remarketing agent determines that it will be able to remarket all the trust preferred securities tendered or deemed tendered for a purchase price in excess of $25.125 per trust preferred security immediately prior to the remarketing, then the remarketing agent will decrease the distribution rate on the trust preferred securities so that the market value will be equal to $25.125 per trust preferred security at the time of the remarketing. If the remarketing agent determines that it will not be able to remarket all the trust preferred securities tendered or deemed tendered for a purchase price of $25.125 per trust preferred security immediately prior to remarketing, then the remarketing agent will increase the distribution rate on the trust preferred securities so that the market value will be equal to $25.125 per trust preferred security at the time of the remarketing. Of the proceeds from the remarketing of the trust preferred securities that are a part of the PEPS Units, $25 will automatically be applied to satisfy in full your obligation to purchase shares of our common stock under the related purchase contracts and $.125 will automatically be applied to pay the remarketing agent for its services in connection with the remarketing. See "Description of the Trust Preferred Securities--Distribution Rate Reset" in this prospectus supplement.

     If the remarketing agent is unable to remarket the trust preferred securities, a "failed remarketing" will be deemed to have occurred. If you are a PEPS Unit holder who did not settle your purchase contract early, we will be entitled to exercise our rights as a secured party and, subject to applicable law, retain your trust preferred security pledged as collateral under the pledge agreement or sell it in one or more private sales. In either case, your obligations under the related purchase contracts would be satisfied in full. If we exercise our rights as a secured creditor, we will pay any accrued and unpaid distributions on such trust preferred security in cash to the purchase contract agent for payment to the holders of the PEPS Units of which such trust preferred securities are a part. We will cause a notice of such failed remarketing to be published on August 14, 2003, the second business day prior to the purchase contract settlement date in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal, and on Bloomberg News or a similar news service.

     In the event of a failed remarketing, if you are a holder of a trust preferred security that is not a part of a PEPS Unit, such as a PEPS Unit holder who settled the purchase contract early or a Treasury PEPS Unit holder, the distribution rate on your trust preferred security will be set at the rate determined by a formula, set forth under "Description of the Trust Preferred Securities--Failed Remarketing" in this prospectus supplement.

     As long as the PEPS Units, Treasury PEPS Units or the trust preferred securities are evidenced by one or more global security certificates deposited with The Depository Trust Company, we will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding PEPS Units, Treasury PEPS Units or trust preferred securities of such remarketing and of the procedures to be followed for settlement with cash. We have agreed that, if required under the U.S. federal securities laws, we will try to have in effect a registration statement covering the trust preferred securities to be remarketed in a form that the remarketing agent may use in connection with the remarketing process.

NOTICE TO SETTLE WITH CASH

     A holder of a PEPS Unit wishing to settle the related purchase contract with cash must notify the purchase contract agent by delivering a "Notice to Settle with Cash" prior to 5:00 p.m., New York City time, on the seventh business day preceding August 18, 2003. If you hold a Treasury PEPS Unit you have until 5:00 p.m., New York City time, on the second business day preceding August 18, 2003 to deliver your "Notice to Settle with Cash." A Treasury PEPS Unit holder may only settle their purchase contracts in integral multiples of 40 purchase contracts.

     Such holder must deliver to the securities intermediary a cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to or upon the order of the securities intermediary. Such payment must be delivered prior to 11:00 a.m., New York City time, on the fifth business day prior to August 18, 2003. If you hold a Treasury PEPS Unit, you have until 11:00 a.m., New York City time on the business day prior to August 18, 2003 to deliver your cash payment.

     Upon receipt of such cash payment, the related trust preferred security or treasury security, as the case may be, will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related PEPS Unit. The holder of the PEPS Unit will then receive the applicable number of shares of our common stock on the purchase contract settlement date.

     If the cash payment is not delivered by you by the applicable time and date specified above, the related trust preferred security will be remarketed and we will use the proceeds to satisfy in full your purchase contract obligation or we will receive at maturity the principal amount of the related treasury security in full satisfaction of your purchase contract to buy our common stock on the purchase contract settlement date.

     Any cash received by the securities intermediary upon cash settlement will be invested promptly in permitted investments and paid to us on the purchase contract settlement date. Any funds received by the securities intermediary in excess of the funds necessary to settle the purchase contracts in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

EARLY SETTLEMENT

     A holder of a PEPS Unit or Treasury PEPS Unit may settle the related purchase contract prior to the remarketing date by delivering to the purchase contract agent (1) a completed "Election to Settle Early" form and (2) a cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to, or upon the order of, CMS Energy Corporation in an amount equal to $25 multiplied by the number of purchase contracts being settled. A holder of a PEPS Unit or a Treasury PEPS Unit may settle early the related purchase contract at any time prior to 5:00 p.m., New York City time, on the seventh business day preceding August 18, 2003. If you are a Treasury PEPS Unit holder you may settle your purchase contracts early only in integral multiples of 40 purchase contracts.

     Upon early settlement, we will sell, and the holder will be entitled to buy, 0.8223 shares of our common stock for each purchase contract being settled (regardless of the market price of one share of our common stock on the date of early settlement), subject to adjustment under the circumstances described under "--Anti-Dilution Adjustments" below. We will cause (1) the shares of our common stock to be delivered and (2) the related trust preferred security, treasury security or applicable ownership interest in the treasury portfolio, as the case may be, securing such purchase contract to be released from the pledge under the pledge agreement, and, within three business days following the settlement date, each will be transferred to the purchase contract agent for delivery to the holder.

     If the purchase contract agent receives a completed "Election to Settle Early" form and payment of $25 for each purchase contract being settled earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the settlement date. If the purchase contract agent receives the foregoing on or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the settlement date. As long as the PEPS Units or Treasury PEPS Units, as applicable, are evidenced by one or more global PEPS Unit or a Treasury PEPS Unit certificates deposited with DTC, procedures for early settlement also will be governed by standing arrangements between DTC and the purchase contract agent.

EARLY SETTLEMENT IN THE EVENT OF A CASH MERGER

     In the case of our consolidation with or merger into any other person, any merger of another person into us (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock) in which 30% or more of the total consideration paid to our shareholders consists of cash or cash equivalents and which closes before July 1, 2003 (each, a "cash merger"), as a holder of PEPS Units, you may settle your purchase contract with cash or by having the related trust preferred securities applied during the one-week period beginning on the twenty-third trading day following the closing date of the merger (the "early settlement period") at the applicable settlement rate. For this purpose, the twenty-third trading date after the closing date of the merger will be deemed to be the "purchase contract settlement date" for the purpose of determining the "applicable market value."

     The trust preferred securities of PEPS Units whose purchase contracts are to be settled early but not in cash in connection with a cash merger will be redeemed by the Trust as described under "Description of the Trust Preferred Securities--Early Redemption in the Event of a Cash Merger," at the make-whole price. If a holder of a PEPS Unit who elects an early settlement of the related purchase contract in connection with a cash merger does not deliver cash payment to satisfy such holder's payment obligations under such purchase contract by the end of the early settlement period, then we will be entitled to exercise our rights as a secured party and, subject to applicable law, retain sufficient cash proceeds from the redemption of the PEPS Units' trust preferred security to settle your obligations under the purchase contract and return the remaining amounts to you.

ANTI-DILUTION ADJUSTMENTS

     The formula for determining the settlement rate will be adjusted if certain events occur, including:

     - the payment of dividends (and other distributions) on our common stock made in our common stock;

     - the issuance to all holders of our common stock of rights, warrants or options entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the "current market price," as defined below, of our common stock;

     - subdivisions, splits or combinations of our common stock;

     - distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by the first and second bullets above and any dividend or distribution paid exclusively in cash);

     - distributions by CMS or any successor entity consisting exclusively of cash to all common stock holders, excluding any quarterly cash dividend on common stock to the extent that the aggregate cash dividend in respect of each share of our common stock or the corresponding amount of a successor's common stock in any fiscal quarter does not exceed $.365, as adjusted to give effect to any exchange or conversion of our common stock into the stock of a successor entity, and excluding any dividend or distribution in connection with a liquidation, dissolution or termination (if an adjustment is required to be made as set forth in this clause as a result of a distribution (i) that is a quarterly dividend, such an adjustment would be based on the amount by which such dividend exceeds $.365, before giving effect to any required adjustments, or (ii) that is not a quarterly dividend, such an adjustment would be based on the full amount of such distribution); and

     - the successful completion of a tender or exchange offer made by us or any of our subsidiaries for our common stock that involves an aggregate consideration having a fair market value that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the expiration of such tender or exchange offer.

     The term "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, will mean the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market without the right to receive such issuance or distribution.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which our common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would become, without the consent of the holder of the related PEPS Unit or Treasury PEPS Unit, as the case may be, a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares that would have been received by the holder of the related PEPS Unit or Treasury PEPS Unit if the purchase contract settlement date had occurred immediately prior to the date of consummation of such transaction.

     If at any time we make a distribution of property to holders of our common stock that would be taxable to such shareholders as a dividend for United States federal income tax purposes (i.e., distributions of evidences of our indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, such increase may give rise to a taxable dividend to holders of the PEPS Units and Treasury PEPS Units. See "United States Federal Income Tax Consequences--PEPS Units--Purchase Contracts--Adjustment to Settlement Rate" in this prospectus supplement.

     In addition, we may make such increases in the settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our common stock (or rights to acquire our common stock) or from any event treated as such for income tax purposes or for any other reason.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless such adjustment would require an increase or decrease of at least 1% in the settlement rate; provided that any adjustments not made by reason of the foregoing will be carried forward and taken into account in any subsequent adjustment.

     Whenever the settlement rate is adjusted, we must deliver to the purchase contract agent a certificate setting forth the settlement rate, detailing the calculation of the settlement rate and describing the facts upon which the adjustment is based. In addition, we must notify the holders of the PEPS Units and Treasury PEPS Units of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the settlement rate was adjusted.

     Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

     If an adjustment is made to the settlement rate, an adjustment also will be made to the applicable market value solely to determine which settlement rate will be applicable on the purchase contract settlement date.

TERMINATION

     The purchase contracts and the obligations and rights of us and of the holders of the PEPS Units and Treasury PEPS Units thereunder (including the holders' obligation and right to purchase and receive shares of our common stock) will terminate automatically upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us. Upon such termination, the collateral agent will release the related trust preferred securities or treasury securities, as the case may be, from the pledge arrangement and cause the securities intermediary to transfer such trust preferred securities or treasury securities to the purchase contract agent for distribution to the holders of the PEPS Units and Treasury PEPS Units subject, in the case of the applicable ownership interest of the treasury portfolio, to the purchase contract agent's disposition of the subject securities for cash and the payment of such cash to the holders to the extent that the holders otherwise would have been entitled to receive less than $1,000 of any such security. Upon such termination, however, such release and distribution may be subject to a delay. In the event that we become the subject of a case under the Bankruptcy Code, such delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted.

PLEDGED SECURITIES AND PLEDGE

     The trust preferred securities that are a part of the PEPS Units (or the applicable ownership interests of the treasury portfolio that are part of the PEPS Units, if a tax event redemption has occurred) or, if substituted, the treasury securities that are a part of the Treasury PEPS Units collectively, the "pledged securities," will be pledged to the collateral agent for our benefit pursuant to the pledge agreement to secure your obligation to purchase shares of our common stock under the related purchase contracts. The rights of the holders of the PEPS Units and Treasury PEPS Units with respect to such pledged securities will be subject to our security interest therein. No holder of PEPS Units or Treasury PEPS Units will be permitted to withdraw the pledged securities related to such PEPS Units or Treasury PEPS Units from the pledge arrangement except:

     - in the case of a PEPS Unit, to substitute a treasury security for the related trust preferred security;

     - in the case of a Treasury PEPS Unit, to substitute trust preferred securities for the related treasury security (for this bullet point and the one above, as provided for under "Description of the PEPS Units--Creating Treasury PEPS Units by Substituting a Treasury Security for Trust Preferred Securities" and "--Recreating PEPS Units" in this prospectus supplement; and

     - upon early settlement, settlement for cash or termination of the related purchase contracts.

     Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of PEPS Units (unless a tax event redemption has occurred) will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related trust preferred securities (including distribution, voting, redemption, repayment and liquidation rights), and each holder of Treasury PEPS Units will retain beneficial ownership of the related treasury securities (or the applicable ownership interest of the treasury portfolio, as applicable) pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

     Upon receipt of distributions on the pledged securities, the securities intermediary will distribute such payments to the purchase contract agent, which in turn will distribute those payments to the holders in whose names the PEPS Units are registered at the close of business on the record date preceding the date of such distribution.

                 CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS,
            THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

GENERAL

     Payments on the PEPS Units and Treasury PEPS Units will be payable, the purchase contracts will be settled and transfers of the PEPS Units and Treasury PEPS Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the PEPS Units or Treasury PEPS Units do not remain in book-entry form, we have the option to make payments on the PEPS Units and Treasury PEPS Units by check mailed to the address of the person entitled thereto as shown on the security register.

     No service charge will be made for any registration of transfer or exchange of the PEPS Units or Treasury PEPS Units, except for any tax or other governmental charge that may be imposed in connection therewith.

MODIFICATION

     Subject to certain limited exceptions, we and the purchase contract agent may not modify the terms of the purchase contracts or the purchase contract agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

     - change any payment date;

     - change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive distributions on such collateral, or otherwise adversely affect the holder's rights in or to such collateral;

     - change the place or currency of payment;

     - impair the right to institute suit for the enforcement of a purchase contract;

     - reduce the number of shares of our common stock purchasable under a purchase contract, increase the purchase price of the shares of our common stock on settlement of any purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under a purchase contract; or

     - reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement;

provided that if any amendment or proposal would adversely affect only the PEPS Units or only the Treasury PEPS Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through sixth bullets above, all of the holders of such voting group.

     Subject to certain limited exceptions, we, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

     - change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive interest payments on such collateral or otherwise adversely affect the holder's rights in or to such collateral;

     - otherwise effect any action that under the purchase contract agreement would require the consent of the holders of each outstanding purchase contract affected thereby; or

     - reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment;

provided that if any amendment or proposal would adversely affect only the PEPS Units or only the Treasury PEPS Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through third bullets above, all of the holders of such voting group.

NO CONSENT TO ASSUMPTION

     Each holder of a PEPS Unit or a Treasury PEPS Unit will be deemed under the terms of the purchase contract agreement, by the purchase of such PEPS Unit or Treasury PEPS Unit, to have expressly withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us, our receiver, liquidator or trustee in the event that we become the subject of a case under the Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

MERGER, SALE OR LEASE

     We will covenant in the purchase contract agreement that we will not merge or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any other entity or group of affiliated entities unless:

     - either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America, a state thereof or the District of Columbia and such corporation expressly assumes all of our obligations under the purchase contracts, the purchase contract agreement and the pledge agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent; and

     - we are, or such successor corporation is, not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of our or its obligations thereunder.

GOVERNING LAW

     The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent and attorney in fact for the holders of the PEPS Units and Treasury PEPS Units. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the PEPS Units, the Treasury PEPS Units or the purchase contract agreement.

     The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

     The Chase Manhattan Bank will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the PEPS Units and the Treasury PEPS Units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

INFORMATION CONCERNING THE SECURITIES INTERMEDIARY

     The Chase Manhattan Bank will be the securities intermediary. All property delivered to the securities intermediary pursuant to the purchase contract agreement or the pledge agreement will be credited to a collateral account established by the securities intermediary for the collateral agent. The securities intermediary will treat the purchase contract agent as entitled to exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

MISCELLANEOUS

     The purchase contract agreement will provide that we will pay all fees and expenses related to (1) the retention of the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the PEPS Units and Treasury PEPS Units. Holders who elect to substitute the related pledged securities, thereby creating Treasury PEPS Units or recreating PEPS Units, however, will be responsible for any fees or expenses payable in connection with such substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any such fees or expenses.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The following description is a summary of the terms of the trust preferred securities. It supplements the description of the trust preferred securities in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The trust preferred securities, which initially form a part of the PEPS Units and which, under certain circumstances, will trade separately from the purchase contracts also forming a part of the PEPS Units, will be issued pursuant to the terms of the declaration of trust. The terms of the trust preferred securities will include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act. The following description of certain terms of the trust preferred securities and certain provisions of the declaration of trust in this prospectus supplement and their description in the accompanying prospectus contain a description of certain of their terms but do not purport to be complete, and reference is hereby made to the copy of the declaration of trust (including the definitions of certain terms used therein) that is filed as an exhibit or incorporated by reference to the registration statement, the Delaware Business Trust Act and the Trust Indenture Act.

SECURITIES ISSUABLE BY THE TRUST

     The declaration of trust authorizes the Trust to issue the trust preferred securities and the trust common securities. The trust preferred securities and the trust common securities represent undivided beneficial interests in the assets of the Trust. We will own all of the trust common securities. We may transfer the trust common securities only to an affiliate that is a U.S. person for U.S. federal income tax purposes. The trust preferred securities and the trust common securities will generally have equivalent terms, except that:

     - if an event of default under the declaration of trust occurs and is continuing, the holders of the trust preferred securities will have the right to receive periodic distributions and liquidation, redemption and other payments before the holder of the trust common securities receives any payments; and

     - the holder of trust common securities will have the exclusive right to dissolve the Trust or to appoint, remove or replace the trustees and to increase or decrease the number of trustees.

DISTRIBUTIONS

     Distributions on each trust preferred security will accumulate and be payable at a rate per year 7.25% of the stated liquidation amount of $25 per trust preferred security until August 18, 2003, and at the reset rate thereafter. Distributions not paid on the scheduled payment date will accumulate and compound quarterly at the rate of 7.25% per year through and including August 18, 2003, and at the reset rate thereafter. The term "distribution", as used herein, includes any such distributions payable unless otherwise stated. The amount of distributions payable for any period will be computed (1) for any full quarterly distribution period, on the basis of a 360-day year of twelve 30-day months, and (2) for any period shorter than a full quarterly distribution period, on the basis of a 30-day month and, for any period of less than one month, on the basis of the actual number of days elapsed per 30-day month. To the extent that payments on the subordinated deferrable notes are deferred as described under "Description of the Subordinated Deferrable Notes -- Option to Defer Interest Payments," the Trust will not have sufficient funds to make its scheduled distributions and will therefore defer such distributions.

     Distributions on the trust preferred securities will be cumulative, will accumulate from the first date of issuance of the trust preferred securities and will be payable quarterly, in arrears, on February 18, May 18, August 18 and November 18 of each year, commencing November 18, 2000.

     Distributions are payable only to the extent that payments are made to the Trust in respect of the subordinated deferrable notes held by the property trustee and to the extent the Trust has funds available for the payment of such distributions. We have the right to defer interest on the subordinated deferrable notes, in which case distributions on the trust preferred securities will also be deferred.

EARLY REDEMPTION IN THE EVENT OF A CASH MERGER

     In the event of a cash merger, as described under "Description of the Purchase Contracts--Early Settlement in the Event of a Cash Merger," the trust preferred securities underlying PEPS Units whose purchase contracts are to be settled early shall, unless cash payment is delivered by the end of the early settlement period to settle such purchase contracts, be redeemed on the business day following the end of the second week (the "early settlement redemption date") after the last day of the early settlement period, at a redemption price equal to the make-whole price of such trust preferred securities. In addition, a holder of trust preferred securities that do not constitute part of any PEPS Units may elect to have some or all of such holder's separately held trust preferred securities redeemed on the early settlement redemption date at a redemption price equal to the make-whole price of such trust preferred securities. No later than the closing date of the cash merger, the Trust will mail a notice of your right to redeem the trust preferred securities, setting forth the procedures to be followed by holders. As a holder of trust preferred securities, you will have the right to elect to redeem your securities until 5:00 p.m. on the day before the early settlement redemption date. Until that time, you may also withdraw your election to have trust preferred securities redeemed.

     The "make-whole price" means an amount equal to the sum of

     (1) 100% of the stated liquidation amount of the trust preferred securities to be redeemed; and

     (2) as determined by an "independent investment banker," the sum of the present values of the remaining scheduled payments of distributions assuming that the trust preferred securities would otherwise be redeemed on August 18, 2003, discounted to the date of early redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the "adjusted treasury rate,"

plus accumulated and unpaid distributions thereon to the date of early redemption.

     Unless there is a default in the payment of the redemption price, on and after the date of early redemption, distributions will cease to accumulate on the trust preferred securities or portions thereof called for redemption.

     "Adjusted treasury rate" means, with respect to any date of early redemption, the rate per annum equal to the quarterly equivalent yield to maturity of the comparable treasury issue, assuming a price for the "comparable treasury issue" (expressed as a percentage of its principal amount) equal to the "comparable treasury price" at such date of early redemption, plus 2.50%.

     "Comparable treasury issue" means the United States treasury security selected by an independent investment banker as having a maturity on August 15, 2003, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of trust preferred securities and corporate debt securities of comparable maturity.

     "Comparable treasury price" means, with respect to any date of early redemption:

     (1) the average of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such date of redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or

     (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the "reference treasury dealer quotations" for such date of redemption, after excluding the highest and lowest such reference treasury dealer quotations, or (b) if The Bank of New York obtains fewer than three such reference treasury dealer quotations, the average of both such reference treasury dealer quotations.

     "Independent investment banker" means one of the "reference treasury dealers" appointed by The Bank of New York after consultation with CMS.

     "Reference treasury dealer" means, for the trust preferred securities, each of Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Donaldson, Lufkin & Jenrette Securities Corporation and their respective successors; provided, however, that if any of the foregoing shall not be a primary U.S. government securities dealer in New York City (a "primary treasury dealer"), CMS shall substitute therefor another primary treasury dealer.

     "Reference treasury dealer quotations" means, with respect to each reference treasury dealer and any dealer of early redemption, the average, as determined by The Bank of New York, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m. on the third business day preceding such date of redemption.

     To the extent any trust preferred securities are to be redeemed in the event of a cash merger as set forth above, a corresponding principal amount of subordinated deferrable notes will also be redeemed.

     The Trust will comply with the requirements of Rule 14e-1 and Rule 13e-4 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the redemption of trust preferred securities as a result of a cash merger event.

TAX REDEMPTION

     If a tax event, as defined under "Description of the Subordinated Deferrable Notes--Tax Redemption" occurs and we elect to redeem the subordinated deferrable notes, then the trust preferred securities are subject to redemption as described under "Description of the Subordinated Deferrable Notes--Tax Redemption."

DISTRIBUTION RATE RESET

     The reset rate on the trust preferred securities will be determined on the third business day prior to the purchase contract settlement date, the "remarketing date" and actually reset on August 18, 2003. The reset rate, which may be less than, equal to or greater than 7.25% per year, will be the rate per year that results from the remarketing of (1) the trust preferred securities that are a part of PEPS Units as to which the holders have not given notice of their election to settle the related purchase contracts with cash, or have given such notice but failed to deliver cash, and (2) the trust preferred securities that are not a part of PEPS Units (that is, the trust preferred securities that are owned by Treasury PEPS Unit holders, by PEPS Unit holders who elected to settle for cash or to settle early or by holders who purchased trust preferred securities in a secondary trading transaction), as to which the holders have requested remarketing.

     On the remarketing date, the remarketing agent will use reasonable efforts to remarket these trust preferred securities. If the remarketing agent determines that it can remarket the trust preferred securities at $25.125 per trust preferred security without an increase in the rate, then the reset rate will equal 7.25%. If the remarketing agent determines that it will be able to remarket all the trust preferred securities tendered or deemed tendered for a purchase price in excess of $25.125 per trust preferred security prior to 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will decrease the distribution rate on the trust preferred securities so that the market value will be equal to $25.125 per trust preferred security at that time, and then the reset rate will equal that decreased rate. If the remarketing agent determines that it will not be able to remarket all the trust preferred securities tendered or deemed tendered for a purchase at a price of $25.125 per trust preferred security prior to 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will increase the distribution rate on the trust preferred securities so that the market value will be equal to $25.125 per trust preferred security at that time, and then the reset rate will equal that increased rate.

REMARKETING PROCEDURES

     Set forth below is a summary of the procedures to be followed in connection with a remarketing of the trust preferred securities (or, if the subordinated deferrable notes have been distributed to holders of the trust preferred securities in liquidation of the Trust, a remarketing of the subordinated deferrable notes):

     As long as the PEPS Units or the trust preferred securities are evidenced by one or more global security certificates deposited with DTC, we will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding trust preferred securities or PEPS Units of the remarketing.

     Not later than 5:00 p.m., New York City time, on the seventh business day preceding August 18, 2003, any holder of trust preferred securities that are a part of the PEPS Units may elect to have its trust preferred securities remarketed. Holders of PEPS Units that do not settle their related purchase contract early or that do not give notice prior to such time of their intention to settle their related purchase contract early or to settle their related purchase contract for cash, and holders who give such notice but fail to deliver such cash prior to 11:00 a.m., New York City time, on the fifth business day prior to August 18, 2003, will be deemed to have consented to the disposition of the trust preferred securities that are a part of their PEPS Units in the remarketing. Holders of trust preferred securities that are not a part of a PEPS Unit who wish to have their trust preferred securities remarketed must give notice of their election to the property trustee prior to 11:00 a.m., New York City time, on the fifth business day prior to August 18, 2003. Any such notice will be irrevocable and may not be conditioned upon the level at which the reset rate is established in the remarketing.

     If none of the holders elects to have their trust preferred securities remarketed in the remarketing, the reset rate will be the rate determined by the remarketing agent, in its sole, reasonable discretion, as the rate that would have been established had a remarketing been held on the remarketing date.

FAILED REMARKETING

     If, by 4:00 p.m., New York City time, on the remarketing date, the remarketing agent is unable to remarket all the trust preferred securities tendered or deemed tendered for purchase, a "failed remarketing" will be deemed to have occurred, and the remarketing agent will so advise DTC, the property trustee, the Trust and us.

     If a failed remarketing occurs and you are a PEPS Unit holder who has not settled your purchase contract early or has not settled its purchase contract with cash or has given notice of your election to settle your purchase contract with cash but failed to do so, we may exercise our rights as a secured party and take possession of your trust preferred securities. Your obligation to purchase the shares of our common stock then will be fully satisfied, and you will receive the appropriate number of shares of our common stock.

     If a failed remarketing occurs and you are a holder of trust preferred securities that are not part of a PEPS Unit, you will retain possession of your trust preferred securities and the reset rate will be equal to (1) the two-year benchmark treasury rate, as defined below, plus (2) the applicable spread, as defined below.

     The term "two-year benchmark treasury rate" means the bid side rate displayed at 10:00 a.m., New York City time, on the third business day prior to the purchase contract settlement date for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the subordinated deferrable notes, as agreed upon by us and the remarketing agent. This rate will be as displayed in the Telerate system or, if the Telerate system is no longer available or, in the opinion of the remarketing agent (after consultation with us), no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the opinion of the remarketing agent (after consultation with us) is appropriate. If this rate is not so displayed, the two-year benchmark treasury rate will be calculated by the remarketing agent as the yield to maturity of the trust preferred securities, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day prior to the purchase contract settlement date of three leading United States government securities dealers selected by the remarketing agent (after consultation with us) (which may include the remarketing agent or an affiliate thereof).

     The term "applicable spread" means the spread determined as set forth below, based on the prevailing rating, as defined below, of our subordinated notes in effect at the close of business on the business day immediately preceding the date of a failed remarketing:

        PREVAILING RATING ON OUR SUBORDINATED NOTES             SPREAD
        -------------------------------------------             ------
AA/"Aa".....................................................    3.00%
A/"a".......................................................    4.00%
BBB/"Baa"...................................................    5.00%
Below BBB/"Baa".............................................    7.00%

     You should know that we are using the rating on our subordinated notes as a convenient bench mark to ascertain the "applicable spread" and that if a rating were given to your trust preferred securities by a nationally recognized rating agency, it may or may not be the same as the rating on our subordinated notes.

     For purposes of this definition, the "prevailing rating" of our subordinated notes shall be:

          (1) AA/"Aa" if our subordinated notes have a credit rating of AA- or better by Standard & Poor's Ratings Services and "Aa3" or better by Moody's Investors Service, Inc. or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us);

          (2) if not under clause (1) above, then A/"a" if our subordinated notes have a credit rating of A- or better by S&P and "A3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us);

          (3) if not under clauses (1) or (2) above, then BBB/"Baa" if our subordinated notes have a credit rating of BBB- or better by S&P and "Baa3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us); or

          (4) if not under clauses (1) through (3) above, then Below BBB/"Baa."

Notwithstanding the foregoing, (A) if (i) the credit rating of our subordinated notes by S&P shall be on the "Credit Watch" of S&P with a designation of "negative implications" or "developing," or (ii) the credit rating of our subordinated notes by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain," or, in each case, on any successor list of S&P or Moody's with a comparable designation, the prevailing ratings of our subordinated notes shall be deemed to be within a range one full level lower in the above table than those actually assigned to our subordinated notes by Moody's and S&P and (B) if our subordinated notes are rated by only one rating agency on or before the remarketing date, the prevailing rating will at all times be determined without reference to the rating of any other rating agency; provided that if no such rating agency shall have in effect a rating of our subordinated notes and the remarketing agent is unable to identify a substitute rating agency or rating agencies, the prevailing rating shall be Below BBB/"Baa".

     By approximately 4:30 p.m., New York City time, on the remarketing date, provided that there has not been a failed remarketing, the remarketing agent will advise (1) DTC, the Trust, the property trustee and us of the reset rate determined in the remarketing and the number of trust preferred securities sold in the remarketing, (2) each person purchasing trust preferred securities in the remarketing (or the appropriate DTC participant) of the reset rate and the number of trust preferred securities such person is to purchase and (3) each such purchaser to give instructions to its DTC participant to pay the purchase price on the purchase contract settlement date in same day funds against delivery of the trust preferred securities purchased through the facilities of DTC.

     In accordance with DTC's normal procedures, three business days after the remarketing date, the transactions described above with respect to each trust preferred security tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and such trust preferred securities delivered by book entry as necessary to effect purchases and sales of such trust preferred securities. DTC will make payment in accordance with its normal procedures.

     If any trust preferred securities holder selling trust preferred securities in the remarketing fails to deliver such trust preferred securities, the direct or indirect DTC participant of such selling holder and of any other person that was to have purchased trust preferred securities in the remarketing may deliver to any such other person a number of trust preferred securities that is less than the number of trust preferred securities that otherwise was to be purchased by such person. In such event, the number of trust preferred securities to be so delivered will be determined by such direct or indirect participant, and delivery of such lesser number of trust preferred securities will constitute good delivery.

     The right of each holder to have trust preferred securities tendered for purchase will be limited to the extent that (1) the remarketing agent conducts a remarketing pursuant to the terms of the remarketing agreement, (2) the remarketing agent is able to find a purchaser or purchasers for tendered trust preferred securities and (3) such purchaser or purchasers deliver the purchase price therefor to the remarketing agent.

     The remarketing agent is not obligated to purchase any trust preferred securities that would otherwise remain unsold in the remarketing. Neither we nor the Trust nor the property trustee nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of trust preferred securities for remarketing. Whether or not there has been a "failed remarketing" will be determined in the sole, reasonable discretion of the remarketing agent.

     We will be liable for any and all costs and expenses incurred in connection with the remarketing. However, for the performance of its services, the remarketing agent will retain from the proceeds of the remarketing an amount equal to .50% of the aggregate stated liquidation amount of all remarketed trust preferred securities.

REMARKETING AGENT

     The remarketing agent will be Morgan Stanley & Co. Incorporated. We, the Trust and the remarketing agent will enter into the remarketing agreement which provides, among other things, that Morgan Stanley & Co. Incorporated, will act as the exclusive remarketing agent and will use reasonable efforts to remarket securities tendered or deemed tendered for purchase in the remarketing. Under certain circumstances, some portion of the trust preferred securities tendered in the remarketing may be purchased by the remarketing agent.

     The remarketing agreement provides that the remarketing agent will incur no liability to us or the Trust or to any holder of the PEPS Units or the trust preferred securities in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of the negligence or willful misconduct on its part.

     We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

     The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations under the remarketing agreement. No such resignation, however, will become effective unless a nationally recognized broker-dealer has been appointed by us as successor remarketing agent and that successor remarketing agent has entered into a remarketing agreement with the Trust and us. In such case, we will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with such person as soon as reasonably practicable.

REDEMPTION PROCEDURES

     Any trust preferred securities being redeemed will be redeemed by the trust at the applicable redemption price with the proceeds received by the trust from our contemporaneous redemption of the subordinated deferrable notes. Redemptions of trust preferred securities will be made and the applicable redemption price will be payable only to the extent that the trust has funds on hand available for the payment of such redemption price.

     If the trust notifies the holders of the trust preferred securities of a redemption and if the trust preferred securities to be redeemed are issued in global form, then on the applicable redemption date, the property trustee will deposit irrevocably with the depositary for the trust preferred securities funds sufficient to pay the applicable redemption price, to the extent funds are available. In addition, the property trustee will give the depositary irrevocable instructions and authority to pay the redemption price to the beneficial owners of the trust preferred securities. If the trust preferred securities are not issued in global form, the property trustee will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities upon surrender of their certificates evidencing the trust preferred securities. The property trustee will pay the applicable redemption price to the holders of the trust preferred securities by check mailed to their respective addresses appearing on the register of the trust on the redemption date. Notwithstanding the foregoing, distributions payable on or prior to a redemption date for the trust preferred securities will be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution dates. If a notice of redemption has been given and funds have been deposited as required, then upon the date of such deposit, all of the rights of the holders of the trust preferred securities to be redeemed will cease, except for the right of such holders to receive the redemption price (without interest thereon), and the trust preferred securities will cease to be outstanding. If the redemption date is not a business day, then payment of the applicable redemption price will be made on the next business day (and without any interest or other payment in respect of any such delay). If, however, the next business day falls in the next calendar year, then payment of the redemption price will be made on the business day immediately preceding the redemption date.

     If any payments for the redemption of any trust preferred securities are improperly withheld or refused and not paid either by the trust or by us pursuant to the guarantee relating to the trust preferred securities, then distributions on the trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trust until the day upon which such redemption payments actually are paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the applicable redemption price.

     Subject to applicable law (including, without limitation, U.S. federal securities laws), we or our subsidiaries may purchase at any time and from time to time outstanding preferred securities by tender in the open market or by private agreement.

     Any notice of a mandatory redemption or redemption at the option of the Trust of trust securities or the distribution of subordinated deferrable notes in exchange for trust securities will be mailed to each holder of trust preferred securities being so redeemed at least 30 days but not more than 60 days before the applicable redemption date, at such holder's registered address. Unless we default in the payment of the redemption price on the subordinated deferrable notes, interest will cease to accrue on the subordinated deferrable notes or portions thereof (and distributions will cease to accumulate on the trust preferred securities or portions thereof) called for redemption on and after the redemption date.

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

SUBORDINATION OF TRUST COMMON SECURITIES

     The payment of distributions on, and any payment upon redemption of, the trust preferred securities and trust common securities, as applicable, will be made pro rata based on their respective liquidation amounts, If, however, an event of default under the indenture (which is also a "trust enforcement event" under the declaration of trust) has occurred and continues on any distribution date or redemption date, then the amounts payable on such date will not be made on any of the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of any trust common securities will be made until all accumulated and unpaid distributions or redemption payments, as the case may be, on all of the outstanding trust preferred securities for which distributions are to be paid or that have been called for redemption, as the case may be, are fully paid. All funds available to the property trustee first will be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable. The Trust will not issue any securities or other interests in the assets of the Trust other than the trust preferred securities and the trust common securities.

     In the event that a trust enforcement event has occurred and is continuing with respect to the trust preferred securities, then we, as sole holder of the trust common securities, will be deemed to have waived any right to act with respect to any such trust enforcement event until the effect of such trust enforcement event with respect to the trust preferred securities has been cured, waived or otherwise eliminated. Until such trust enforcement event has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of us, as holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

TRUST ENFORCEMENT EVENTS

     Under the declaration of trust, the occurrence and continuation of any event of default under the indenture is a trust enforcement event with respect to the trust securities issued under the declaration. If a trust enforcement event has occurred and is continuing, the trust preferred securities will have a preference over the trust common securities upon dissolution of the Trust, as described above.

VOTING RIGHTS

     Except as provided below and as otherwise required by the declaration of trust, the Delaware Business Trust Act, the Trust Indenture Act and other applicable law, the holders of the trust securities will have no voting rights.

     Subject to the requirement of the property trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of not less than a majority in aggregate liquidation amount of the trust preferred securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust. This includes the right to direct the property trustee, as holder of the subordinated deferrable notes to:

     - exercise the remedies available to it under the indenture

     - consent to any amendment or modification of the indenture or the subordinated deferrable notes where such consent will be required, or

     - waive any past default and its consequences that is waiveable under the indenture; provided that if an event of default under the indenture has occurred and is continuing, then the holders of not less than 25% of the aggregate liquidation amount of the trust preferred securities may direct the property trustee to declare the principal of and interest on the subordinated deferrable notes due and payable; and provided further that where a consent or action under the indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of subordinated deferrable notes affected thereby, the property trustee only may give such consent or take such action at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the preferred securities

The property trustee will notify all holders of the trust preferred securities of any notice of any event of default under the indenture that it has received from us. The notice will state that the event of default also constitutes a trust enforcement event. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee will have no obligation to take any of the actions described in the first and second bullets above unless it first obtains an opinion of independent tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes and that each holder of trust securities will be treated as owning an undivided beneficial ownership interest in the subordinated deferrable notes.

     In the event the consent of the property trustee, as the holder of the subordinated deferrable notes, is required under the indenture with respect to any amendment or modification of the indenture, the property trustee will request the direction of the holders of the trust securities with respect to such amendment or modification and will vote with respect to such amendment or modification as directed by the holders of a majority in stated liquidation amount of the trust securities voting together as a single class; provided that where a consent under the indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the subordinated deferrable notes, the property trustee only may give such consent at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the trust securities. The property trustee will not take any action in accordance with the directions of the holders of the trust securities unless the property trustee has obtained an opinion of independent tax counsel to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes as a result of such action, and that each holder of trust securities will be treated as owning an undivided beneficial ownership interest in the subordinated deferrable notes.

PAYMENT AND PAYING AGENCY

     Payments in respect of the trust preferred securities will be made to the depositary, which will credit the relevant participants' accounts on the distribution dates or, if the trust preferred securities are not held by a depositary, such payments will be made by check mailed to the address of the holder of the trust preferred security that appear on the trust's security register. The Paying agent for the trust preferred securities initially will be the property trustee. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and us.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be made without charge by or on behalf of the Trust, but the Trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of trust preferred securities.

                DESCRIPTION OF THE SUBORDINATED DEFERRABLE NOTES

     The following description is a summary of the terms of the subordinated deferrable notes. It supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The subordinated deferrable notes will be issued under an indenture, as supplemented, between us and The Bank of New York, as indenture trustee, or a resolution of our Board of Directors or a committee thereof as provided for in the indenture. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the subordinated deferrable notes and the indenture but do not purport to be

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

complete, and reference is hereby made to the indenture, the supplemental indenture, and the form of subordinated deferrable note that are or will be filed as exhibits or incorporated by reference to the registration statement and to the Trust Indenture Act.

GENERAL

     The subordinated deferrable notes will be our direct, unsecured obligations and will rank without preference or priority among themselves and subordinated to the extent described in the accompanying prospectus under "Description of Securities--Subordinated Debentures," to all "Senior Indebtedness." The subordinated deferrable notes will initially be issued in aggregate principal amount equal to $227 million, such amount being the sum of the maximum aggregate stated liquidation amounts of the trust preferred securities and the common securities. If the over-allotment option is exercised in full by the underwriters an additional $31 million of the subordinated deferrable notes will be issued to the Trust.

     The subordinated deferrable notes will not be subject to a sinking fund provision. Unless a tax event redemption occurs, the entire principal amount of the subordinated deferrable notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 18, 2004.

     We will have the right at any time, subject to certain conditions, to dissolve the Trust and cause the subordinated deferrable notes to be distributed to the holders of the trust securities. If the Trust is dissolved after the purchase contract settlement date (other than as a result of the redemption of the subordinated deferrable notes) and you continue to hold trust preferred securities, you will receive your pro rata share of the subordinated deferrable notes held by the Trust (after any creditors of the Trust have been paid). If the Trust is dissolved prior to the purchase contract settlement date, then these subordinated deferrable notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our common stock under your purchase contracts.

     If the subordinated deferrable notes are distributed to the holders of the trust securities in liquidation of such holders' interests in the Trust, the subordinated deferrable notes will initially be issued in the form of one or more global certificates deposited with DTC. Under certain limited circumstances, the subordinated deferrable notes may be issued in certificated form in exchange for the global certificates. In the event that the subordinated deferrable notes are issued in certificated form, the subordinated deferrable notes will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on subordinated deferrable notes issued as global certificates will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the subordinated deferrable notes. In the event the subordinated deferrable notes are issued in certificated form, principal and interest will be payable, the transfer of the subordinated deferrable notes will be registrable and the subordinated deferrable notes will be exchangeable for subordinated deferrable notes of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in New York City, provided that at our option, payment of interest may be made by check. Notwithstanding the foregoing, so long as the holder of any subordinated deferrable notes is the property trustee, we will make payment of principal and interest on the subordinated deferrable notes held by the property trustee at such place and to such account as may be designated by the property trustee.

     The indenture does not contain provisions that afford holders of the subordinated deferrable notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. We and the Trust will treat the subordinated deferrable notes as our indebtedness for all United States tax purposes. There is, however, no statutory, administrative or judicial authority that directly addresses this treatment. If the IRS were to disregard this classification, it could have a material adverse effect on our financial condition.

INTEREST

     Each subordinated deferrable note will bear interest at the rate of 7.25% per year from August 22, 2000 until August 18, 2003, and at the reset rate thereafter, payable quarterly in arrears on February 18, May 18,

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

August 18 and November 18 of each year, each an "interest payment date," commencing November 18, 2000, to the person in whose name such subordinated deferrable note is registered, subject to certain exceptions, at the close of business on the business day preceding such interest payment date. In the event the subordinated deferrable notes do not remain in book-entry only form, the record date will be 15 business days prior to each interest payment date. The interest rate on the subordinated deferrable notes will be reset on August 18, 2003.

     The amount of interest payable on the subordinated deferrable notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the subordinated deferrable notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

OPTION TO DEFER INTEREST PAYMENTS ON THE SUBORDINATED DEFERRABLE NOTES

     So long as no event of default has occurred and is continuing, we have the right under the indenture at any time during the term of the subordinated deferrable notes to defer the payment of interest for a period not extending beyond the maturity date of the subordinated deferrable notes. We refer to any such period of deferral as an "extension period". During such extension period the Trust will no longer have sufficient funds to make quarterly distribution payments on the trust preferred securities, but such distribution payments will continue to accrue. At the end of an extension period, we must pay all interest then accrued and unpaid (together with accrued interest at the deferral rate compounded on each succeeding interest payment date) to the Trust. At the end of an extension period, the Trust will make all unpaid distributions (together with accrued distribution payments at the deferral rate compounded on each succeeding payment date) to holders of the trust preferred securities.

     During any extension period, we may not take any of the prohibited actions described in the first sentence under "Description of Securities--Certain Covenants" in the accompanying prospectus.

     Prior to the expiration of any extension period, we may further extend the extension period, but not beyond the maturity date of the subordinated deferrable notes. Upon the termination of any extension period and the payment of all amounts then due on any interest payment date, we may elect to begin a new extension period, subject to the same requirements as described above. No interest will be due and payable during an extension period. We must give the indenture trustee written notice of our election of any extension period (or our further extension) at least five business days prior to the earlier of:

     - the date the interest on the subordinated deferrable notes would have been payable except for the election to begin or extend the extension period;

     - the date the indenture trustee is required to give notice to any securities exchange or to holders of the subordinated deferrable notes of the record date or the date the interest is payable; and

     - the record date.

     The indenture trustee must give notice of our election to begin a new extension period or continue an extension period to the holders of the subordinated deferrable notes. There is no limitation on the number of times that we may elect to begin an extension period.

EARLY REDEMPTION IN THE EVENT OF A CASH MERGER

     To the extent that trust preferred securities are to be redeemed in the event of a cash merger, as described under "Description of the Trust Preferred Securities -- Early Redemption in the Event of a Cash Merger," a corresponding principal amount of the subordinated deferrable notes will also be redeemed. In addition, in the event that the Trust has been dissolved and subordinated deferrable notes have been distributed to holders of trust securities, subordinated deferrable notes shall be subject to the redemption procedures described under "Description of the Trust Preferred Securities -- Early Redemption in the Event of a Cash Merger."
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

TAX EVENT REDEMPTION

     If a tax event, as defined below, occurs and is continuing, we may redeem at our option, the subordinated deferrable notes in whole (but not in part), at a price equal to, for each subordinated deferrable note, the redemption amount, as defined below, plus accrued and unpaid interest thereon to the date of redemption, the "tax event redemption date". Upon a tax event redemption, the Trust will use the proceeds of such tax event redemption to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable notes redeemed by distributing the redemption amount plus any accumulated and unpaid distributions. If a tax event redemption occurs prior to the purchase contract settlement date, the redemption price payable in liquidation of the PEPS Unit holders' interests in the Trust will be distributed to the securities intermediary, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the treasury portfolio on behalf of the holders of the PEPS Units and remit the remaining portion, if any, of such redemption price to the purchase contract agent for payment to the holders of the PEPS Units. Thereafter, the applicable ownership interest of the treasury portfolio will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure the PEPS Unit holders' obligations to purchase our common stock under the related purchase contract. If a tax event redemption occurs after the purchase contract settlement date, the treasury portfolio will not be purchased and the proceeds will be distributed to the purchase contract agent for payment to the holders of the PEPS Units. If a tax event redemption occurs, holders of trust preferred securities that are not part of PEPS Units will directly receive proceeds from the redemption of the subordinated notes.

     "Tax event" means the receipt by us and the Trust of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial increase in the risk that (1) the Trust is, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to income received or accrued on the subordinated deferrable notes, (2) interest payable by us on the subordinated deferrable notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or (3) the Trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Redemption amount" means, for each subordinated deferrable note, the product of the principal amount of such subordinated deferrable note and a fraction, the numerator of which is the treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below.

     "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City, a "primary treasury dealer", to the quotation agent, as defined below, on the third business day preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

     "Applicable principal amount" means either (1) if the tax event redemption date occurs prior to the purchase contract settlement date, the aggregate principal amount of the subordinated deferrable notes corresponding to the aggregate stated liquidation amount of the trust preferred securities that are part of the PEPS Units on the tax event redemption date or (2) if the tax event redemption date occurs on or after the purchase contract settlement date, the aggregate principal amount of the subordinated deferrable notes corresponding to the aggregate stated liquidation amount of the trust preferred securities outstanding on the tax event redemption date.

     "Treasury portfolio" means, with respect to the applicable principal amount of subordinated deferrable notes, a portfolio of zero-coupon U.S. treasury securities consisting of (a) principal or interest strips of U.S. treasury securities that mature on or prior to the purchase contract settlement date in an aggregate amount at
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

maturity equal to the applicable principal amount and (b) with respect to each scheduled interest payment date on the subordinated deferrable notes that occurs after the tax event redemption date, principal or interest strips of U.S. treasury securities that mature on or prior to such date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on the applicable principal amount of the subordinated deferrable notes on such date.

     "Quotation agent" means (1) Morgan Stanley & Co. Incorporated and its respective successors, provided that if Morgan Stanley & Co. Incorporated ceases to be a primary treasury dealer, we will substitute another primary treasury dealer therefor, or (2) any other primary treasury dealer selected by us.

ADDITIONAL INDENTURE PROVISION APPLICABLE TO THE SUBORDINATED DEFERRABLE NOTES

     As long as the subordinated deferrable notes are held by the Trust, it will be an event of default with respect to the subordinated deferrable notes if the Trust voluntarily or involuntarily dissolves, winds-up its business or otherwise terminates its existence except in connection with (1) the distribution of the subordinated deferrable notes to holders of trust preferred securities and trust common securities in liquidation of their interests in the Trust, (2) the redemption of all of the outstanding trust preferred securities and trust common securities, or (3) certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust.

CERTAIN COVENANTS OF THE COMPANY

     In the indenture governing the subordinated deferrable notes, CMS Energy will covenant that, so long as any trust preferred securities remain outstanding, if there shall have occurred an event of default under the indenture or the guarantee that is continuing or if an extension period, as described under subsection "Option to Defer Interest Payments on the Subordinated Deferrable Notes" above, has begun and is continuing, then CMS Energy will not take any of the prohibited actions described under "Description of Securities -- Certain Covenants."

BOOK-ENTRY ISSUANCE

     If distributed to holders of trust preferred securities in connection with the involuntary or voluntary dissolution of the Trust, the subordinated deferrable notes will be issued as one or more global certificates registered in the name of DTC or its nominee. The subordinated deferrable notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. The subordinated deferrable notes will be issued in accordance with the procedures set forth in this prospectus supplement under "Book-Entry Systems."

                          DESCRIPTION OF THE GUARANTEE

     The following description is a summary of the terms of the guarantee that will be executed and delivered by us for the benefit of the holders of the trust preferred securities. It supplements the description of the guarantee in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The descriptions contained in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the guarantee, but do not purport to be complete, and reference is hereby made to the form of guarantee (including definitions of certain terms used therein) that is filed as an exhibit or incorporated by reference to the registration statement.

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

GENERAL

     To the extent described below, we will agree to pay the following amounts in full if they are not paid by the Trust:

     - any accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent we have made corresponding payments on the subordinated deferrable notes to the property trustee;

     - the redemption price for any trust preferred securities called for redemption by the trust, including all accumulated and unpaid distributions to the date of redemption, to the extent we have made corresponding payments on the subordinated deferrable notes to the property trustee; and

     - payments upon the dissolution, winding-up or termination of the Trust equal to the lesser of:

      - the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the Trust has funds legally available for those payments; and

      - the amount of assets of the trust remaining legally available for distribution to the holders of the trust preferred securities in liquidation of the trust.

     We will not be required to make these liquidation payments if:

     - the Trust distributes the subordinated deferrable notes to the holders of the trust preferred securities in exchange for their trust preferred securities; or

     - the trust redeems the trust preferred securities in full upon the maturity or redemption of the subordinated deferrable notes.

     The guarantee is a guarantee from the time of issuance of the trust preferred securities. We will be obligated to make guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. We may satisfy our obligations to make guarantee payments either by making payments directly to holders of the trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the Trust to make the payments to them.

     The guarantee only covers distributions and other payments on the trust preferred securities if and to the extent we have made corresponding payments on the subordinated deferrable notes to the property trustee. If we do not make those corresponding payments:

     - the property trustee will not make distributions on the trust preferred securities;

     - the Trust will not have funds available for payments on the trust preferred securities; and

     - we will not be obligated to make guarantee payments.

     Our obligation to make guarantee payments will be:

     - unsecured;

     - subordinated and junior in right of payment to all Senior Indebtedness, to the extent set forth therein, which is similar to the subordination of the subordinated deferrable debentures;

     - equal in rank to any securities or guarantees that are expressly made equal by their terms; and

     - senior to our share capital.

     Because we are a holding company, the guarantee is effectively subordinated to all existing and future liabilities and preferred equity obligations of our subsidiaries, except to the extent we are a creditor of our subsidiaries and recognized as such.

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     We have, through the guarantee, the subordinated deferrable notes and the indenture, taken together, fully and unconditionally guaranteed all of the Trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the declaration of trust.

EVENTS OF DEFAULT

     An event of default under the guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the trust preferred securities will have the right to (a) waive any past event of default under the guarantee and its consequences, whereby such event of default shall cease to exist and any event of default under the guarantee arising therefrom shall be deemed to have been cured for every purpose of the guarantee and (b) direct the time, method and place of conducting any proceeding for any remedy available to the trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the trustee under the guarantee.

     Any holder of the trust preferred securities may institute a legal proceeding directly against the Company to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

CERTAIN COVENANTS OF THE COMPANY

     In the guarantee, CMS Energy will covenant that, so long as any trust preferred securities remain outstanding, if there shall have occurred an event of default under the indenture governing the subordinated deferrable notes or the guarantee that is continuing or if an extension period, as described under "Description of the Subordinated Deferrable Notes -- Option to Defer Interest Payments on the Subordinated Deferrable Notes" above, has begun and is continuing, then CMS Energy will not take any of the prohibited actions described under "Description of Securities -- Certain Covenants."

AMENDMENTS AND ASSIGNMENT

     CMS Energy and the guarantee trustee may amend the guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, CMS Energy and the guarantee trustee may amend the guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the Trust.

     CMS Energy may assign its obligations under the guarantee only in connection with the consolidation, merger or asset sale involving CMS Energy permitted under the indenture governing the subordinated deferrable notes.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate upon:

     - full payment of the redemption price of all trust preferred securities of the applicable trust

     - distribution of the related subordinated deferrable notes, or any securities into which those subordinated deferrable notes are convertible, to the holders of the trust preferred securities and trust common securities of that trust in exchange for all the securities issued by that trust or

     - full payment of the amounts payable upon liquidation of that trust

The guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

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GOVERNING LAW

     Michigan law will govern the guarantee.

                               BOOK-ENTRY SYSTEMS

     The Depository Trust Company will act as securities depository for the PEPS Units, the Treasury PEPS Units, the trust preferred securities and the subordinated deferrable notes, as applicable the "securities." The securities will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). We will issue one or more fully registered certificates as global securities for each of the securities in their respective aggregate principal or stated amounts and deposit the certificates with DTC.

     DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

     If you intend to purchase any of the securities in the manner provided by this prospectus supplement you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is in turn to be received on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

     To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

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     We will make any payments on the securities to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

     We or the applicable trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

     DTC may discontinue providing its service as securities depository with respect to the securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, we will print and deliver to you certificates for the securities.

     Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates you may own.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

     Neither we, nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

     - the accuracy of the records of DTC its nominee or any participant,

     - any ownership interest in the securities, or

     - any payments to, or the providing of notice to participants or beneficial owners.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of PEPS Units, Treasury PEPS Units, trust preferred securities, and our common stock acquired under the purchase contracts. Unless otherwise stated, this summary applies only to U.S. holders who acquire PEPS Units, Treasury PEPS Units, trust preferred securities, and our common stock as capital assets (generally, assets held for investment) upon original issuance. U.S. holders include the following:

     - a person who is a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

     - an estate the income of which is subject to United States federal income taxation, regardless of its source; and

     - a trust that is subject to the supervision of a court within the United States and the control of one or more United States persons or that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     The tax treatment of holders varies depending on their particular situations. Unless otherwise stated, this summary assumes that you use the cash method for tax accounting. This summary does not deal with special classes of holders, such as, for example:

     - tax consequences to holders who may be subject to special tax treatment, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, and tax-exempt investors;

     - tax consequences to persons that will hold PEPS Units, Treasury PEPS Units, trust preferred securities, or the common stock acquired under the purchase contracts as a position in a "straddle," "synthetic security," "hedge," "integrated transaction," "conversion transaction" or "constructive sale;"

     - tax consequences to holders of PEPS Units, Treasury PEPS Units, trust preferred securities, or our common stock whose functional currency is not the U.S. dollar;

     - tax consequences to stockholders, partners or beneficiaries of a holder of PEPS Units, Treasury PEPS Units, trust preferred securities, or our common stock acquired under a purchase contract;

     - alternative minimum tax consequences, if any; or

     - any state, local or foreign tax consequences.

     This summary is based upon the Internal Revenue Code of 1986, Treasury regulations (including proposed Treasury regulations) issued under the Code, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change. Any such change may be applied retroactively in a manner that could cause the tax consequences to vary materially from the consequences described below, possibly adversely affecting you.

     No statutory, administrative or judicial authority directly addresses the treatment of PEPS Units or instruments similar to PEPS Units for United States federal income tax purposes. As a result, we cannot assure you that the IRS will agree with the tax consequences described below. We urge you to consult your own tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the PEPS Units, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

PEPS UNITS

ALLOCATION OF THE PURCHASE PRICE

     Your acquisition of a PEPS Unit will be treated as an acquisition of the trust preferred security and the purchase contract constituting the PEPS Unit. The purchase price will be allocated between the trust preferred security and the purchase contract in proportion to their respective fair market values at the time of purchase. This allocation will establish your initial tax basis in the trust preferred security and the purchase contract. We will report the fair market value as of the date of issuance of the PEPS Units of each trust preferred security as $23.541 and the fair market value of each purchase contract as $1.459. This position will be binding on you (but not on the IRS) unless you explicitly disclose a contrary position in a statement attached to your timely filed United States federal income tax return for the taxable year in which you acquire a PEPS Unit. Thus, absent such disclosure, you should allocate the purchase price for a PEPS Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

TRUST PREFERRED SECURITIES

     Ownership of Trust Preferred Securities. We, the Trust and you, by acquiring PEPS Units, agree to treat you as the owner, for United States federal, state and local income and franchise tax purposes, of the trust preferred securities that are a part of the PEPS Units that you own. The remainder of this summary assumes that you will be treated as owning the trust preferred securities that are a part of such PEPS Units for United States federal, state and local income and franchise tax purposes.

     Classification of the Trust. In connection with the issuance of the PEPS Units, Skadden, Arps, Slate, Meagher & Flom LLP will issue an opinion that, under current law, assuming compliance with the terms of the declaration of trust, and based on certain facts and assumptions contained in the opinion, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each U.S. holder of trust preferred securities will be treated as owning an undivided beneficial interest in the subordinated deferrable notes held by the Trust. Accordingly, you will be required to include in your gross income your pro rata share of the income arising from the subordinated deferrable notes. See "--Interest Income and Original Issue Discount." No corporate dividends received deduction applies to income from the subordinated deferrable notes.

     Classification of the Subordinated Deferrable Notes. CMS Energy intends to take the position that the subordinated deferrable notes will be classified for United States federal income tax purposes as indebtedness. CMS Energy and the Trust, and you, by acquiring a PEPS Unit, agree to treat the subordinated deferrable notes as indebtedness for United States federal income tax purposes. No assurance can be given, however, that such position will not be challenged by the IRS or, if so challenged, that the challenge would not be successful. The remainder of this discussion assumes that the subordinated deferrable notes will be classified for federal income tax purposes as our indebtedness.

     Interest Income And Original Issue Discount. Except as set forth below, you will be required to include your allocable share of the stated interest on the subordinated deferrable notes in your income at the time the interest is paid or accrues in accordance with your regular method of tax accounting.

     You will also be required to include in income your allocable share of the original issue discount on the subordinated deferrable notes as it accrues, in accordance with a constant-yield-to-maturity method based on a compounding of interest, over the first three years of the term of the subordinated deferrable notes. The amount of original issue discount allocable to each trust preferred security will be $1.584, which is equal to the excess of the remarketed price of the trust preferred security of $25.125 over the amount of the purchase price allocated to the trust preferred security. You must accrue the original issue discount regardless of your method of tax accounting. Your initial basis in the trust preferred security will equal the amount of the purchase price allocated to the trust preferred security, and this basis will be increased by the amount of original issue discount includable in your gross income as it accrues.

     In addition, if we exercise our right to defer payments of the stated interest on the subordinated deferrable notes, the stated interest will also become original issue discount. In such case, you will be required to accrue (in addition to the original issue discount amount discussed above) an amount of interest income each year that approximates your allocable share of the stated interest payments called for under the terms of the subordinated deferrable notes using the constant-yield-to-maturity method. You must accrue this additional amount of original issue discount regardless of your method of tax accounting. You will not separately report the actual cash payments of interest on the subordinated deferrable notes as taxable income. Any amount of original issue discount included in your gross income (whether or not during a deferral period) with respect to the subordinated deferrable notes will increase your tax basis in the trust preferred securities, and the amount of cash payments received in respect of the accrued original issue discount will reduce your tax basis in the trust preferred securities.

     Treasury regulations would require deferrable interest on the subordinated deferrable notes to be treated as original issue discount from the date of issuance unless the likelihood of deferral is remote. We have determined that the likelihood of interest deferral is remote and that original issue discount attributable to the stated interest need not be reported in the absence of actual deferral.

     The Treasury regulations dealing with original issue discount and deferrable payments have not been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could take a position contrary to that set forth in this summary. If the IRS were to assert successfully that the stated interest on the subordinated deferrable notes was original issue discount regardless of whether we exercise our right to defer payments, you would be required to treat the stated interest as original issue discount from the date of issuance of the subordinated deferrable notes.

     Sale, Exchange or Other Disposition of Trust Preferred Securities. Upon the sale, exchange or other disposition of trust preferred securities (including the remarketing thereof), you will recognize capital gain or loss in an amount equal to the difference between your amount realized (which does not include amounts equal to any accrued but unpaid interest that you have not previously included in gross income, which will be taxable as interest) and your tax basis in the trust preferred securities (which includes the amount of original issue discount that you have previously included in gross income). Selling expenses will reduce your gain or increase your loss. Gains of individuals from capital assets held for more than one year are eligible for reduced rates of taxation. Your ability to deduct capital losses is subject to limitations.

     Distribution of the Subordinated deferrable Notes. Under current law, a distribution by the Trust of the subordinated deferrable notes will generally not be a taxable event. You will have an aggregate tax basis in the subordinated deferrable notes received in the liquidation equal to your aggregate tax basis in the trust preferred securities surrendered, and the holding period of distributed subordinated deferrable notes will include the period during which you held the trust preferred securities. You will continue to include interest and original issue discount from the subordinated deferrable notes you receive from the Trust. Upon occurrence of a tax event as described in "Description of Subordinated deferrable Notes--Tax Event Redemption" in this prospectus supplement, we will have the option to redeem the subordinated deferrable notes which will be taxable to you. See "--Tax Event Redemption."

PURCHASE CONTRACTS

     Acquisition of Common Stock under a Purchase Contract. You will generally not recognize gain or loss on the purchase of shares of our common stock under a purchase contract, except with respect to any cash paid instead of a fractional share of our common stock. Subject to the following discussion, your aggregate initial tax basis in the shares of our common stock received under a purchase contract should generally equal (1) the purchase price paid for those shares, plus (2) your tax basis in the purchase contract, less (3) the portion of such purchase price and tax basis allocable to any fractional share. The holding period for shares of our common stock received under a purchase contract will commence on the day you receive the shares.

     Ownership of Common Stock Acquired under the Purchase Contract. Any dividend paid to you on shares of our common stock will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. You will be required to include any such dividend in your gross income as ordinary income on the day you receive the dividend. Such dividends will be eligible for the dividends received deduction allowed to corporations.

     You will recognize capital gain or loss on any sale or exchange of our common stock in an amount equal to the difference between your amount realized upon the sale of our common stock and your tax basis in our common stock. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Your ability to deduct capital losses is subject to limitations.

     Early Settlement of a Purchase Contract. You will not recognize gain or loss on the receipt of trust preferred securities, treasury portfolio or treasury securities, as the case may be, upon early settlement of a purchase contract and you will have the same tax basis and holding period in such trust preferred securities, treasury portfolio or treasury securities, as the case maybe, as before the early settlement.

     Termination of a Purchase Contract. If a purchase contract terminates, you will recognize capital gain or loss equal to the difference between your amount realized (if any) upon such termination and your adjusted tax basis in the purchase contract at the time of the termination. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. Your ability to deduct capital losses is subject to limitations. You will not recognize gain or loss on the receipt of the trust preferred securities, treasury portfolio or treasury securities, as the case may be, upon termination of the purchase contract and you will have the same tax basis in the trust preferred securities, treasury portfolio or treasury securities, as the case may be, as before termination.

     Adjustment to Settlement Rate. You might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted and as a result of that adjustment your proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to our common stock. Thus, under some circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash.

TREASURY PEPS UNITS

     Substitution of Treasury Security to Create Treasury PEPS Units. If you hold PEPS Units and deliver a treasury security to the securities intermediary in substitution for the trust preferred securities, you generally will not recognize gain or loss upon the delivery of the treasury security or the release of the trust preferred securities. You will continue to include in income any interest and original issue discount with respect to the trust preferred securities, and your tax basis in the trust preferred securities and the purchase contracts will not be affected by the delivery and release.

     Ownership of Treasury Securities. We, the trust and you, by acquiring a PEPS Unit, agree to treat you as the owner, for United States federal, state and local income and franchise tax purposes, of the treasury security that is part of the PEPS unit that you own. Your initial tax basis in the treasury security will be equal to the amount paid for the treasury security. The treasury security will earn original issue discount over its life. As a result, you will be required to include in income each year that the securities intermediary holds a treasury security on your behalf the portion of the original issue discount or acquisition discount that accrues on the treasury security in that year. The tax treatment of original issue discount is described under "--Treasury Portfolio--Interest Income and Original Issue Discount."

     Substitution of Trust Preferred Securities to Recreate PEPS Units. If you hold Treasury PEPS Units and deliver trust preferred securities to the securities intermediary to recreate PEPS Units, you will generally not recognize gain or loss upon the delivery of the trust preferred securities or the release of the treasury security. You will continue to include in income any interest, original issue discount or acquisition discount otherwise includable with respect to the treasury security and the trust preferred securities, and your tax basis in the treasury security, the trust preferred securities and the purchase contract will not be affected by the delivery and release.

SALE OR DISPOSITION OF UNITS

     Upon a disposition of a PEPS Unit or Treasury PEPS Unit, you will be treated as having sold, exchanged or disposed of the purchase contract and the trust preferred security or treasury security, as the case may be, that constitute the PEPS Unit or Treasury PEPS Unit. You will generally have capital gain or loss equal to the difference between the portion of your proceeds allocable to the purchase contract and the trust preferred security or treasury security, as the case may be, and your respective tax basis in the purchase contract and the trust preferred security or treasury security. For purposes of determining gain or loss, your proceeds will not include an amount equal to accrued and unpaid interest on the subordinated deferrable note underlying the trust preferred security or the treasury security not previously included in income, which will be treated as ordinary interest income, and your basis in the trust preferred security or treasury security will include the amount of original issue discount that you have previously included in gross income with respect to the underlying subordinated deferrable note or treasury security. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. Your ability to deduct capital losses is subject to limitations. For a possible recharacterization of gain or loss on the sale, exchange or other disposition of a trust preferred security, see "--PEPS Units--Trust Preferred Securities--Possible Alternative Characterization."

     If the disposition of a PEPS Unit or Treasury PEPS Unit occurs when the purchase contract has a negative value to you, you should be considered to have received additional consideration for the trust preferred security or treasury security in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the purchase contract. You should consult your tax advisor regarding a disposition of a PEPS Unit or Treasury PEPS Unit at a time when the purchase contract has a negative value.

TAX EVENT REDEMPTION

     A tax event redemption will be a taxable event. You will generally recognize capital gain or loss in an amount equal to the difference between (1) the redemption price of the trust preferred securities (whether paid directly to you or applied by the securities intermediary to the purchase of the treasury portfolio on behalf of holders of the PEPS Units), except to the extent of amounts paid in respect of accrued but unpaid interest not previously included in income, which will be taxable as such, and (2) your adjusted tax basis in the trust preferred securities. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. Your ability to deduct capital losses is subject to limitations.

TREASURY PORTFOLIO

     Ownership of Treasury Portfolio. We, the Trust and you, by acquiring a PEPS Unit, agree to treat you as the owner, for United States Federal, state and local income and franchise tax purposes, of that portion of the treasury portfolio that is a part of the PEPS Units that you own. You will be required to include in income any amount earned on your pro rata share of the treasury portfolio for all United States federal, state and local income and franchise tax purposes. The remainder of this summary assumes that U.S. holders of the PEPS Units will be treated as the owners of the applicable ownership interest of the treasury portfolio that are a part of their PEPS Units for United States federal, state and local income and franchise tax purposes.

     Interest Income and Original Issue Discount. The treasury portfolio will consist of stripped treasury securities. You will be required to treat your pro rata share of each treasury security in the treasury portfolio as a bond that was originally issued on the date the securities intermediary acquired the relevant treasury securities and to include original issue discount in income over the life of the treasury securities in an amount equal to your pro rata share of the excess of the amounts payable on the treasury securities over the value of the treasury securities at the time the securities intermediary acquired them on behalf of holders of the PEPS Units. The amount of that excess will constitute only a portion of the total amount payable in respect to the treasury portfolio. Consequently, a substantial portion of each scheduled payment to you will be treated as a tax-free return of your investment in the treasury portfolio and will not be considered current taxable income for United States federal income tax purposes.

     Whether you use the cash or accrual method of tax accounting, you will be required to include original issue discount (other than original issue discount on short-term treasury securities, as defined below) in income for federal income tax purposes as it accrues on a constant-yield-to-maturity basis. In the case of any treasury security with a maturity of one year or less from the date it is purchased, a "short-term treasury security," in general, only accrual basis taxpayers are required to include original issue discount in income as it is accrued. If you use the accrual method of tax accounting you are required to accrue original issue discount on short-term treasury securities on a straight-line basis unless you elect to accrue the original issue discount using a constant-yield-to-maturity method.

     Tax Basis of the Treasury Portfolio. Your tax basis in your applicable ownership interest of the treasury portfolio will equal your pro rata share of the amount paid by the securities intermediary for the treasury portfolio. Your tax basis in your applicable ownership interest of the treasury portfolio will be increased by the amount of original issue discount that you include in your income with respect thereto and decreased by the amount of cash you receive in respect of it.

                              ERISA CONSIDERATIONS

     Generally, employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans and individual retirement accounts that are subject to Section 4975 of the Code and entities whose assets are considered assets of such plans (collectively, "plans") may purchase PEPS Units subject to the investing fiduciary's determination that the investment satisfies ERISA's fiduciary standards and other requirements applicable to investments by plans. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plans.

     Section 406 of ERISA and Section 4975 of the Code prohibit fiduciaries from engaging in specified transactions involving "plan assets" with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. A violation of these "prohibited transaction" rules may generate excise tax and other liabilities under ERISA and the Code. Thus, a plan fiduciary considering an investment in PEPS Units also should consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code for which no exemption is available. For example, the purchase and holding of PEPS Units by a plan with respect to which we, the underwriters or any of our affiliates is a party in interest or disqualified person could constitute a prohibited transaction under ERISA or the Code unless an exemption were available for such purchase.

     In addition, the Department of Labor (the "DOL") has issued regulations under which the assets of the Trust would be deemed to be "plan assets" for purposes of ERISA and Section 4975 of the Code if 25% or more of the value of any class of equity interests in the Trust were held by plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), or other entities holding "plan assets" (collectively, "Benefit Plan Investors"). No assurance can be given that the value of the PEPS Units held by Benefit Plan Investors will be less than 25% of the total value of such PEPS Units at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. Certain transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions if the PEPS Units were acquired with "plan assets" and the assets of the Trust were deemed to be "plan assets" of plans investing in the Trust.

     The United States Department of Labor has issued prohibited transaction class exemptions, "PTCEs", that may apply to the acquisition and holding of the PEPS Units, as well as transactions involving the Trust. These class exemptions include PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting insurance company pooled separate accounts), PTCE 91-38 (respecting bank collective trust funds), PTCE 95-60 (respecting insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers).

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PEPS Units on behalf of or with "plan assets" of any plan consult with counsel regarding the potential consequences if the assets of the Trust were deemed to be "plan assets" or if the acquisition and holding of the PEPS Units constitutes a prohibited transaction and failed to satisfy applicable fiduciary requirements imposed under ERISA. Any purchaser or holder of the PEPS Units or any interest therein will be deemed to have represented by its purchase and holding thereof that it: (a) is not a Plan or an entity holding "plan assets" and is not purchasing such securities on behalf of or with "plan assets" of any plan or (b) is eligible for exemptive relief and satisfies the applicable fiduciary requirements of ERISA.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives, have severally agreed to purchase, and CMS and the Trust have agreed to sell to them, severally, the number of PEPS Units indicated below:

                                                                NUMBER OF
                            NAME                                PEPS UNITS
                            ----                                ----------
Morgan Stanley & Co. Incorporated...........................    3,960,000
Banc of America Securities LLC..............................    3,080,000
Donaldson, Lufkin & Jenrette Securities Corporation.........    1,760,000
                                                                ---------
  Total.....................................................    8,800,000
                                                                =========

     The underwriters are offering the PEPS Units subject to their acceptance of the PEPS Units from CMS and the Trust and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the PEPS Units offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the PEPS Units offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any such PEPS Units are taken.

     The per PEPS Unit price of any PEPS Unit sold by the underwriters shall be the initial public offering price listed on the cover page of this prospectus supplement, in United States dollars, less an amount not greater than the per PEPS Unit amount of the concession to dealers described below.

     The underwriters initially propose to offer part of the PEPS Units directly to the public at the initial public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $.4725 per PEPS Unit under the public offering price. After the initial offering of the PEPS Units, the offering price and other selling terms may from time to time be varied by the representatives.

     CMS and the Trust have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 1,200,000 PEPS Units at the initial public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised, each underwriter will become obligated to purchase approximately the same percentage of the additional PEPS Units as the number set forth next to that underwriter's name in the preceding table bears to the total number of PEPS Units set forth next to the names of all underwriters in the preceding table. If the underwriters' over-allotment option is exercised in full, the total price to the public would be $250,000,000, the total underwriters' discounts and commissions would be $7,875,000 and the total proceeds to CMS would be $242,125,000.

     Prior to this offering, there has been no public market for the PEPS Units. The PEPS Units have been approved for listing on the New York Stock Exchange under symbol "CMS PrM". In order to meet one of the requirements for listing on the New York Stock Exchange, the underwriters have undertaken to sell the PEPS Units to a minimum of 400 beneficial owners.

     CMS and the Trust, jointly and severally, have agreed, that during the period beginning from the date of this prospectus supplement and continuing for a period of 60 days after the date of this prospectus supplement, not to offer, sell, contract to sell or otherwise dispose of any PEPS Units, trust preferred securities or common stock or any other securities of the Company which are substantially similar to the PEPS Units, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive any of the foregoing securities, other than shares of common stock issuable upon conversion of the

PEPS Units or pursuant to the Company's stock purchase plan, performance incentive stock plan, employee stock ownership plan and employee savings and incentive plan, without the prior written consent of the underwriters.

     In order to facilitate the offering of the PEPS Units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the PEPS Units, the trust preferred securities or CMS's common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the PEPS Units for their own account. In addition, to cover over-allotments or to stabilize the price of the PEPS Units, the trust preferred securities or CMS's common stock, the underwriters may bid for, and purchase, PEPS Units, the trust preferred securities or shares of CMS's common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the PEPS Units in the offering, if the syndicate repurchases previously distributed PEPS Units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the PEPS Units, the trust preferred securities or CMS's common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     From time to time, some of the underwriters and their affiliates have provided, and continue to provide, investment banking and commercial banking services to CMS and its affiliates.

     CMS and the Trust have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Opinions as to the legality of the PEPS Units will be rendered for CMS by Michael D. Van Hemert, Assistant General Counsel for CMS. Skadden, Arps, Slate, Meagher & Flom LLP will act as special counsel for the underwriters, special tax counsel for CMS and special Delaware counsel for the Trust and CMS. As of March 31, 2000, an attorney currently employed by Skadden, Arps, Slate, Meagher & Flom LLP, and formerly employed by CMS, owned approximately 51,734 shares of CMS common stock, 10 shares of Consumers $4.50 Series preferred stock, $100 par value, and $50,000 aggregate principal amount of certain debt securities issued by CMS. As of March 31, 2000, Mr. Van Hemert beneficially owned approximately 3,500 shares of CMS common stock.

                                    EXPERTS

     The consolidated financial statements and schedule of CMS as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim consolidated financial information for the periods ended March 31 and June 30, 2000 and 1999, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim consolidated financial information because that report is not a "report" or "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Future consolidated financial statements of CMS and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                             CMS ENERGY CORPORATION
                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              PANHANDLE COMPANIES
                                           PRE-ACQUISITION PRO FORMA              PRO FORMA ACQUISITION
                                    ----------------------------------------    --------------------------
                                                                 ELIMINATION
                                                                     OF
                                                 RESTRUCTURING     OF DUKE
                       CMS ENERGY   PANHANDLE         AND          ENERGY       ACQUISITION    FINANCING
                       HISTORICAL   HISTORICAL    REALIGNMENT    ACTIVITIES     ADJUSTMENTS   TRANSACTIONS
                       ----------   ----------   -------------   -----------    -----------   ------------
Operating revenue....    $6,103        $133           $--           $ (3)(b)        $(2)(g)       $ --
Operating expenses
  Operations and
  maintenance........     4,342          43            (1)(a)          4(c)
  Depreciation and
  amortization.......       595          14            (1)(a)         (1)(d)          2(h)
  Property and other
  taxes..............       254           7            --             --
                         ------        ----           ---           ----            ---           ----
                          5,191          64            (2)             3              2             --
                         ------        ----           ---           ----            ---           ----
Pretax operating
  income.............       912          69             2             (6)            (4)            --
Other income
  (deductions).......        10           5
Fixed charges........       581          19             2            (13)(e)                        48(j)
                                                                                                    (9)(k)
Income before income
  taxes..............       341          55            --              7             (4)           (39)
Income taxes.........        64          21            --              2(f)          (1)(i)        (13)(l)
                         ------        ----           ---           ----            ---           ----
Consolidated net
  income.............    $  277        $ 34           $--           $  5            $(3)          $(26)
                         ======        ====           ===           ====            ===           ====
Basic earnings per
  average common
  share
  CMS Energy.........    $ 2.18(o)
                         ======
  Class G............    $ 4.21(o)
                         ======
Diluted earnings per
  average common
  share
  CMS Energy.........    $ 2.17(o)
                         ======
  Class G............    $ 4.21(o)
                         ======
Average common shares
  outstanding CMS
  Energy.............       110
                         ======
  Class G............         9(o)
                         ======


                        PRO FORMA ACQUISITION
                       ------------------------

                                         CMS
                       INTERCOMPANY    ENERGY
                       ELIMINATIONS   PRO FORMA
                       ------------   ---------
Operating revenue....      $ (4)(n)    $6,216
                            (11)(m)
Operating expenses
  Operations and
  maintenance........        (2)(n)     4,375
                            (11)(m)
  Depreciation and
  amortization.......        (1)(n)       608
  Property and other
  taxes..............                     261
                           ----        ------
                            (14)        5,244
                           ----        ------
Pretax operating
  income.............        (1)          972
Other income
  (deductions).......                      15
Fixed charges........                     628
Income before income
  taxes..............        (1)          359
Income taxes.........        (1)           72
                           ----        ------
Consolidated net
  income.............      $ --        $  287
                           ====        ======
Basic earnings per
  average common
  share
  CMS Energy.........                  $ 2.27(o)
                                       ======
  Class G............                  $ 4.21(o)
                                       ======
Diluted earnings per
  average common
  share
  CMS Energy.........                  $ 2.26(o)
                                       ======
  Class G............                  $ 4.21(o)
                                       ======
Average common shares
  outstanding CMS
  Energy.............                     110
                                       ======
  Class G............                       9(o)
                                       ======

    See accompanying Notes to Unaudited Pro Forma Combined Income Statement.

                             CMS ENERGY CORPORATION

             NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999

RESTRUCTURING AND REALIGNMENT:

     (a) To reflect the results of operations of Panhandle Storage Company and Trunkline LNG Company, both acquired by CMS Energy, and the transfer of Panhandle's interest in Northern Border Partners LP and certain non-operating assets to other subsidiaries of Duke Energy under the provisions of the Stock Purchase Agreement.

ELIMINATION OF DUKE ENERGY ACTIVITIES:

     (b) To reflect the elimination of rental income earned by Panhandle on an office building, which was transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

     (c) To reflect the elimination of pension income recognized by Panhandle on the overfunded pension plans of Duke Energy. Under the provisions of the Stock Purchase Agreement, Duke Energy transferred to CMS Energy an amount of pension assets equivalent to the Panhandle Companies' liabilities assumed by CMS Energy.

     (d) To reflect the elimination of deprecation associated with an office building and certain other assets, which were transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

     (e) To reflect a reduction in interest expense relating to the settlement of certain short-term notes payable to Duke Energy under the provisions of the Stock Purchase Agreement.

     (f) To reflect the income tax expense effects of the pro forma adjustments
(b) through (e) at an estimated rate of 35%.

ACQUISITION ADJUSTMENTS:

     (g) To reflect the elimination of non-cash amortization of deferred credits associated with a Trunkline LNG Company rate settlement.

     (h) To reflect depreciation expense on the fair value of property, plant and equipment prospectively depreciated over a revised estimated average remaining life of 40 years. Also reflects amortization expense over a 40-year period of the estimated goodwill recognized in the Acquisition.

     (i) To reflect the income tax expense effects of pro forma adjustment (g) and (h) at an estimated rate of 35%.

FINANCING TRANSACTIONS:

     (j) To reflect the increase of interest expense relating to the issuance of $800 million of Panhandle senior notes with a weighted average interest rate of 6.8% and $1.1 billion of CMS Energy senior notes and trust preferred securities with a weighted average interest rate of 7.5%.

     (k) To reflect the elimination of interest expense incurred in connection with the utilization of bridge financing facilities.

     (l) To reflect the income tax expense effects of pro forma adjustment (j) and (k) at an estimated rate of 35%.

INTERCOMPANY ELIMINATIONS:

     (m) To reflect the elimination of intercompany transactions between CMS Energy and the Panhandle Companies.

     (n) To eliminate three days of activity subsequent to the acquisition which is included in CMS Energy historical amounts.

OTHER:

     (o) Reflects Class G common stock as outstanding from January 1, 1999 to October 25, 1999. Reflects the reallocation of net income and earnings per share as a result of the premium on exchange of Class G common stock. As a result, CMS Energy's basic and diluted earnings per share were reduced $.26 and $.25, respectively, and Class G's basic and diluted earnings per share were increased $3.31.

                             CMS ENERGY CORPORATION

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              PANHANDLE COMPANIES
                                           PRE-ACQUISITION PRO FORMA                           PRO FORMA ACQUISITION
                                    ----------------------------------------   -----------------------------------------------------
                                                                 ELIMINATION
                                                 RESTRUCTURING     OF DUKE                                                    CMS
                       CMS ENERGY   PANHANDLE         AND          ENERGY      ACQUISITION    FINANCING     INTERCOMPANY    ENERGY
                       HISTORICAL   HISTORICAL    REALIGNMENT    ACTIVITIES    ADJUSTMENTS   TRANSACTIONS   ELIMINATIONS   PRO FORMA
                       ----------   ----------   -------------   -----------   -----------   ------------   ------------   ---------
Operating revenue....    $2,869        $133           $--           $ (3)(b)       $(2)(g)       $ --           $ (4)(n)    $2,982
                                                                                                                 (11)(m)
Operating expenses
  Operations and
  maintenance........     1,979          43            (1)(a)          4(c)                                       (2)(n)     2,012
                                                                                                                 (11)(m)
  Depreciation and
  amortization.......       288          14            (1)(a)         (1)(d)         2(h)                         (1)(n)       301
  Property and other
  taxes..............       126           7            --             --                                                       133
                         ------        ----           ---           ----           ---           ----           ----        ------
                          2,393          64            (2)             3             2             --            (14)        2,446
                         ------        ----           ---           ----           ---           ----           ----        ------
Pretax operating
  income.............       476          69             2             (6)           (4)            --             (1)          536
Other income
  (deductions).......        17           5                                                                                     22
Fixed charges........       253          19             2            (13)(e)                       (9)(k)                      300
                                                                                                   48(j)
Income before income
  taxes..............       240          55            --              7            (4)           (39)            (1)          258
Income taxes.........        67          21            --              2(f)         (1)(i)        (14)(l)         (1)           74
                         ------        ----           ---           ----           ---           ----           ----        ------
Consolidated net
  income.............    $  173        $ 34           $--           $  5           $(3)          $(25)          $ --        $  184
                         ======        ====           ===           ====           ===           ====           ====        ======
Basic earnings per
  average common
  share
  CMS Energy.........    $ 1.50                                                                                             $ 1.59
                         ======                                                                                             ======
  Class G............    $ 1.28                                                                                             $ 1.28
                         ======                                                                                             ======
Diluted earnings per
  average common
  share
  CMS Energy.........    $ 1.48                                                                                             $ 1.57
                         ======                                                                                             ======
  Class G............    $ 1.28                                                                                             $ 1.28
                         ======                                                                                             ======
Average common shares
  outstanding CMS
  Energy.............       108                                                                                                108
                         ======                                                                                             ======
  Class G............         9                                                                                                  9
                         ======                                                                                             ======

    See accompanying Notes to Unaudited Pro Forma Combined Income Statement.

                             CMS ENERGY CORPORATION

             NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

RESTRUCTURING AND REALIGNMENT:

     (a) To reflect the results of operations of Panhandle Storage Company and Trunkline LNG Company, both acquired by CMS Energy, and the transfer of Panhandle's interest in Northern Border Partners LP and certain non-operating assets to other subsidiaries of Duke Energy under the provisions of the Stock Purchase Agreement.

ELIMINATION OF DUKE ENERGY ACTIVITIES:

     (b) To reflect the elimination of rental income earned by Panhandle on an office building, which was transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

     (c) To reflect the elimination of pension income recognized by Panhandle on the overfunded pension plans of Duke Energy. Under the provisions of the Stock Purchase Agreement, Duke Energy transferred to CMS Energy an amount of pension assets equivalent to the Panhandle Companies' liabilities assumed by CMS Energy.

     (d) To reflect the elimination of deprecation associated with an office building and certain other assets, which were transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

     (e) To reflect a reduction in interest expense relating to the settlement of certain short-term notes payable to Duke Energy under the provisions of the Stock Purchase Agreement.

     (f) To reflect the income tax expense effects of the pro forma adjustments
(b) through (e) at an estimated rate of 35%.

ACQUISITION ADJUSTMENTS:

     (g) To reflect the elimination of non-cash amortization of deferred credits associated with a Trunkline LNG Company rate settlement.

     (h) To reflect depreciation expense on the fair value of property, plant and equipment prospectively depreciated over a revised estimated average remaining life of 40 years. Also reflects amortization expense over a 40-year period of the estimated goodwill recognized in the Acquisition.

     (i) To reflect the income tax expense effects of pro forma adjustment (g) and (h) at an estimated rate of 35%.

FINANCING TRANSACTIONS:

     (j) To reflect the increase of interest expense relating to the issuance of $800 million of Panhandle senior notes with a weighted average interest rate of 6.8% and $1.1 billion of CMS Energy senior notes and trust preferred securities with a weighted average interest rate of 7.5%.

     (k) To reflect the elimination of interest expense incurred in connection with the utilization of bridge financing facilities.

     (l) To reflect the income tax expense effects of pro forma adjustments (j) and (k)at an estimated rate of 35%.

INTERCOMPANY ELIMINATIONS:

     (m) To reflect the elimination of intercompany transactions between CMS Energy and the Panhandle Companies.

     (n) To eliminate three days of activity subsequent to the acquisition which is included in CMS Energy historical amounts.

                             CMS ENERGY CORPORATION

                            CMS ENERGY COMMON STOCK
                              CLASS G COMMON STOCK
                               SENIOR DEBENTURES
                            SUBORDINATED DEBENTURES
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                   GUARANTEES
                                      AND
                              CMS ENERGY TRUST II
                              CMS ENERGY TRUST III
                           TRUST PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                             CMS ENERGY CORPORATION

                         OFFERING PRICE: $1,500,000,000

                            ------------------------

We may offer, from time to time:

     (i) shares of CMS Energy Common Stock,
     (ii) shares of Class G Common Stock,
     (iii) unsecured senior or subordinated debt securities consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness,
     (iv) stock purchase contracts to purchase CMS Energy Common Stock,
     (v) stock purchase units, each representing ownership of a stock purchase contract and unsecured senior or subordinated debt securities or trust preferred securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the stock purchase contract, or any combination of the above, and
     (vi) Guarantees of CMS Energy with respect to Trust Preferred Securities of CMS Energy Trusts II and III.

For each type of securities listed above, the amount, price and terms will be determined at or prior to the time of sale.

CMS Energy Trust II and CMS Energy Trust III, which are Delaware business trusts, may offer trust preferred securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of CMS Energy Trust II and CMS Energy Trust III in amounts, at prices and on terms to be determined at or prior to the time of sale.

We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

CMS Energy Common Stock and Class G Common Stock are traded on the New York Stock Exchange under the symbol "CMS". CMS Energy Common Stock and Class G Common Stock sold pursuant to a prospectus supplement or supplements accompanying this prospectus will also be listed for trading on the New York Stock Exchange, subject to official notice of issuance.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We intend to sell these securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and any securities to be purchased by or through, these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be provided in the related prospectus supplement or supplements.

This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

                   The date of this prospectus is May 7, 1999

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CMS ENERGY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

     CMS Energy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "COMMISSION"). Information, as of particular dates, concerning CMS Energy's directors and officers, their remuneration, the principal holders of CMS Energy's securities and any material interest of such persons in transactions with CMS Energy is disclosed in proxy statements distributed to shareholders of CMS Energy and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding CMS Energy. The outstanding shares of CMS Energy Common Stock and Class G Common Stock are listed on the New York Stock Exchange ("NYSE") and reports, proxy statements and other information concerning CMS Energy may also be inspected and copied at the offices of such exchange at 20 Broad Street, New York, New York 10005.

     No separate financial statements of the Trusts have been included herein. CMS Energy and the Trusts do not consider that such financial statements would be material to holders of Trust Preferred Securities because each Trust is a newly organized special purpose entity, has no operating history and no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under "CMS Energy Trusts". Further, CMS Energy believes that financial statements of the Trusts are not material to the holders of the Trust Preferred Securities since CMS Energy will guarantee the Trust Preferred Securities such that the holders of the Trust Preferred

Securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position vis-a-vis the assets of CMS Energy as a preferred stockholder of CMS Energy. CMS Energy beneficially owns directly or indirectly all of the undivided beneficial interests in the assets of the Trusts (other than the beneficial interests represented by the Trust Preferred Securities). See "CMS Energy Trusts," "Description of Securities -- Trust Preferred Securities" and "Description of Securities -- The Guarantees." In future filings under the Exchange Act, an audited footnote to CMS Energy's annual financial statements will state that the Trusts are wholly-owned by CMS Energy, that the sole assets of the Trusts are the Senior Debentures or the Subordinated Debentures of CMS Energy having a specified aggregate principal amount, and, considered together, the back-up undertakings, including the Guarantees, constitute a full and unconditional guarantee by CMS Energy of the Trusts' obligations under the Trust Preferred Securities issued by the Trusts.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by CMS Energy (File No. 1-9513) with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this prospectus and shall be deemed to be a part hereof:

     (1) CMS Energy's Registration Statement on Form 8-B/A dated November 21, 1996;

     (2) CMS Energy's Annual Report on Form 10-K for the year ended December 31, 1998; and

     (3) CMS Energy's Current Reports on Form 8-K filed January 20 and April 6, 1999.

     All documents subsequently filed by CMS Energy pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering made by this prospectus (the "OFFERING") shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "INCORPORATED DOCUMENTS"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     CMS Energy undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to CMS Energy at its principal executive offices located at Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126, Attention: Office of the Secretary, telephone:
(313) 436-9200.

     Certain information contained in this prospectus summarizes, is based upon, or refers to information and financial statements contained in one or more Incorporated Documents;

accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

                             CMS ENERGY CORPORATION

     CMS Energy Corporation, a Michigan corporation ("CMS ENERGY") incorporated in 1987, is the parent holding company of Consumers Energy Company ("CONSUMERS") and CMS Enterprises Company ("ENTERPRISES"). Consumers, a combination electric and gas utility company serving all 68 counties of Michigan's Lower Peninsula, is the largest subsidiary of CMS Energy. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Enterprises is engaged in several domestic and international energy-related businesses including: (i) oil and gas exploration and production; (ii) acquisition, development and operation of independent power production facilities; (iii) energy marketing, services and trading; (iv) storage, transmission and processing of natural gas; and (v) international energy distribution.

     CMS Energy conducts its principal operations through the following six business segments: (i) electric utility operations; (ii) gas utility operations;
(iii) oil and gas exploration and production operations; (iv) independent power production; (v) energy marketing, services and trading; and (vi) storage, transmission and processing of natural gas. Consumers or Consumers' subsidiaries are engaged in two segments: electric operations and gas operations. Consumers' electric and gas businesses are principally regulated utility operations. CMS Energy and its subsidiaries routinely evaluate, invest in, acquire and divest energy-related assets and/or companies both domestically and internationally. Consideration for such transactions may involve the delivery of cash or securities.

     CMS Energy's 1998 consolidated operating revenue was $5.1 billion. This consolidated operating revenue was derived from its electric utility operations (approximately 51%), its gas utility operations (approximately 21%), marketing, services and trading (approximately 18%), independent power production and other non-utility activities (approximately 6%), gas transmission, storage and processing activities (approximately 3%), and oil and gas exploration and production activities (approximately 1%). Consumers' consolidated operations in the electric and gas utility businesses account for the majority of CMS Energy's total assets, revenue and income. The unconsolidated share of non-utility independent power production, gas transmission and storage, marketing services and trading, and international energy distribution revenue for 1998 was $1.317 billion.

     Consumers is a public utility serving gas or electricity to almost six million of Michigan's nine and a half million residents in Michigan's Lower Peninsula. Industries in Consumers' service area include automotive, metal, chemical, food and wood products industries and a diversified group of other industries. Consumers' 1998 consolidated operating revenue of $3.7 billion was derived approximately 70% from its electric utility business, approximately 29% from its gas utility business and approximately 1% from its non-utility business. Consumers' rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission (the "MPSC") and the Federal Energy Regulatory Commission. Consumers' nuclear operations are subject to the jurisdiction of the Nuclear Regulatory Commission.

     CMS Energy and its subsidiaries routinely evaluate, invest in, acquire and divest energy-related assets and/or businesses both domestically and internationally. Consideration for such transactions may involve the delivery of cash or securities.

     The foregoing information concerning CMS Energy and it subsidiaries does not purport to be comprehensive. For additional information concerning CMS Energy and its subsidiaries' business and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, prospective purchasers should refer to the Incorporated Documents. See "Incorporation of Certain Documents by Reference" and "Available Information" above.

     The address of the principal executive offices of CMS Energy is Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126. Its telephone number is (313) 436-9200.

                              RECENT DEVELOPMENTS

ACQUISITION OF THE PANHANDLE COMPANIES

     On March 29, 1999 we acquired from Duke Energy Corporation all of the outstanding common stock of Panhandle Eastern Pipe Line Company ("PANHANDLE") and its principal subsidiaries, Trunkline Gas Company ("TRUNKLINE") and Pan Gas Storage Company, as well as its affiliates, Panhandle Storage Company and Trunkline LNG Company ("TRUNKLINE LNG" and, collectively, the "PANHANDLE COMPANIES"). We paid $1.9 billion in cash to Duke Energy Corporation and assumed approximately $300 million of existing Panhandle debt.

     The Panhandle Companies are primarily engaged in the interstate transmission and storage of natural gas. The Panhandle Companies operate one of the nation's largest natural gas pipeline networks, providing customers in the Midwest and Southwest with a comprehensive array of transportation services. This interconnected 10,400 mile system accesses virtually all major natural gas regions in the United States.

     Panhandle's transmission system consists of four large-diameter parallel pipelines and extends approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through the states of Missouri, Illinois, Indiana and Ohio into Michigan. Panhandle's system connects with the Trunkline system at Tuscola, Illinois.

     Trunkline's transmission system consists principally of three large-diameter parallel pipelines extending approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through the states of Arkansas, Mississippi, Tennessee, Kentucky, Illinois and Indiana to a point on the Indiana-Michigan border. Trunkline also owns and operates two offshore Louisiana natural gas supply systems consisting of 337 miles of pipeline extending approximately 81 miles into the Gulf of Mexico.

     Panhandle's major customers include approximately 20 utilities located in the Midwest market area that encompasses large portions of Michigan, Ohio, Indiana, Illinois and Missouri. Trunkline's major customers include six utilities located in portions of Illinois, Indiana, Michigan, Ohio and Tennessee. Transportation service for Consumers accounted for approximately 10% of the combined revenue of the Panhandle Companies.

     The Panhandle Companies own and operate five underground gas storage fields located in Illinois, Michigan, Kansas, Oklahoma and Louisiana with a combined maximum working gas storage capacity of 70 billion cubic feet.

     Trunkline LNG owns a liquified natural gas ("LNG") regasification plant and related LNG tanker port, unloading facilities and LNG and gas storage facilities located at Lake Charles, Louisiana. The LNG plant has the capacity to deliver 700 million cubic feet per day but has been operated on a limited basis for a number of years.

     The rates and operations of the Panhandle Companies are subject to regulation by the Federal Energy Regulatory Commission.

     We used approximately $600 million in bridge financing, $500 million in revolving credit loans and $800 million of senior unsecured notes issued by CMS Panhandle Holding Company to fund the cash portion of the purchase price for the acquisition of the Panhandle Companies. We expect to complete permanent financing of the acquisition with existing arrangements and the sale of approximately $600 million of our common stock and/or other securities.

     Please refer to our Forms 8-K filed January 20 and April 6, 1999 for further information concerning this transaction.

                               CMS ENERGY TRUSTS

     CMS Energy Trust II and CMS Energy Trust III are statutory business trusts formed under the Delaware Business Trust Act (the "TRUST ACT") (each, a "TRUST" and collectively, the "TRUSTS") pursuant to: (i) a trust agreement executed by CMS Energy, as sponsor, and the trustees of the Trusts (the "CMS TRUSTEES"); and
(ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. At the time of public issuance of Trust Preferred Securities, each trust agreement will be amended and restated in its entirety (as so amended and restated, the "TRUST AGREEMENT") and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "TRUST INDENTURE ACT"). CMS Energy will directly or indirectly acquire common securities of each Trust (the "COMMON SECURITIES" and, together with the Trust Preferred Securities, the "TRUST SECURITIES") in an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. Each Trust exists for the exclusive purposes of: (i) issuing the Trust Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in the Senior Debentures or Subordinated Debentures; and (iii) engaging in only those other activities necessary or incidental thereto. Each Trust has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.

     The undivided common beneficial interests in the Trust will be owned by CMS Energy. The proceeds from the offering of the Trust Preferred Securities and the sale of the Common Securities may be contributed by the Trust to purchase from CMS Energy Senior Debentures or Subordinated Debentures in an aggregate principal amount equal to the aggregate liquidation preference of the Trust Securities, bearing interest at an annual rate equal to the annual distribution rate of such Trust Securities and having certain redemption terms which correspond to the redemption terms for the Trust Securities. The Senior Debentures will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt. The Subordinated Debentures will rank subordinate in right of payment to all of CMS Energy's Senior Indebtedness (as defined herein).

Distributions on the Trust Securities may not be made unless the Trust receives corresponding interest payments on the Senior Debentures or the Subordinated Debentures from CMS Energy. CMS Energy will irrevocably guarantee, on a senior or subordinated basis, as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand. Each Guarantee will be unsecured and will be either equal to or subordinate to, as applicable, all Senior Indebtedness, of CMS Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement) the Trust may be liquidated and the holders of the Trust Securities could receive Senior Debentures or Subordinated Debentures in lieu of any liquidating cash distribution.

     Pursuant to the Trust Agreement, the number of CMS Trustees will initially be three. Two of the CMS Trustees (the "ADMINISTRATIVE TRUSTEES") will be persons who are employees or officers of or who are affiliated with CMS Energy. The third trustee will be a financial institution that is unaffiliated with CMS Energy, which trustee will serve as property trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "PROPERTY TRUSTEE"). Initially, either The Bank of New York, a New York banking corporation, or NBD Bank, a Michigan banking corporation, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York or NBD Bank will also act as trustee (each a "GUARANTEE TRUSTEE" and collectively the "GUARANTEE TRUSTEES"). The Bank of New York (Delaware) will act as the Delaware Trustee for the purposes of the Trust Act, until removed or replaced by the holder of the Common Securities. See "Description of Securities -- The Guarantees."

     Each Property Trustee will hold title to the applicable Debt Securities for the benefit of the holders of the Trust Securities and each Property Trustee will have the power to exercise all rights, powers and privileges under the applicable indentures (as defined herein) as the holder of the Debt Securities. In addition, each Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "PROPERTY ACCOUNT") to hold all payments made in respect of the Debt Securities for the benefit of the holders of the Trust Securities. Each Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustees will hold the Guarantees for the benefit of the holders of the Trust Securities. CMS Energy, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any CMS Trustee and to increase or decrease the number of CMS Trustees; provided, that the number of CMS Trustees shall be at least three, a majority of which shall be Administrative Trustees. CMS Energy will pay all fees and expenses related to the Trusts and the offering of the Trust Securities.

     The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Trust Act and the Trust Indenture Act.

     The trustee in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

     The principal place of business of each Trust shall be c/o CMS Energy Corporation, Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126-2712.

                                USE OF PROCEEDS

     The proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or the Common Securities will be invested in the Senior Debentures or the Subordinated Debentures. As will be more specifically set forth in the applicable prospectus supplement, CMS Energy will use such borrowed amounts and the net proceeds from the sale of CMS Energy Common Stock, Class G Common Stock, Stock Purchase Contracts, Stock Purchase Units and any Senior Debentures or Subordinated Debentures offered hereby for its general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The ratios of earnings to fixed charges and the ratios of earnings to fixed charges and preferred stock dividends for each of the years ended December 31, 1993 through 1998, are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                --------------------------------------------
                                                1998    1997    1996    1995    1994    1993
                                                ----    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges..........    1.59    1.78    1.96    1.90    2.07    1.75
Ratio of earnings to fixed charges and
  preferred stock dividends.................    1.43    1.59    1.75    1.74    1.88    1.68

     For the purpose of computing such ratios, earnings represent net income before income taxes, net interest charges and the estimated interest portion of lease rentals.

                           DESCRIPTION OF SECURITIES

INTRODUCTION

     Specific terms of the shares of Common Stock, par value $.01 per share ("CMS ENERGY COMMON STOCK"), shares of Class G Common Stock, no par value ("CLASS G COMMON STOCK"), unsecured senior debt securities (the "SENIOR DEBENTURES") and unsecured subordinated debt securities (the "SUBORDINATED DEBENTURES") (individually a "DEBT SECURITY" and collectively the "DEBT SECURITIES") consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness, Stock Purchase Contracts (the "STOCK PURCHASE CONTRACTS") to purchase CMS Energy Common Stock, Stock Purchase Units (the "STOCK PURCHASE UNITS"), each representing ownership of a Stock Purchase Contract and Debt Securities, or Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the Stock Purchase Contract, or any combination of the foregoing, irrevocable guarantees (individually a "GUARANTEE" and collectively "GUARANTEES") of CMS Energy, on a senior or subordinated basis as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of fund on hand, and trust preferred securities (the "TRUST PREFERRED SECURITIES") representing preferred undivided beneficial interests in the assets of the Trust, in respect of which this prospectus is being delivered (collectively, the "OFFERED SECURITIES"), will be set forth in an accompanying prospectus supplement or supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The prospectus supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of CMS Energy, if any, to defer payment or interest on the Debt Securities and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering; (ii) in the case of CMS Energy Common Stock or Class G Common Stock, the designation, number of shares, public offering price and other specific terms of the Offering, from the sale thereof;
(iii) in the case of Trust Preferred Securities, the designation, number of shares, liquidation preference per security, initial public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Trust Preferred Securities including a description of the Guarantee (as defined herein), as the case may be; and (iv) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities, Trust Preferred Securities, or debt obligations of third parties securing the holders obligation to purchase CMS Energy Common Stock and Class G Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

CAPITAL STOCK

     The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the

Restated Articles of Incorporation of CMS Energy (the "ARTICLES OF INCORPORATION") and the By-Laws of CMS Energy, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part, and by express reference to the Registration Statement on Form 8-B/A, which is incorporated into this prospectus by reference. See "Incorporation of Certain Documents by Reference" herein.

     The authorized capital stock of CMS Energy consists of 250 million shares of CMS Energy Common Stock, 60 million shares of Class G Common, and 10 million shares of CMS Energy Preferred Stock, $.01 par value ("PREFERRED STOCK"). The CMS Energy Common Stock and the Class G Common Stock are sometimes together referred to herein as the "Common Stock."

COMMON STOCK

     The Class G Common Stock is intended to reflect the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage, a subsidiary of Consumers (such businesses, collectively, have been attributed to the "CONSUMERS GAS GROUP"). The CMS Energy Common Stock is intended to reflect the performance of all businesses of CMS Energy and its subsidiaries, including the businesses of the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to the outstanding shares of Class G Common Stock.

DIVIDEND RIGHTS AND POLICY; RESTRICTIONS ON DIVIDENDS

     Dividends on the CMS Energy Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of CMS Energy, including the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to the outstanding shares of the Class G Common Stock, and other factors. Dividends are payable out of the assets of CMS Energy legally available therefore, including the Available Class G Dividend Amount (as defined in the Articles of Incorporation).

     Dividends on the Class G Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of the Consumers Gas Group, and, to a lesser extent, CMS Energy as a whole. Dividends are payable out of the lesser of (i) the assets of CMS Energy legally available therefor and (ii) the Available Class G Dividend Amount. Although the Available Class G Dividend Amount is intended to reflect the amount available for dividends to holders of outstanding Class G Common Stock, it is also legally available for dividends to holders of CMS Energy Common Stock.

     CMS Energy, in the sole discretion of its Board of Directors could pay dividends exclusively to the holders of CMS Energy Common Stock, exclusively to the holders of Class G Common Stock, or to the holders of both of such classes in equal or unequal amounts.

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy's ability to pay dividends, including dividends on CMS Energy Common Stock and Class G Common Stock, is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy, in particular, Consumers, and other factors. CMS Energy's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

     Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on Common Stock may be subject to the rights of the holders, if any, of the CMS Energy Preferred Stock.

     There are restrictions on CMS Energy's ability to pay dividends contained in certain revolving credit and term loan agreements, the indenture dated as of September 15, 1992, as amended and supplemented, between CMS Energy and NBD Bank, as Trustee, and the indenture dated as of January 15, 1994, as amended and supplemented, between CMS Energy and The Chase Manhattan Bank, as Trustee. A discussion of specific restrictions on CMS Energy's ability to pay dividends will be set forth in an accompanying prospectus supplement pursuant to which convertible Senior Debentures, Subordinated Debentures, convertible Trust Preferred Securities, Stock Purchase Contracts, Stock Purchase Units, CMS Energy Common Stock or Class G Common Stock are offered.

VOTING RIGHTS

     The holders of CMS Energy Common Stock vote with the holders of Class G Common Stock as a single class, except on matters which would be required by law or the Articles of Incorporation to be voted on by class. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of the Board of Directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.

     Under Michigan law, the approval of the holders of a majority of the outstanding shares of a class of Common Stock, voting as a separate class, would be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such class of stock, and to authorize any amendment to the Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of such class (except pursuant to Section 303 of the Michigan Business Corporation Act, which, under certain circumstances, would enable the Board of Directors to increase the number of authorized shares to satisfy the exchange features of the Common Stock described below) or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The Articles of Incorporation also provide that unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of all the shares of either class of Common Stock then outstanding, voting as a separate class, will be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of such class of Common Stock, either directly by amendment to the Articles of Incorporation or indirectly by requiring the holders of such class to accept or retain, in such merger or consolidation, anything other than
(i) shares of such class or (ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such class prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of either class of Common Stock to block any such merger or amendment which would adversely affect the powers or special rights of holders of such class of Common Stock.

PREEMPTIVE RIGHTS

     The Articles of Incorporation provide that holders of Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

LIQUIDATION RIGHTS

     In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock and Class G Common Stock shall be entitled to receive, on a per share basis, the same portion of all of the assets of CMS Energy remaining for distribution to the holders of Common Stock, regardless of whether or not any of such assets were attributed to the Consumers Gas Group. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

     Because CMS Energy has subsidiaries which have debt obligations and other liabilities of their own, CMS Energy's rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to prior claims of the subsidiary's creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

SUBDIVISION OR COMBINATION

     If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of either Class G Common Stock or CMS Energy Common Stock, the voting and liquidation rights of shares of CMS Energy Common Stock relative to Class G Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights of either class of Common Stock. For example, in case CMS Energy were to effect a two-for-one split of Class G Common Stock, the per share liquidation rights of CMS Energy Common Stock would be multiplied by two in order to avoid dilution in the aggregate liquidation rights of

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

holders of CMS Energy Common Stock and each post-split share of Class G Common Stock would have one-half of a vote on matters voted upon by the Shareholders.

EXCHANGES

     The Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock but do provide that Class G Common Stock may be exchanged for CMS Energy Common Stock as described in the Registration Statement on Form 8-B/A incorporated by reference herein. CMS Energy cannot predict the impact of the potential for such exchanges on the market prices of CMS Energy Common Stock.

     CMS Energy may exchange the Class G Common Stock for a proportionate number of shares of a subsidiary that holds all the assets and liabilities attributed to the Consumers Gas Group, and no other assets and liabilities. If CMS Energy transfers all or substantially all of the properties and assets attributed to the Consumers Gas Group, CMS Energy is required, subject to certain exceptions and conditions, to exchange each outstanding share of Class G Common Stock for a number of shares of CMS Energy Common Stock having a Fair Market Value (defined in the Articles of Incorporation) equal to 110% of the Fair Market Value of one share of Class G Common Stock.

     CMS Energy may, in the sole discretion of the Board of Directors, at any time, exchange each outstanding share of Class G Common Stock for a number of shares of CMS Energy Common Stock having a Fair Market Value equal to 115% of the Fair Market Value of one share of Class G Common Stock.

     CMS Energy cannot predict the impact of the potential for such exchanges on the market prices of the CMS Energy Common Stock.

TRANSFER AGENT AND REGISTRAR

     CMS Energy Common Stock and Class G Common Stock are transferable at Consumers Energy Company, 212 W. Michigan Avenue, Jackson, MI 49201. CMS Energy is the registrar and transfer agent for CMS Energy Common Stock and Class G Common Stock.

PREFERRED STOCK

     The authorized Preferred Stock may be issued without the approval of the holders of Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy's Board of Directors. The Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

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

PRIMARY SOURCE OF FUNDS OF CMS ENERGY; RESTRICTIONS ON SOURCES OF DIVIDENDS

     The ability of CMS Energy to pay (i) dividends on its capital stock and
(ii) its indebtedness, including the Debt Securities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers. Consumers' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the MPSC.

     Consumers' ability to pay dividends is restricted by its First Mortgage Bond Indenture (the "MORTGAGE INDENTURE") and its Articles of Incorporation ("ARTICLES"). The Mortgage Indenture provides that Consumers can only pay dividends on its common stock out of retained earnings accumulated subsequent to September 30, 1945, provided that upon such payment, there shall remain of such retained earnings an amount equivalent to any deficiency in maintenance and replacement expenditures as compared with maintenance and replacement requirements since December 31, 1945. Because of restrictions in its Articles and Mortgage Indenture, Consumers was prohibited from paying dividends on its common stock from June 1991 to December 31, 1992. However, as of December 31, 1992, Consumers effected a quasi-reorganization in which Consumers' accumulated deficit of $574 million was eliminated against other paid-in capital. With the accumulated deficit eliminated, Consumers satisfied the requirements under its Mortgage Indenture and resumed paying dividends on its common stock in May 1993.

     Consumers' Articles also provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers, and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period (hereinafter defined) if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the "BASE PERIOD"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

     In addition, Consumers' Indenture dated January 1, 1996, between Consumers and Bank of New York as Trustee ("INDENTURE"), and certain Preferred Securities Guarantees by Consumers dated January 23, 1996 and September 11, 1997 (collectively the "CONSUMERS PREFERRED SECURITIES GUARANTEES"), in connection with which the 8.36% Trust Preferred Securities of Consumers Power Company Financing 1 and the 8.20% Trust Securities of Consumers Energy Financing II (collectively the "CONSUMERS TRUST PREFERRED SECURITIES") were issued, provide that Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock if: (i) there shall have occurred any event that would constitute an event of default under the Indenture or the

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

trust agreements pursuant to which the Consumers Trust Preferred Securities were issued, (ii) a default with respect to its payment of any obligations under the Consumers Preferred Securities Guarantees or certain Consumers common stock guarantees, or (iii) it gives notice of its election to extend the interest payment period on the subordinated notes issued under the Indenture, at any time for up to 20 consecutive quarters provided, however, Consumers may declare and pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.

     Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the articles permit otherwise, the amount that would be needed, if Consumers were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers' Board of Directors reserves the right to change this policy at any time.

DEBT SECURITIES

     The Debt Securities offered by this prospectus will be unsecured obligations of CMS Energy and will be either senior or subordinated debt. Senior Debentures will be issued under a senior debt indenture and Subordinated Debentures will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "INDENTURE" and collectively as the "INDENTURES."

     The following briefly summarizes the material provisions of the indentures and the Debt Securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of Debt Securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from CMS Energy or the applicable trustee.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be NBD Bank and the trustee under the subordinated debt indenture will be The Bank of New York.

GENERAL

     The indentures provide that Debt Securities of CMS Energy may be issued in one or more series, with different terms, in each case as authorized from time to time by CMS Energy.

     Federal income tax consequences and other special considerations applicable to any Debt Securities issued by CMS Energy at a discount will be described in the applicable prospectus supplement.

     Because CMS Energy is a holding company, the claims of creditors of CMS Energy's subsidiaries will have a priority over CMS Energy's equity rights and the rights of CMS

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

Energy's creditors, including the holders of Debt Securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     The applicable prospectus supplement relating to any series of Debt Securities will describe the following terms, where applicable:

     - the title of the Debt Securities;

     - whether the Debt Securities will be senior or subordinated debt;

     - the total principal amount of the Debt Securities;

     - the percentage of the principal amount at which the Debt Securities will be sold and, if applicable, the method of determining the price;

     - the maturity date or dates;

     - the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     - the location where payments on the Debt Securities will be made;

     - the terms and conditions on which the Debt Securities may be redeemed at the option of CMS Energy;

     - any obligation of CMS Energy to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - any provisions for the discharge of CMS Energy's obligations relating to the Debt Securities by deposit of funds or United States government obligations;

     - whether the Debt Securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities;

     - any additional amounts with respect to the Debt Securities that CMS Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of CMS Energy to redeem the Debt Securities rather than paying these additional amounts; and

     - any other specific terms of the Debt Securities.

CONCERNING THE TRUSTEES

     Each of NBD Bank, the trustee under the senior debt indenture, and The Bank of New York, the trustee under the subordinated debt indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships, including credit facilities.

EXCHANGE AND TRANSFER

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer at the offices and subject to the restrictions set forth therein and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any limitations contained in the applicable indenture. Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery.

PAYMENT

     Distributions on the Debt Securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, the City of New York or its other designated office. However, at the option of CMS Energy, payment of any interest may be made by check or by wire transfer. Payment of any interest due on Debt Securities in registered form will be made to the persons in whose name the Debt Securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the prospectus supplement.

EVENTS OF DEFAULT

     Each indenture provides that events of default regarding any series of Debt Securities will be:

     - failure to pay required interest on any Debt Security of such series for 30 days;

     - failure to pay principal other than a scheduled installment payment or premium, if any, on any Debt Security of such series when due;

     - failure to make any required scheduled installment payment for 30 days on Debt Securities of such series;

     - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of Debt Securities other than such series;

     - certain events of bankruptcy or insolvency, whether voluntary or not; or

     - entry of final judgments against CMS Energy or Consumers for more than $25,000,000 which remain undischarged or unbonded for 60 days or a default resulting in the acceleration of indebtedness of CMS Energy or Consumers more than $25,000,000, and the acceleration has not been rescinded or annulled within 10 days after written notice of such default as provided in the applicable indenture; and

     Additional events of default may be prescribed for the benefit of the holders of a particular series of Debt Securities and will be described in the prospectus supplement relating to those Debt Securities.

     If an event of default regarding Debt Securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding Debt Securities of such series may declare each Debt Security of that series due and payable.

     Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to

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

waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of Debt Securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

     Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder's Debt Security when due, the holders of not less than 25% in principal amount of the Debt Securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

     CMS Energy is required to annually furnish the relevant trustee a statement as to CMS Energy's compliance with all conditions and covenants under the applicable indenture. Each indenture provides that the relevant trustee may withhold notice to the holders of the Debt Securities of any series of any default affecting such series, except payment on holders' Debt Securities when due, if it considers withholding notice to be in the interests of the holders of the Debt Securities of such series.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Each indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the Debt Securities and the indentures and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia.

MODIFICATION OF THE INDENTURE

     Each indenture permits CMS Energy and the relevant trustee to enter into supplemental indentures without the consent of the holders of the Debt Securities to establish the form and terms of any series of securities under the indentures.

     Each indenture also permits CMS Energy and the relevant trustee, with the consent of the holders of at least a majority in total principal amount of the Debt Securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the applicable indenture or modify in any manner the rights of the holders of the Debt Securities of each such affected series. CMS Energy and the relevant trustee may not, without the consent of the holder of each Debt Security affected, enter into any supplemental indenture to:

     - change the time of payment of the principal;

     - reduce the principal amount of such Debt Security;

     - reduce the rate or change the time of payment of interest on such Debt Security;

     - reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy; or

     - impair the right to institute suit for the enforcement of any payment on any Debt Security when due.

     In addition, no such modification may reduce the percentage in principal amount of the Debt Securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the applicable indenture.

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

     Prior to the acceleration of the maturity of any Debt Security, the holders, voting as one class, of a majority in total principal amount of the Debt Securities with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected Debt Securities waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the applicable indenture or of any Debt Security which cannot be modified or amended without the consent of the holder of each Debt Security affected.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

     Each indenture provides that, at the option of CMS Energy:

     - CMS Energy will be discharged from all obligations in respect of the Debt Securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to maintain the trust described below); or

     - CMS Energy need not comply with certain restrictive covenants of the relevant indenture (including those described under "Consolidation, Merger or Sale of Assets").

     If CMS Energy in each case irrevocably deposits in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Debt Securities of such series on the stated maturities of such Debt Securities in accordance with the terms thereof.

     To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

     - the exercise of such option would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

     - in the case of a discharge as described above, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the applicable indenture there has been a change in the applicable federal income tax law.

     In the event:

     - CMS Energy exercises its option to effect a covenant defeasance with respect to the Debt Securities of any series as described above,

     - the Debt Securities of such series are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants which are defeased,

     - the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such event of default,

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

     CMS Energy would remain liable for such amounts.

GOVERNING LAW

     Each indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

SENIOR DEBENTURES

     The Senior Debentures will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt.

SUBORDINATED DEBENTURES

     The Subordinated Debentures will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "SENIOR INDEBTEDNESS" (as defined below) of CMS Energy.

     If CMS Energy defaults in the payment of any distributions on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, CMS Energy cannot make a payment on account of or redeem or otherwise acquire the Subordinated Debentures. The subordinated debt indenture provisions described in this paragraph, however, do not prevent CMS Energy from making sinking fund payments in Subordinated Debentures acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to CMS Energy, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of Subordinated Debentures. Holders of Subordinated Debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full.

     "SENIOR INDEBTEDNESS" means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

     - indebtedness of CMS Energy for money borrowed by CMS Energy or evidenced by debentures (other than the Subordinated Debentures), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by CMS Energy;

     - obligations of CMS Energy with respect to letters of credit;

     - all indebtedness of others of the type referred to in the two preceding clauses assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy; or

     - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

     The subordinated debt indenture does not limit the total amount of Senior Indebtedness that may be issued. As of December 31, 1998, Senior Indebtedness of CMS Energy totaled approximately $2.766 billion.

CERTAIN COVENANTS

     If Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust, CMS Energy will covenant that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures) with or junior (in the case of Senior and Subordinated Debentures) to that Debt Security (other than
(a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indentures and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure,
(ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy will also covenant (i) for so long as Trust Preferred Securities are outstanding, not to convert the Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent (as defined in the indentures) by a holder of Trust Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successor which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not to voluntarily terminate, wind-up or liquidate such Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of such Trust or
(b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding,
(v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause such Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) to deliver shares

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

of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

CONVERSION RIGHTS

     If the prospectus supplement provides, the Holders of Debt Securities may convert such Debt Securities into CMS Energy Common Stock, as defined herein (see "Description of Securities -- Common Stock"), at the option of the Holders at the principal amount thereof, or of such portion thereof, at any time during the period specified in the prospectus supplement, at the conversion price or conversion rate specified in the prospectus supplement; except that, with respect to any Debt Securities (or portion thereof) called for redemption, such conversion right shall terminate at the close of business on the fifteenth day prior to the date fixed for redemption of such Debt Security, unless CMS Energy shall default in payment of the amount due upon redemption thereof.

     The conversion privilege and conversion price or conversion rate will be adjusted in certain events, including if CMS Energy:

     - pays a dividend or makes a distribution in shares of CMS Energy Common Stock;

     - subdivides its outstanding shares of CMS Energy Common Stock into a greater number of shares;

     - combines its outstanding shares of CMS Energy Common Stock into a smaller number of shares;

     - pays a dividend or makes a distribution on its CMS Energy Common Stock other than in shares of its CMS Energy Common Stock;

     - issues by reclassification of its shares of CMS Energy Common Stock any shares of its capital stock;

     - issues any rights or warrants to all holders of shares of its CMS Energy Common Stock entitling them (for a period expiring within 45 days, or such other period as may be specified in the prospectus supplement) to purchase shares of CMS Energy Common Stock (or Convertible Securities as defined in the indentures) at a price per share less than the Average Market Price (as defined in the indentures) per share for such CMS Energy Common Stock; and

     - distributes to all holders of shares of its CMS Energy Common Stock any assets or Debt Securities or any rights or warrants to purchase securities, provided that no adjustment shall be made under (vi) or (vii) above if the adjusted conversion price would be higher than, or the adjusted conversion rate would be less than, the conversion price or conversion rate, as the case may be, in effect prior to such adjustment.

     CMS Energy may reduce the conversion price or increase the conversion rate, temporarily or otherwise, by any amount but in no event shall such adjusted conversion price or conversion rate result in shares of CMS Energy Common Stock being issuable upon conversion of the Debt Securities if converted at the time of such adjustment at an

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

effective conversion price per share less than the par value of the CMS Energy Common Stock at the time such adjustment is made. No adjustments in the conversion price or conversion rate need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the initial conversion price or conversion rate. Any adjustment which is not made shall be carried forward and taken into account in any subsequent adjustment. The foregoing conversion provisions may be modified to the extent set forth in the prospectus supplement.

TRUST PREFERRED SECURITIES

  GENERAL

     Each Trust may issue, from time to time, Trust Preferred Securities having terms described in the prospectus supplement relating thereto. The Trust Agreement of each Trust will authorize the establishment of no more than one series of Trust Preferred Securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the Trust Trustees pursuant thereto. Reference is made to the prospectus supplement relating to the Trust Preferred Securities for specific terms, including: (i) the distinctive designation and the number of Trust Preferred Securities to be offered which will represent undivided beneficial interests in the assets of the Trust; (ii) the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however that distributions on the Trust Preferred Securities will be paid quarterly in arrears to holders of Trust Preferred Securities as of a record date on which the Trust Preferred Securities are outstanding; (iii) whether holders can convert the Trust Preferred Securities into shares of CMS Energy Common Stock; (iv) whether distributions on Trust Preferred Securities would be deferred during any deferral of interest payments on the Debt Securities, provided, however that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the Debt Securities, and at the end of any such deferrals, CMS Energy shall make all interest payments then accrued or deferred and unpaid (including any compounded interest); (v) the amount of any liquidation preference; (vi) the obligation, if any, of the Trust to redeem Trust Preferred Securities through the exercise of CMS Energy of an option on the corresponding Debt Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which the Trust Preferred Securities shall be convertible or exchangeable at the option of the holder of the Trust Preferred Securities or other property or cash; (viii) the voting rights, if any, of the Trust Preferred Securities in addition to those required by law and in the Trust Agreement, or set forth under a Guarantee (as defined below); (ix) the additional payments, if any, which the Trust will pay as a distribution as necessary so that the net amounts reserved by the Trust and distributable to the holders of the Trust Preferred Securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been reserved and distributed by the Trust, and the amount the holders of the Trust Preferred Securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed; (x) the terms and conditions, if any, upon which the Debt Securities may be distributed to holders of Trust Preferred Securities; and (xi) any other relative rights,

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

powers, preferences, privileges, limitations or restrictions of the Trust Preferred Securities not inconsistent with the Trust Agreement or applicable law. All Trust Preferred Securities offered hereby will be irrevocably guaranteed by CMS Energy, on a senior or subordinated basis, as applicable, and to the extent set forth below under "The Guarantees." Any applicable federal income tax considerations applicable to any offering of the Trust Preferred Securities will be described in the prospectus supplement relating thereto. The aggregate number of Trust Preferred Securities which the Trust shall have authority to issue will be pursuant to the terms of the Trust Agreement.

                EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES
                               AND THE GUARANTEES

     As set forth in the Trust Agreement, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each of the Trust, and to invest the proceeds from such issuance and sale to acquire directly the Debt Securities from CMS Energy.

     As long as payments of interest and other payments are made when due on the Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:

     - the aggregate principal amount of Debt Securities will be equal to the sums of the aggregate stated liquidation amount of the Trust Securities;

     - the interest rate and the interest and other payment dates on the Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Securities;

     - CMS Energy shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the Trust (other than with respect to the Trust Securities); and

     - the Trust Agreement further provides that CMS Energy Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefore are available) and other payments due on the Trust Preferred Securities (to the extent funds therefor are available) are guaranteed by CMS Energy as and to the extent set forth under "The Guarantees" below. If CMS Energy does not make interest payments on the Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Guarantees do not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that CMS Energy has made a payment of interest or principal on the Debt Securities held by the Trust as its sole asset. The Guarantees, when taken together with CMS Energy's obligations under the Debt Securities and the Indenture and its obligations under the Trust Agreement, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust securities), provide a full and unconditional guarantee of amounts on the Trust Preferred Securities.

     If CMS Energy fails to make interest or other payments on the Debt Securities when due (taking account of any extension period), the Trust Agreement provides a mechanism

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

whereby the holders of the Trust Preferred Securities may direct a Property Trustee to enforce its rights under the Debt Securities. If a Property Trustee fails to enforce its rights under the Debt Securities, a holder of Trust Preferred Securities may institute a legal proceeding against CMS Energy to enforce a Property Trustee's rights under the Debt Securities without first instituting any legal proceeding against a Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the Trust Agreement, and such event is attributable to the failure of CMS Energy to pay interest or principal on the Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Trust Preferred Securities may institute legal proceedings directly against CMS Energy to obtain payment. If CMS Energy fails to make payments under the Guarantees, the Guarantees provide a mechanism whereby the holders of the Trust Preferred Securities may direct a Guarantee Trustee to enforce its rights thereunder. Any holder of Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce a Guarantee Trustee's rights under a Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

THE GUARANTEES

     Set forth below is a summary of information concerning the Guarantees which will be executed and delivered by CMS Energy for the benefit of the holders, from time to time, of the Trust Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. Either The Bank of New York, or NBD Bank, each an independent trustee, will act as indenture trustee under the Guarantees for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

GENERAL

     CMS Energy will irrevocably agree to pay in full, on a senior or subordinated basis, as applicable, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the "GUARANTEE PAYMENTS"), will be subject to a
Guarantee: (i) any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time; or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debt Securities are distributed to holders of the Trust Preferred Securities), the lesser of (a) the liquidation distribution, to the extent that the Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities. CMS Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts of CMS Energy to the holders of the Trust Preferred Securities or by causing the Trust to pay such amount to such holders.

     Such Guarantees will be irrevocable guarantees, on a senior or subordinated basis, as applicable, of the Trust's obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and are not guarantees of collection. If CMS Energy does not make interest payments on the Debt Securities held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available therefor.

     CMS Energy has, through the Guarantees, the Trust Agreements, the Senior Debentures, the Subordinated Debentures, the indentures and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities.

     CMS Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities to the same extent as the Guarantees, except that upon the occurrence and during the continuation of a Trust Agreement Event of Default, holders of Trust Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF CMS ENERGY

     CMS Energy will covenant in each Guarantee that if and so long as (i) the Trust is the holder of all the Debt Securities, (ii) a Tax Event (as defined in the Guarantee) in respect of the Trust has occurred and is continuing and (iii) CMS Energy has elected, and has not revoked such election, to pay Additional Sums (as defined in the Guarantee) in respect of the Trust Preferred Securities and Common Securities, CMS Energy will pay to the Trust such Additional Sums. CMS Energy will also covenant that it will not, and it will not cause any of its subsidiaries to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures with or junior in the case of the Senior and Subordinated Debentures) to the Debt Securities (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a event of default and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure, (ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantee or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy also will covenant to (i) for so long as Trust Preferred Securities are outstanding, not convert Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Preferred Securities, (ii) maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not voluntarily terminate, wind-up or liquidate the Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding, (v) use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantees may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation amount of such outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantees shall bind the successors, assigns, receivers, trustees and representatives of CMS Energy and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEES

     The Guarantees will terminate and be of no further force and effect upon full payment of the redemption price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust, upon the distribution, if any, of CMS Energy Common Stock to the holders of Trust Preferred Securities in respect of the conversion of all such holders' Trust Preferred Securities into CMS Energy Common Stock or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities in exchange for all of the Trust Preferred Securities. The Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or the Guarantees.

EVENTS OF DEFAULT

     An event of default under a Guarantee will occur upon the failure of CMS Energy to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to a Guarantee Trustee in respect of a Guarantee or to direct the exercise of any trust or power conferred upon a Guarantee Trustee under the Guarantees.

     If a Guarantee Trustee fails to enforce a Guarantee, any holder of the Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under such Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against CMS Energy to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced a Guarantee or instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. CMS Energy has waived any right or remedy to require that any action be brought just against the Trust, or any other person or entity before proceeding directly against CMS Energy.

     CMS Energy, as guarantor, is required to file annually with each Guarantee Trustee a certificate as to whether or not CMS Energy is in compliance with all the conditions and covenants applicable to it under the Guarantees.

STATUS OF THE GUARANTEES

     The Guarantees will constitute unsecured obligations of CMS Energy and will rank equal to or subordinate and junior in right of payment to all other liabilities of CMS Energy, as applicable. The Guarantees will rank pari passu with or senior to, as applicable, any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.

     The Guarantees will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantees will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantees will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities. The Guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by CMS Energy or any of its subsidiaries.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     CMS Energy may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CMS Energy, and CMS Energy to sell to the holders, a specified number of shares of CMS Energy Common Stock at a future date or dates. The price per share of CMS Energy Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Stock Purchase Units consisting of a Stock Purchase Contract and Senior Debentures, Subordinated Debentures, Trust Preferred Securities or debt obligations of

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

third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require CMS Energy to make periodic payments to the holders of the Stock Purchase Units or visa versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                                 LEGAL OPINIONS

     Opinions as to the legality of certain of the Offered Securities will be rendered for CMS Energy by Michael D. Van Hemert, Esq., Assistant General Counsel for CMS Energy. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trusts by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the Trusts. Certain United States Federal income taxation matters may be passed upon for CMS Energy and the Trust by either Theodore J. Vogel, tax counsel for CMS Energy, or by special tax counsel to CMS Energy and of the Trust, who will be named in the prospectus supplement. Certain legal matters with respect to Offered Securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of CMS Energy as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Future consolidated financial statements of CMS Energy and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                              PLAN OF DISTRIBUTION

     CMS Energy and/or the Trusts may sell the Offered Securities: (i) through the solicitation of proposals of underwriters or dealers to purchase the Offered Securities; (ii) through underwriters or dealers on a negotiated basis; (iii) directly to a limited number of purchasers or to a single purchaser; or (iv) through agents. The prospectus supplement with respect to any Offered Securities will set forth the terms of such offering, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to CMS Energy and/or the Trust from such sale; any underwriting discounts and commissions and other items constituting underwriters' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities, CMS Energy and/or the Trusts will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     The Offered Securities may be sold directly by CMS Energy and/or the Trusts or through agents designated by CMS Energy and/or the Trusts from time to time. Any agent involved in the offer or sale of the Offered Securities of which this prospectus is delivered will be named, and any commissions payable by CMS Energy and/or the Trusts to such agent will be set forth, in the prospectus supplement relating thereto. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Offered Securities may be sold directly by CMS Energy and/or the Trust to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     The CMS Energy Common Stock and the Class G Common Stock may be offered other than through the facilities of a national securities exchange and other than to or through a market marker other than on an exchange.

     Agents, dealers and underwriters may be entitled under agreements with CMS Energy and/or the Trust to indemnification by CMS Energy and/or the Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for CMS Energy and/or the Trust in the ordinary course of business.

     The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("REMARKETING FIRMS"), acting as principals for their own accounts or as agents for CMS Energy and/or the Trusts. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with CMS Energy and/or the Trusts to indemnification or contribution by CMS Energy and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for CMS Energy and its subsidiaries in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange. Reference is made to the prospectus supplement with regard to such matter. No assurance can be given that there will be a market for any of the Offered Securities.

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